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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------


                               Amendment No. 1 to


                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                      PURSUANT TO SECTION 12(b) OR 12(g) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

                                    --------

                            EPS SOLUTIONS CORPORATION

             (Exact name of Registrant as specified in its charter)


                         DELAWARE                                                 33-0816510
             (State or other jurisdiction of                         (I.R.S. Employer Identification No.)
              incorporation or organization)

           10 SOUTH RIVERSIDE PLAZA, 22ND FLOOR                                      60606
                    CHICAGO, ILLINOIS                                             (Zip Code)
         (Address of principal executive offices)


       Registrant's telephone number, including area code: (312) 782-1581



        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


                                      None

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:


                     Common Stock, par value $.001 per share

                                (Title of class)



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                                TABLE OF CONTENTS


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Item                                                                   Page
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      Risk Factors.....................................................   2

1     Business.........................................................  11

2     Financial Information............................................  15

3     Properties.......................................................  24

4     Principal Stockholders...........................................  25

5     Management.......................................................  27

6     Executive and Director Compensation; Employment Agreements.......  29

7     Related Party Transactions.......................................  33

8     Legal Proceedings................................................  40

9     Market Price of and Dividends on
      Common Stock and Related Stockholder Matters.....................  41

10    Recent Sales of Unregistered Securities..........................  43

11    Description of Capital Stock to be Registered....................  49

12    Indemnification of Directors and Officers........................  52

13    Financial Statements and Supplementary Data......................  54

14    Changes in and Disagreements with Accountants on
      Accounting and Financial Disclosure..............................  55

15    Exhibits and Financial Statement Schedules.......................  56




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                                  RISK FACTORS

    The risks described below are not the only risks we face. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. Any of these risks could have a significant adverse effect on our business, financial condition and operating results.

                          RISKS RELATED TO OUR BUSINESS


OUR INDEPENDENT AUDITORS HAVE INDICATED THAT THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN WHICH MAY HARM OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND TO CONTINUE TO GROW OUR BUSINESS AND PAY OUR OBLIGATIONS AS THEY BECOME DUE.

     Our independent auditors have added "going concern" explanatory language to the Report of Independent Auditors issued to us in connection with our 1999 audited financial statements. An independent auditor generally adds "going concern" explanatory language to their auditor's report when, during the audit process, the auditors note conditions or events that indicate substantial doubt as to the audited entity's ability to continue as a going concern in the near future, not to extend beyond one year. Our auditors have noted that because we are in default under our senior secured credit facility (described above) our senior lenders may require us to repay the entire outstanding balance due on the facility at any time. Consequently, the auditors have concluded that there is reasonable doubt whether we will be able to generate sufficient cash flow to service this obligation without substantial disposition of assets, restructuring of the debt, or other externally forced revisions of our operations or similar actions. This "going concern" qualification to our Report of Independent Auditors may inhibit our ability to raise additional capital through debt or equity and to use debt or equity as currency to acquire additional complementary businesses or to attract new employees through equity incentive programs.

WE ARE IN DEFAULT UNDER OUR SENIOR SECURED CREDIT FACILITY AND ARE NEGOTIATING WITH OUR LENDERS TO AMEND IT. FAILURE TO SUCCESSFULLY CONSUMMATE THE AMENDMENT OF OUR CURRENT SENIOR SECURED CREDIT FACILITY COULD LEAD TO FORECLOSURE OF OUR ASSETS BY OUR LENDERS.

     Since December 31, 1999 we have been in default under our senior secured credit facility because of our failure to meet certain financial covenants. We have not been in default of our principal or interest payment covenants. We have been negotiating with our senior lenders to amend and replace our current credit facility. However, if we are unable to successfully consummate the amendment of the credit facility, we may be forced to repay the credit facility and the facility would terminate, which would have a negative effect on our business. If we are unable to repay the senior secured credit facility when asked to do so by the lenders, they may exercise any one or more of the remedies available to them, including foreclosing on the assets pledged to support the facility, which includes virtually all of our assets. They may also require our subsidiaries to repay amounts outstanding under the senior secured credit facility because each of our subsidiaries has guaranteed the facility. In addition, we no longer have any ability to borrow additional funds under the senior secured credit facility which may inhibit our growth and our ability to obtain a sufficient amount of cash to pay our obligations as they become due.



OUR INDEPENDENT AUDITORS BELIEVE OUR ADMINISTRATIVE AND FINANCIAL CONTROLS AT DECEMBER 31, 1999 HAD A MATERIAL WEAKNESS IN THE FINANCIAL STATEMENT CLOSE PROCESS. IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN EFFECTIVE INTERNAL ADMINISTRATIVE AND FINANCIAL CONTROLS, WE MAY NOT BE ABLE TO TIMELY and ACCURATELY ACCOUNT FOR, MONITOR AND REPORT OUR FINANCIAL POSITION AND THE RESULTS OF THE OPERATIONS OF OUR BUSINESS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION, AND OUR ABILITY TO COMPLY WITH THE APPLICABLE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934.

When auditing our consolidated financial statements for the year ended December 31, 1999, our independent auditors reported to us conditions they believed, in the aggregate, to be a material weakness in our system of administrative and financial controls related to the financial statement close process. Such conditions, none of which individually constituted a material weakness, resulted primarily from: poor internal communications due to changes in management level personnel within the Company; a great number of unusual and complex transactions and accounting issues, including significant related party transactions, principally resulting from significant changes in the Company's business strategy; distractions from a planned move of the finance department from Costa Mesa, California to Chicago in connection with a relocation of the Company's corporate headquarters, which resulted in limited accounting resources relative to work requirements; lack of centralized accounting systems; and, until April 2000, the lack of an independent Board of Directors to provide oversight and governance. If we are unable to establish and maintain effective administrative and financial controls, we may not be able to timely and accurately account for, monitor and report our financial position and the results of the operations of our business, which could materially adversely affect our business, results of operations and financial condition, and our ability to comply with the applicable reporting requirements of the Securities Exchange Act of 1934.


WE HAVE A LIMITED HISTORY OF MANAGING THE COMBINED OPERATIONS OF OUR BUSINESSES AND THE TASK OF INTEGRATING THE BUSINESSES WE HAVE ACQUIRED IS ONGOING. OUR FAILURE TO EFFECTIVELY INTEGRATE OUR BUSINESSES MAY HARM OUR ABILITY TO GROW.

    Integrating our businesses and any businesses we may acquire in the future requires us to combine different operations and systems, create a unified corporate culture and develop a market for our diverse portfolio of products and services. For example, building a common infrastructure to centralize our accounting, finance and human resource functions has been time consuming, difficult and expensive. Integration is ongoing and we will continue to encounter financial, managerial or other difficulties as we continue our integration efforts. If we do not effectively integrate our businesses our ability to grow will be impaired.

IF WE ARE UNABLE TO MANAGE THE GROWTH OF OUR BUSINESS IT MAY HARM OUR PROFITABILITY.

    Internal growth and growth through acquisitions will require us to spend significant time and effort in expanding our existing business and identifying, completing and integrating acquisitions, which may not lead to corresponding revenue growth. Our systems, procedures and controls may not be adequate to support our operations as they expand. In addition, our executive officers and senior management are relatively inexperienced in the management of a combined enterprise as large and complex as we are. Any future growth will impose significant added responsibilities on our management, including the need to identify, recruit and integrate new senior level managers and executives. Our inability to manage our growth or to recruit, retain and integrate additional qualified management could harm our profitability.

THE ONGOING PROCESS OF DIVESTING OURSELVES OF SOME OF OUR BUSINESSES WHICH HAVE NOT PERFORMED IN ACCORDANCE WITH OUR EXPECTATIONS AND WHICH NO LONGER FIT WITHIN OUR STRATEGIC PLAN IS TIME CONSUMING AND EXPENSIVE AND MAY HARM OUR PROFITABILITY.


     We are currently in the process of divesting ourselves of our remaining cost recovery businesses, which have not performed in accordance with our expectations and which we have determined no longer fit within our strategic plan. We have not yet identified purchasers for several of these businesses and we may not be able to find purchasers willing to purchase the businesses upon commercially reasonable terms, if at all. In addition, while we are in the process of identifying potential purchasers, we continue to operate the businesses, which leads to continued costs and exposures to the risks commensurate with operating a going concern. If we are unable to find purchasers willing to purchase




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each of the businesses on commercially reasonable terms, we will not receive the full market value in exchange for the businesses, which may harm our profitability and our ability to repay our senior secured credit facility (described in the following risk factor).





OUR CLIENTS MAY BE UNWILLING TO PURCHASE MULTIPLE PRODUCTS AND SERVICES FROM US, WHICH WILL PREVENT US FROM FULLY IMPLEMENTING OUR INTEGRATED GROWTH STRATEGY.

    The majority of our clients use only one of the more than 20 distinct products and services we offer and many of our clients have existing relationships with other vendors for products and services similar to those that we offer. There is no established model for a single-source integrated human capital solutions provider and we are not certain that our clients will accept our model. If we are unable to demonstrate the advantages of maintaining a relationship with a single-source integrated human capital solutions provider, we will not benefit from the competitive advantage we hope to achieve through the sale of multiple products and services to our clients.

IF WE ARE UNABLE TO RETAIN OUR CURRENT PERSONNEL AND HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO DEVELOP AND SUCCESSFULLY MARKET OUR PRODUCTS AND SERVICES COULD BE IMPAIRED.

    Our business relies upon dedicated management and skilled employees who can develop and maintain client relationships and provide business services to a sophisticated clientele. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. We have several key employees in senior management who are themselves brand names in their markets. We rely heavily upon their expertise and client relationships. Many of these individuals agreed to significant reductions in compensation when they joined us and entered into non-competition agreements in connection with the sale of their businesses to us. Many of these non-competition agreements will expire over the next one to two years. If we do not recruit and retain these professionals, there may be an adverse effect on our competitive position.

MANY OF OUR EMPLOYEES HAVE PURCHASED STOCK PURSUANT TO RESTRICTED STOCK ARRANGEMENTS THAT CONTAIN VESTING REQUIREMENTS. WHEN THE SHARES VEST, WE MAY NEED TO PROVIDE NEW BENEFITS OR TO INCREASE COMMISSION AND SALARIES TO MOTIVATE OUR EMPLOYEES, THE COST OF WHICH MAY REDUCE OUR PROFITABILITY.

    We have implemented a series of compensatory, employment-based restricted stock purchase arrangements to motivate our employees to remain with us, maximize their performance and enhance our earnings. The restricted shares are sold to employees at a price we believe to be the fair market value at the date of purchase and are subject to performance and/or time-based vesting requirements, typically over a period of four or five years. This restricted stock program presents risks. First, as restricted stock vests or is lost, we will need to implement other incentive programs to motivate our employees. Second, many of our employees sell insurance products or provide executive search services for commission compensation. In order to earn restricted stock, some of these employees have entered into four or five-year agreements to reduce their annual commissions below historical rates until they have foregone specified levels of annual compensation to which they would otherwise be entitled. We may enter into additional arrangements of this kind in the future. At the end of the vesting period for the restricted stock associated with reduced commissions, we may need to increase the compensation we pay to these employees or risk losing them to competitors. Loss of these employees to competitors would impair our ability to secure and complete engagements and could have an adverse effect on our business.

WE DEPEND ON THE INTRODUCTION OF NEW PRODUCTS AND SERVICES TO ATTRACT AND RETAIN OUR CLIENTS. FAILURE TO DEVELOP NEW PRODUCTS AND SERVICES WILL HARM OUR PROFITABILITY AND GROWTH STRATEGY.

We expect to devote significant resources to developing and implementing new products and services that we believe are complementary to those we currently provide in order to attract new clients and to make the purchase of multiple products more attractive to existing clients. We may not be able to develop additional products and services that will be attractive to our clients, they may not be receptive to purchasing additional products and services from us and they may become dissatisfied with our lack of product innovation. If our products and services are not viewed favorably in the marketplace we will be unable to retain existing clients or to attract new clients, which will harm our profitability and growth strategy.
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WE PLAN TO INVEST IN INTERNET SYSTEMS WITHOUT ANY ASSURANCE OF INCREASED FUTURE
EARNINGS OR PROFITABILITY. OUR FAILURE TO DEVELOP WEB-BASED PRODUCTS AND SERVICES COULD SUBSTANTIALLY LIMIT OUR GROWTH STRATEGIES AND HARM OUR PROFITABILITY.

    We plan to invest considerable resources to develop and implement Web-based products and services. We do not currently recognize any meaningful revenues from Web-based business and we cannot assure you that we will be able to derive meaningful revenues from this portion of our business in the future. Our investment in a Web-based business plan presents the following risks:

    o use of the Internet as a means of transacting business is relatively new and may not be accepted by all clients in the markets we have targeted;

    o we may be unable to transform our traditional products and services into Web-based products and services in a timely manner or at all;

    o rapid technological change could render our Web-based products and services obsolete;

    o the functionality of products and services we are able to develop for the Web could be constrained if the infrastructure of the Internet is not expanded and improved;

    o concerns over the security of the Internet and other on-line transactions and the privacy of users may deter clients from using the Internet to conduct activities that involve transmitting confidential information;

    o development and implementation of our Web-based products and services may require significant attention from key management personnel with extremely limited experience with Web-based business who may therefore be distracted from managing our traditional product and service offerings;

    o the early stage of development of the Web-based market for our products and services makes it difficult for us to predict client demand accurately;

    o we may be unable to recover research, development and start-up costs associated with our Web-based product and service development; and

    o future governmental regulation of Internet commerce may impede the success of our Web-based products and services.

CONTINUED GROWTH THROUGH STRATEGIC ACQUISITIONS COULD DISRUPT OUR BUSINESS AND HARM OUR OPERATING RESULTS.

    We expect to continue to make strategic acquisitions as part of our growth strategy. We may not be able to identify and acquire additional businesses or integrate and manage any acquired businesses without substantial costs, delays or other operational or financial problems. Risks inherent in an acquisition strategy, such as potentially increasing leverage and debt service requirements, difficulties associated with combining different business systems and cultures, and the failure to retain key personnel, could disrupt our business and adversely affect our operating results. The process of integrating acquired companies may involve unforeseen difficulties and require a disproportionate amount of management's attention and financial and other resources. Our acquisition strategy involves the following risks:

    o we often finance acquisitions by issuing shares of stock as part of the purchase price. If acquisition targets do not perceive our stock as valuable, we will need to use more cash or issue more debt to implement our acquisition strategy;

    o   we may incur debt;

    o we may incur amortization expense related to goodwill and other intangible assets;

    o acquisition efforts may divert management's attention from our existing business and the implementation of our business strategy;

    o as a result of acquiring the equity interests (and in some cases, the assets and certain liabilities) of some acquisition targets we could expose our business to unforeseen liabilities that would increase our expenses;

    o prospective changes in the generally accepted accounting standards that apply to amortization of charges associated with goodwill in acquisitions could have an adverse effect on our financial results;

    o uncertainties regarding the size, timing and integration of acquisitions may cause our operating results to be difficult to predict and compare from quarter to quarter; and



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    o   if we make an unsuitable acquisition we could incur losses, substantial transaction costs and the diversion of management's attention in an effort to improve the operations of the acquired company or to scale back, terminate or sell the acquired company.

    Businesses that we acquire in the future may not achieve anticipated revenues and earnings. Additionally, our inability to acquire, integrate and manage complementary product and service providers could have a material adverse effect on our business, financial condition and results of operations.

OUR ACQUISITIONS OF COMPLEMENTARY INTERNATIONAL BUSINESSES WILL EXPOSE US TO RISKS WE HAVE NOT FACED IN THE PAST, WHICH MAY HARM OUR PROFITABILITY.

    If we are successful in acquiring complementary international businesses we will have to confront and manage a number of risks that we have not had to address in our U.S. operations. We may not be successful in managing these risks. These risks include:

    o   expenses associated with customizing products for foreign countries;

    o challenges and costs inherent in managing geographically dispersed operations;

    o   laws and business practices that favor local competitors;

    o   multiple, conflicting and changing governmental laws and regulations;

    o longer sales and payment cycles and greater difficulties in collecting accounts receivables;

    o little or no protection of our intellectual property rights in some foreign countries;

    o increases in tariffs, duties, price controls, or other restrictions on foreign currencies;

    o   economic or political instability in some international markets;

    o   potentially adverse tax consequences; and

    o   foreign currency exchange rate fluctuations.

    Revenue from international operations may not offset the expense of establishing and maintaining these foreign operations. If we are unable to successfully enter or compete in international markets, our growth strategy may be impeded.

WE MAY BE UNSUCCESSFUL IN PROMOTING BRAND AWARENESS, WHICH MAY HARM OUR ABILITY TO ATTRACT NEW CUSTOMERS.


    On June 27, 2000 our stockholders approved the change of our name to 3DHR Holdings Corporation. We also plan to change the name of our operating company to 3-D-H-R Corp. We currently promote our products and services under a wide variety of names. If we are to develop our brand within our target markets, which we believe is critical to achieving widespread acceptance and market penetration, we must migrate to using the name "3-D-H-R Corp." in association with all of our products and services. We have in the past dedicated limited resources to marketing, public relations and other brand development activities, and have only recently dedicated personnel and additional resources to this task. As a result, our efforts in developing this brand awareness may not be successful. If we fail to successfully promote and maintain our brand, our operating margins and our growth may decline.


OUR REVENUES AND OPERATING RESULTS MAY VARY CONSIDERABLY FROM QUARTER TO QUARTER AND FROM YEAR TO YEAR.

    Our revenues and operating results may vary from quarter to quarter and from year to year. We typically realize our lowest percentage of annual revenue in our first quarter. In addition, our periodic results may vary due to events and circumstances in our business. The variations result from a number of factors, including:

    o   the number of active client engagements;

    o the consummation of acquisitions and the integration of acquired entities;

    o   the length of the sales cycle on new business;



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    o   the historical seasonability of the implementation of benefits programs;
        and

    o   the year-end focus of annual incentive compensation systems.

    A portion of our revenues result from transaction-based services. Therefore, our revenues may vary considerably based on our success in obtaining such engagements, their size and scope, and the timing of when we perform our services, which determines when we earn and recognize such revenues. Also, we believe our revenues for the first quarter of a calendar year are adversely affected by clients' purchasing cycles, which generally start anew with each calendar year, and the year-end focus of certain services we provide to our clients. Because a significant portion of our expenses are relatively fixed, revenue fluctuations can cause significant variations in operating results from quarter to quarter or from year to year. Given all of the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and the results for one period should not be relied upon as an indication of future performance.

OUR OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

     We rely on a combination of copyright, trademark and trade secret laws, nondisclosure agreements and other contractual arrangements to protect our proprietary rights. None of our technology is patented. Although many of our material brand names are the subject of registrations in the U.S. Patent and Trademark Office, a number are not, including 3-D-H-R Corp. Also, we have not yet determined whether 3-D-H-R Corp. is eligible for registration. Only a few of our trademarks are registered outside the United States. Our training manuals, client databases, and the source codes of our proprietary software are protected under U.S. copyright law. However, U.S. copyright law protection does not extend to the ideas contained within the materials or programs, nor will it prevent others from independently developing materials or software that perform the same functions or prevent individual items of data from being copied. Thus, our competitors may also independently develop technologies that are equivalent or superior to ours. While we generally enter into confidentiality agreements with our employees, consultants, clients and potential clients and limit access to, and distribution of, our proprietary information, we may be unable to deter misappropriation of our proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights.

OUR PRODUCTS MAY BE SUSCEPTIBLE TO CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE UPON THEIR COPYRIGHTS OR PATENTS, WHICH COULD LIMIT OUR ABILITY TO OFFER THOSE PRODUCTS OR SUBJECT US TO INCREASED EXPENDITURES.

     Although we believe that our services, products and trade names do not infringe on the intellectual property rights of others, we have had infringement claims filed against us in the past and we cannot prevent others from asserting a claim against us in the future for violating their proprietary rights. If any of our products violate the proprietary rights of third parties, we may be required to change our products or to obtain licenses to continue offering our products without substantial change. Any efforts to change our products or obtain licenses from third parties may not be successful and, in any case, could have a material adverse effect on our business and financial performance by substantially increasing our costs. It is possible that we could become subject to legal actions based upon claims that our products and services infringe the rights of others. Any such claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and management personnel.


WE ARE INVOLVED IN SEPARATE LITIGATION MATTERS WITH ANTHEM INSURANCE COMPANY, INC., WHICH ALLEGES, AMONG OTHER THINGS, MISAPPROPRIATION OF RIGHTS TO THEIR HEALTHCARE PAYABLES AUDITING SOFTWARE AND SIEBEL SYSTEMS, INC. WHICH ALLEGES, AMONG OTHER THINGS, BREACH OF CONTRACT. THIS LITIGATION WILL CONTINUE TO BE COSTLY AND DIVERT THE EFFORTS OF OUR MANAGEMENT, WHICH WILL HARM OUR PROFITABILITY.



     We are involved in litigation with Anthem Insurance Company, Inc. in state court in Indiana and with Siebel Systems, Inc. in state court in California. Settlement attempts in these matters have thus far been unsuccessful. We are not yet able to assess our potential liability or that of the other named defendants in either of these matters. Our failure to prevail in either of these matters could result in an adverse judgment against us for monetary damages or a settlement on unfavorable terms. In addition we may be required to indemnify certain of our employees, former employees, and former owners of businesses we have acquired that are named in these matters against liabilities and expenses which arise in connection with these lawsuits, which could prove costly. These matters, regardless of their outcome, will






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continue to result in significant expenses in defending the lawsuits and may divert the efforts and attention of our management team from normal business operations. In addition, Siebel has applied for a writ of attachment against the assets of EPS which, if successful, would cause a lien to attach to all of our assets and result in a default under our Senior Secured Credit Facility.


                          RISKS RELATED TO OUR INDUSTRY

OUR BUSINESSES FACE SIGNIFICANT COMPETITION IN A MARKETPLACE THAT IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY.

    The market for our services is competitive, subject to rapid change and affected by new service introductions, technological change and other activities of industry participants.

    The global executive search industry is extremely competitive and highly fragmented. We compete primarily with other large global executive search firms, such as Korn/Ferry International, Heidrick & Struggles International, Inc., SpencerStuart & Associates and Russell Reynolds Associates as well as smaller boutique or specialty firms that focus on regional or functional markets or on particular industries. Some of these competitors possess greater resources, greater name recognition and longer operating histories than we do in particular markets, which may afford these firms significant advantages in obtaining future clients and attracting qualified professionals in those markets. Many executive search firms have a smaller client base than we do and therefore may be subject to fewer blocking arrangements than us. We may not be able to continue to compete effectively with existing or potential competitors, or our significant clients or prospective clients may decide to perform executive search services using in-house personnel.

    Our performance improvement products and services business faces significant competition from in-house employee development programs, providers of traditional classroom instruction, providers of CD-ROM performance learning products and services, suppliers of online information technology performance learning products and services that are attempting to take advantage of their current technology and client base and expand into a Web-based market, and established performance improvement providers such as Provant Inc.

    Our corporate and employee benefit programs business faces significant competition from independent insurance agents and national accounting and consulting firms.

    Historically, there have been few barriers to entry into the executive search, performance improvement and benefit programs markets. New executive search firms, performance improvement firms and benefit programs consultants continue to enter the market. In addition, with the continued development and increased use of the Internet, technology oriented companies will likely be attracted to our markets. Many of our current and potential competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do. We may not be able to continue to compete effectively against existing or potential competitors and increased competition may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY KEEPING PACE WITH THE FREQUENT CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS IN THE DYNAMIC AND EVOLVING MARKETPLACE IN WHICH WE OPERATE, WHICH COULD HARM OUR PROFITABILITY.

    We operate in a dynamic and continually evolving marketplace characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The growth in the use of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies and client demands by continually improving the features and performance of our products.

THE SIGNIFICANT CORPORATE RESTRUCTURING OCCURRING IN MANY OF THE INDUSTRIES WE SERVE COULD HARM SALES OF OUR PRODUCTS AND SERVICES.

    Our business and financial performance may be damaged, more so than most companies, by the corporate restructuring and consolidation occurring in many of the industries that we serve. During the time period when a client is undergoing a change in management, employee hiring, education, and development is temporarily




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suspended, often for a significant length of time. Any such decrease in employee hiring, education, and development expenditures, even if temporary, would have a material adverse effect on our sales.

THE CURRENT ACCEPTANCE OF OUTSOURCING BUSINESS SERVICES MAY DECREASE SIGNIFICANTLY, WHICH COULD HARM OUR OPERATING RESULTS.

    Our business and growth depend in large part on the acceptance of outsourced business services among Fortune 1000 companies and other large organizations. Our current and potential customers could elect to perform such services with their own employees. In addition, adverse financial conditions affecting our target clients or a general weakening of the economy could lead to a decrease in demand for our services. Some companies may not view outsourced employee search, performance learning and relocation products as critical to the success of their business. If these companies experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and employee development expenditures before limiting their other expenditures. A significant decline in the use of outsourced services in general, or decreased expenditures for education and employee development, would have a material adverse effect on our business, financial condition and operating results.

OFF-LIMITS AGREEMENTS WITH OUR CLIENTS MAY RESTRICT THE CLIENTS TO WHOM WE CAN MARKET OUR EXECUTIVE SEARCH SERVICES, WHICH WILL ADVERSELY AFFECT OUR GROWTH.

    Through the execution of off-limits or blocking agreements with clients, or potential clients, we frequently agree to refrain, for a specified period of time, from recruiting employees of a client, and possibly other entities affiliated with that client. Off-limits agreements generally remain in effect for one or two years following completion of an assignment. The duration and scope of the off-limits agreement, including whether it covers all operations of the client and its affiliates or only certain divisions of a client, generally are subject to negotiation or internal policies and may depend on such factors as the length of the client relationship, the frequency with which we have been engaged to perform executive searches for the client and the amount of revenue we have generated or that we expect to generate from the client. Some of our clients are recognized as industry leaders and employ a significant number of qualified executives who are potential recruitment candidates for other companies. Our inability to recruit employees of such a client and any potential new clients' awareness of such an arrangement may make it difficult for us to obtain search assignments from, or to fulfill search assignments for, other companies in that client's industry. As our client base grows, particularly in targeted business sectors, blocking arrangements increasingly may impede our growth, and our ability to attract and serve new clients, which could have a material adverse effect on our business, results of operations and financial condition.

IF A SEARCH CONSULTANT DECIDES TO LEAVE US TO JOIN A COMPETING FIRM, CLIENTS MAY MOVE THEIR BUSINESS TO THE CONSULTANT'S NEW EMPLOYER.

    The success of our search business depends upon the ability of our executive and mid-level search consultants to develop and maintain one-to-one relationships with our clients. When one of our consultants leaves us to join another search firm, clients that have established relationships with the departing consultant may move their business to the consultant's new employer. The loss of one or more clients is more likely to occur if the departing consultant enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a particular industry. Our failure to retain our most productive consultants or maintain the quality of service to which our clients are accustomed, and the ability of a departing consultant to move business to his or her new employer, could have a material adverse effect on our business.

OUR EXECUTIVE SEARCH BUSINESS MAY SUBJECT US TO SUBSTANTIAL LIABILITY, WHICH COULD HARM OUR PROFITABILITY.

    The executive search business exposes us to potential claims from a variety of sources, including:

    o clients who could potentially assert a claim alleging we breached an off-limits agreement or alleging we recommended a candidate who subsequently proves to be unsuitable for the position filled;

    o current employers of a candidate placed by us, who could assert a claim alleging we interfered with its employment contract with the candidate; and

    o candidates who could assert claims alleging we failed to maintain the confidentiality of their employment search or alleging discrimination or other violations of employment law by one of our clients.


    We generally provide a two year guarantee to our retained executive search clients pursuant to which we are obligated to conduct a search at no cost if an employee we place with a client leaves within two years after the date of placement. We maintain professional liability insurance in such amounts and with such coverages and deductibles as we believe are adequate to cover such claims. However, our insurance may not cover all such claims and our insurance coverage may not continue to be available at economically feasible rates.


INCREASING INTEREST RATES AND DECREASING STOCK PRICES MAY HARM THE SALE OF OUR INDIVIDUAL AND CORPORATE BENEFITS PROGRAMS.

    Our commission income is affected by general economic conditions and market factors, such as changes in interest rates and stock prices. Interest rate fluctuations may have a significant effect on the sale and profitability of insurance-financed employee benefits programs we market. For example, if interest rates rise, competing products may become more attractive to potential purchasers of our programs. Further, a prolonged decrease in stock prices may have a significant effect on the sale and profitability of our programs that are linked to stock market indices. Thus, economic conditions and other factors may negatively affect the popularity or economic attractiveness of the programs we market. We may not be able to compete with alternative programs if economic conditions and inflationary increases make our programs financially unattractive.

REGULATION OF SOME OF OUR BUSINESSES LIMITS OUR ACTIVITIES AND MAY SUBJECT US TO ADDITIONAL COSTS OF COMPLIANCE AND PENALTIES IF WE DO NOT COMPLY.

    Our individual and corporate benefits programs are subject to regulation by governmental and self-regulatory organizations in the United States and in other jurisdictions in which they operate around the world. The regulations are designed to ensure the integrity of the insurance industry and financial markets and to protect customers and other third parties who deal with us and are not designed to protect our stockholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. We face the risk that regulatory authorities may:

    o conduct extended investigation and surveillance of our operations, which could be costly and divert management's attention;

    o   adopt regulations that are costly or restrictive to us; and

    o   subject us to judicial or administrative proceedings.

    Any of these actions by regulatory authorities may result in substantial penalties or restrict our business activities.

CHANGES TO FEDERAL TAX LAWS MAY HARM THE SALE OF OUR INDIVIDUAL AND CORPORATE BENEFITS PROGRAMS.

    Federal tax laws create certain advantages for the purchase of life insurance products by individuals and corporations, and therefore the life insurance products underlying the benefits programs marketed by us are vulnerable to adverse changes in tax legislation. If any tax law is enacted and is made retroactive, banks and other of our clients may lose the economic advantages of maintaining the policies underlying their benefits plans. This could result in significant surrenders of policies from which we currently derive commission and fee revenue. We are unable to predict the extent to which new tax laws or amendments to existing laws will be adopted or the effect that any such amendments will have on our business. Adverse tax proposals may be enacted or adverse interpretations of existing laws may occur in the future. If Congress amends the Internal Revenue Code to eliminate or reduce the tax-deferred status of the insurance programs marketed by us, or if adverse interpretations of existing laws occur in the future, the market demand for such programs would be materially diminished.

WE DO NOT INTEND TO PAY DIVIDENDS.

    We have never paid dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. Declarations of dividends on our common stock will depend upon, among other things, future earnings, if any, our operating results and our financial condition, capital requirements and general business conditions. Our current credit facility prohibits dividend payments. We are a holding company and derive all of our operating income from our subsidiaries. The ability of our subsidiaries to make payments to us may be restricted by applicable state laws or terms of agreements to which they are or may become party, which would limit our ability to pay dividends.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND APPLICABLE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL, WHICH MAY HARM OUR STOCK PRICE.

    Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us. For example, our certificate of incorporation and bylaws:

    o require advance notice for stockholder proposals and director nominations to be considered at a meeting of stockholders;

    o   establish a classified board of directors;

    o   prohibit stockholders from calling special meetings;

    o   limit stockholder actions by written consent instead of at a meeting;

    o   limit stockholders' ability to amend, alter or repeal the bylaws; and

    o authorize the board of directors to issue preferred stock and to determine the terms of the preferred stock without stockholder approval.

    These factors may inhibit a transaction in which the holders of common stock might otherwise receive a premium for their shares over then-current market prices.

                           FORWARD-LOOKING STATEMENTS


    This document contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements typically include words like "may," "will," "could," "plan," "estimate," "continue," "believe," "expect," "predict," "project," or "anticipate" or the negative thereof or other comparable expressions, including references to assumptions, although some forward-looking statements are expressed differently. The forward-looking statements contained in this document are generally located in the material set forth under the headings "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements and Supplementary Data" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's expectations of future results or trends. Although we believe that our expectations are reasonable, our actual results could differ materially from those contained in the forward-looking statements due to various risks, both foreseen and unforeseen, including the following:


    o limited combined operating experience and potential for ineffective integration of our companies;

    o   restrictions imposed by substantial debt and restrictive covenants;

    o   potential ineffectiveness of our cross-selling strategy;

    o potential inability to acquire new companies that will contribute to our growth on cost-effective terms;

    o potential failure to achieve our anticipated growth and growth strategies;

    o   changes in general economic and business conditions; and

    o   competition.

    Our risks are more specifically described in "Risk Factors" and elsewhere in this document. Given these uncertainties, you should not place undue reliance on forward-looking statements. We will not update forward-looking statements even though our situation will change in the future.

ITEM 1.

                                    BUSINESS

COMPANY FORMATION


    In December 1998 we acquired 33 businesses, which we refer to collectively as the 1998 Business Acquisitions and in March and April 1999 we acquired five additional companies, which we refer to collectively as the 1999 Business Acquisitions. The combination of these companies was designed to enable us to act as a single-source provider of executive search and relocation, performance improvement and employee retention solutions, as well as cost recovery services, for the Fortune 1000 and other companies with substantial outsourcing needs. Effective November 1999, we sold all of the assets of our healthcare cost recovery businesses to a company controlled by our founders, Christopher Massey and Erik Watts, and we rescinded our purchase of National HealthCare Recovery Services, LLC. Also, in December 1999 we decided to discontinue our cost recovery operations altogether and the Board of Directors approved a plan to divest ourselves of our remaining cost recovery businesses. In addition, we decided to investigate possible additional acquisitions to complement our remaining businesses. We are currently in the process of divesting ourselves of our cost recovery subsidiaries and divisions and plan to acquire additional businesses that are complementary to our executive search and relocation, performance improvement and employee retention businesses.


COMPANY OVERVIEW

    We provide products and services that assist organizations in finding, developing and retaining the human capital necessary to compete in today's rapidly changing business environment. Our human capital solutions consist of executive and mid-level management recruiting, employee relocation services, performance improvement solutions, and executive and employee benefits program design and implementation. Our products and services are designed to meet the following needs:

Finding Critical Personnel. We provide retainer-based executive and mid-level management recruiting services that focus on the search and placement of senior and mid-level management, including board members and executive officers. We also support an organization's mobility requirements by designing, developing and implementing customized relocation programs for employees and organizations' facilities worldwide.

Developing Organizational Effectiveness. We provide a portfolio of performance improvement products and services designed to increase overall personal and organizational effectiveness. These products and services are focused on three core performance content domains of many organizations and include the following:

    o Sales and Service Effectiveness. Our sales and service effectiveness products and services focus primarily on value-based solutions that enhance performance at the customer interface level. This offering includes sales and marketing, customer service and client communication effectiveness solutions.

    o Personal and Organizational Effectiveness. Our personal and organizational effectiveness products and services are designed to provide measurable improvement in performance and productivity for employees and to enable our clients to better improve the overall performance of their organization. This offering includes personal skills development lessons, decision-focused communications solutions, individual, team and organizational assessment services and change management consultation and training.

    o Organizational Processes Improvement. Our organizational processes improvement services are designed to improve overall corporate performance through process redesign and modification. These services consist of merger and acquisition integration services, project success training and organizational and process redesign solutions.

Retaining Key Employees. We provide a variety of individual and corporate benefits programs designed to attract and retain key employees for our clients. These products and services include:

    o Benefit Plan Products and Services. We provide access to an array of customized investment products and services for our clients, including qualified and non-qualified deferred compensation plans, 401(k) plans, bonus plans and insurance plans. In addition, we review existing benefits plans and analyze various providers' benefits plans in order to assist a client in selecting the most suitable plan for its organization.

    o Wealth Enhancement Financial Services. We provide wealth enhancement services to high net worth individuals as well as corporations seeking to retain executive management through financial incentives other than traditional forms of compensation. Our services include structuring tax effective estate plans, developing funding options for business owners, and delivering other financial products and services.

COMPETITION

    Several entities compete in the highly fragmented and competitive executive search, performance improvement, and employee and corporate benefits markets. Traditionally we compete with retainer-based and contingency search firms, specialized training providers, insurance companies, independent insurance providers, organizations' internal departments and resources, and national and boutique consulting companies. Competitors in the executive search business include Heidrick & Struggles International, Inc., Korn/Ferry International, Inc., SpencerStuart & Associates and Russell Reynolds Associates. In addition to smaller, specialized training companies, our performance improvement solutions business competes with a number of larger companies, including Provant Inc. and AchieveGlobal, Inc. Our employee and corporate benefits programs service offerings may face competition from Clarke/Bardis, Inc. and others.

OPERATIONAL PLAN FOR REMAINDER OF FISCAL YEAR


    In addition to the dispositions and planned acquisitions discussed below, our business plan for 2000 is to focus on our continuing businesses. We plan to further integrate our operations, execute our cross-selling opportunities, and continue developing our integrated product offerings. Through business alliances and other partnering arrangements we are dedicated to executing our e-commerce plan for many areas of our business. We are currently working internally, and in conjunction with partners, on digitizing our existing performance learning content for the Web, as well as creating new content specifically for the Internet. Delivering our services through an integrated offering both traditionally and on the Web is a major focus. We also plan to further strengthen our operational and financial controls through centralization of accounting and cash management procedures and investments in automated financial reporting systems.


DISPOSITIONS


    In September 1999, we closed the operations of The Dublin Group, Inc. and sold or redeployed the property and equipment of the business within the Company. Responsibility for management of the business' working capital at the time of closure was transferred to another of our businesses.

    Effective November 1999, we rescinded our purchase of National HealthCare Recovery Services, LLC and sold all of the assets related to our healthcare cost recovery businesses to a company controlled by our founders, Christopher Massey and Erik Watts, in conjunction with their resignations from the Company. The assets sold to Mr. Massey and Mr. Watts' company include substantially all of those assets that were acquired pursuant to the following agreements:



    o Asset Purchase Agreement, dated November 23, 1998, by and among the Company, Med-co Review, Inc., International Cost Containment Network, Inc., Tammy SeRine-Richardson, Lance A. SeRine and Dennis W. Reineke;


    o Securities Purchase Agreement, dated December 7, 1998, by and among National Recovery Services, LLC, its members and the Company and the related option acquisition agreements;

    o Asset Purchase Agreement, dated November 18, 1998, by and among the Company, The Oxxford Group, Inc., and Moses K. Cheung (healthcare claims payment audit and recovery portion of the business only);


    o Asset Purchase Agreement, dated March 8, 1999, by and among the Company and Gerard Smith d/b/a The T&E Group; and

    o Asset Purchase Agreement, dated December 14, 1998, by and among Deloitte & Touche LLP and the Company (Telecom Services business of Integrated Cost Reduction Strategies Division only).

We rescinded the Securities Purchase Agreement that we entered into with National HealthCare Recovery Services, LLC and the Members of National HealthCare Recovery Services, LLC, dated March 1, 1999.

    In December 1999, we closed the operations of Equitax and decided to divest all of our remaining cost recovery subsidiaries and divisions and adopted a plan to sell two businesses in our Human Capital Solutions business segment. These businesses include: TSL Services, Inc., Lease Audit & Analysis Services, Inc., CyberLease, LLC and affiliate, Benefit Funding Services Group LLC, FDSI Logistics, Inc., Dimension Funding, Inc., The Oxxford Group, Inc., The Oxxford Consulting Group, Inc., Partners Consulting Services, Inc., Training Grant Funding, a division of the Company, D'Accord Holdings, Inc. and affiliates, Hindert & Associates, Inc. and affiliates, Kenneth H. Wells & Associates, Inc. and affiliates, The Structured Settlements Company, Inc. and D.L.D. Insurance Brokers, Inc., BayGroup International, Inc., and Better Communications, Inc. We have executed a letter of intent for the sale of Benefit Funding Services Group LLC, have completed the sale of TSL Services, Inc. and BayGroup International, Inc. and plan to divest ourselves of our remaining cost recovery businesses no later than December 31, 2000. As a result, these businesses are treated as discontinued operations in our financial statements.



    The planned sale of Benefit Funding Services Group LLC is to a company controlled by our founders, Christopher Massey and Erik Watts.





POTENTIAL ACQUISITIONS


    We are currently evaluating an acquisition candidate that offers products and services complementary to ours. This candidate is eFox, LLC, an Internet-based performance learning company that is 80.1% beneficially owned by James Holden, Chief Executive Officer of one of our subsidiaries, Holden Corporation, and 19.9% owned by us.

    We have engaged an international consulting firm to prepare for us a financial and technological analysis of JobPlex, Inc., an Internet-based mid-level search firm that is majority owned by our Chief Executive Officer, David Hoffmann. The results of their report will assist our board of directors in evaluating the financial terms of any potential acquisition of JobPlex, Inc.


INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Our success is, in part, attributable to copyrighted materials, corporate information databases, instructional materials, evaluation methodologies and research protocols. We depend upon a combination of trade secrets, copyright law, and non-disclosure and other contractual provisions to protect our proprietary rights. If disclosure of proprietary information to third parties is necessary, we typically obtain confidentiality assurances. We also generally require our clients to sign license agreements for use of our copyrighted training materials which limit the use and dissemination of the materials.

    We claim copyright protection for our proprietary software, instructional materials, and client databases. Copyrights, however, do not protect the ideas contained within the programs or materials, nor will they prevent others from independently developing materials and databases which perform the same functions.


    Our business strategy includes establishing a strong brand identity for the 3-D-H-R Corp. name, while preserving the goodwill in the names of our established products and services. We have registrations in the United States Patent and Trademark Office for a number of material product and service marks. We also have trademark registrations in foreign countries. We plan to apply to register the 3-D-H-R Corp. name in the United States Patent and Trademark Office if our stockholders approve its use, but we cannot assure that a registration will be issued.

EMPLOYEES


    As of May 1, 2000, we had approximately 660 employees. We are not a party to any collective bargaining agreement with our employees. We believe our employee relations are good. In addition, as of May 1, 2000, we were providing some of our products and services through approximately 84 independent contractors.

ITEM 2.

                            SELECTED FINANCIAL DATA

                    (Dollars in thousands, except share data)

        Set forth below are selected historical financial data for EPS Solutions Corporation (EPS) for the period from May 29, 1998 (the date of its formation) to December 31, 1998 and for the year ended December 31, 1999, and National Benefits Consultants, L.L.C. and National Revmax Consultants, L.L.C., (collectively referred to as NBC) whose combined historical financial data for the three years ended December 31, 1997 and the period from January 1, 1998 to May 28, 1998 are presented as the Predecessor entity. This data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                            EPS SOLUTIONS CORPORATION

                             SELECTED FINANCIAL DATA


                                                                                                      EPS SOLUTIONS
                                                               PREDECESSOR                             CORPORATION
                                           -----------------------------------------------------  ------------------------
                                                YEAR ENDED DECEMBER 31
                                           ---------------------------------                     PERIOD FROM
                                                                                                 MAY 29, 1998
                                                                                 PERIOD FROM    (INCEPTION(2))
                                                                                  JANUARY 1           TO         YEAR ENDED
                                                                                  TO MAY 28,     DECEMBER 31,   DECEMBER 31,
                                               1995         1996         1997      1998(2)           1998           1999
                                           ----------------------------------------------------------------------------------
                                                                      (dollars in thousands)
Statement of Operations Data
CONTINUING OPERATIONS(1):
Ongoing businesses:
Revenues                                                                                           $  1,170       $ 141,527
Cost of revenues                                                                                                     70,671
Selling, general and administrative                                                                   6,109          59,278
Restructuring charges(3)                                                                                              5,762
Impairment Charge(4)                                                                                                  4,197
Abandoned bond offering costs(5)                                                                                      2,418
                                                                                                   --------       ---------
Income (loss) from operations                                                                        (4,939)           (799)
Non-operating expenses (principally
  interest)                                                                                            (809)        (19,013)
Businesses closed or to be
  disposed of(1):
Revenues                                                                                                             16,588
Costs and expenses                                                                                                  (15,840)
Loss on businesses closed or to be
  disposed of                                                                                                        (5,990)
                                                                                                   --------       ---------
Loss from continuing operations before
  income taxes                                                                                       (5,748)        (25,054)
Income tax benefit                                                                                                    1,792
                                                                                                   --------       ---------
Loss from continuing operations                                                                      (5,748)        (23,262)

DISCONTINUED OPERATIONS(1):
Income (loss) from discontinued
  operations, net of income taxes                $(296)      $   232        $819          $554        2,463          (2,583)

Loss on disposal of discontinued
  operations (no income tax benefit)                                                                                (65,423)
                                                 -----       -------        -----         ----     --------       ---------
Net income (loss)                                $(296)      $   232        $ 819         $554     $ (3,285)      $ (91,268)
                                                 =====       =======        =====         ====     ========       =========
Loss per share
  Basic                                                                                                (.78)          (4.14)
  Diluted                                                                                              (.78)          (4.14)

OTHER DATA:

EBITDA(6)                                                                                            (4,640)            901

BALANCE SHEET DATA (AS OF END OF PERIOD):
Cash and cash equivalents                        $    4      $    86        $  76                   $16,610       $   8,968
Current assets held for sale                                                                             --          27,535
Working capital (deficit)(7)                        (13)      (1,351)        (932)                    5,093        (103,561)
Other assets held for sale(1)                                                                            --          33,079
Total assets                                         11          235          269                   209,757         185,543
Total long-term debt, including current
  maturities                                                                                        167,802         223,299
Minority interest in a subsidiary company                                                             4,930           5,240

NOTES TO SELECTED FINANCIAL DATA

(1) In the fourth quarter of 1999, our Board of Directors adopted a plan to discontinue certain product and service offerings in our Human Capital Solutions segment and dispose of our Cost Recovery Services segment. Accordingly, selected financial data is provided for continuing operations, including businesses closed or to be disposed of, and discontinued operations of our Cost Recovery Services segment.

(2) The Company was formed May 28, 1998 although the 1998 Business Acquisitions were not acquired until December 1998. We accounted for our acquisition of NBC as a combination of entities under common control, effective as of the incorporation of the Company.


(3) In December 1999, we adopted a plan to relocate our corporate headquarters. Accordingly, we recorded a charge of $5,762 for headcount reduction, lease exit costs and certain asset writedowns.



(4) In December 1999, we recorded a charge of $4,197 for the impairment of certain software costs capitalized during 1998 and 1999 that are not conducive to our new single segment business strategy.



(5) We incurred $2,418 in transaction costs, including legal and accounting fees and other costs associated with a contemplated high-yield bond offering in the second quarter of 1999. In October 1999, we charged the abandoned bond offering costs to continuing operations after the Company had determined earlier that market conditions were unfavorable for such a financing.



(6) EBITDA represents loss from continuing operations before income taxes, interest expense, depreciation and amortization and non-cash compensation expense. While we do not intend for EBITDA to represent cash flow from operations as defined by generally accepted accounting principles (GAAP) and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP), or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA as presented in this registration statement may not be comparable to similarly titled measures of other companies.

(7) Working capital includes $126,500 which represents the total amount due to our senior lenders. We are out of compliance with certain of our financial covenants contained in our senior credit Facility and are negotiating with our lenders to amend the Facility. Until the Facility is amended, the lenders may request immediate payment of amounts outstanding under the Facility. Accordingly, the entire outstanding balance is included in current liabilities on our balance sheet at December 31, 1999.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                             (dollars in thousands)


    You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and related notes appearing elsewhere in this registration statement.


                                    OVERVIEW

Our revenues are generated from the delivery of products and services that assist organizations in finding, developing and retaining the human capital necessary to compete in today's rapidly changing business environment. Our Human Capital Solutions products and services are designed to meet the following needs of our clients -- finding critical personnel, developing organizational effectiveness, and retaining key employees. We recruit executive and mid-level managers on a retainer basis and provide complementary global relocation services for both individuals and entire organizations. We provide a broad portfolio of performance improvement products and services designed to increase overall personal and organizational effectiveness. We also provide a variety of individual and corporate benefits programs designed to attract and retain the most talented employees for our clients.


         FORMATION

In May 1998, we were formed to become a leading provider of a broad range of professional business services designed to increase our clients' profitability, efficiency, and competitiveness. In December 1998, we acquired 33 businesses that provided such services as executive search and relocation, performance learning, cost recovery, and benefits consulting. In March and April 1999, we acquired five additional businesses offering similar services.


These businesses were acquired for cash, unsecured subordinated promissory notes, and our common stock. Thirty-seven of these acquisitions were accounted for as purchases and one was accounted for as a combination of entities under common control. The results of operations of the acquired companies are included in our consolidated results of operations for the period from the date of acquisition. Thirty-two of the 33 businesses purchased in December 1998 were accounted for as of December 31, the other 1998 acquisition was accounted for as of November 30 which represents month-end dates closest to the acquisition closing dates. The operations of the acquired business accounted for as a combination of entities under common control are included in the consolidated results of operations from the date of our formation, May 28, 1998. The four businesses acquired in March 1999 were accounted for as if the acquisitions occurred on March 1, while the April acquisition was accounted for effective May 1, 1999.

         DISCONTINUED OPERATIONS


Effective November 1, 1999, we sold certain assets comprising our healthcare recovery, travel procurement and telecom procurement businesses, which as a group had been unprofitable in 1999, to the founding stockholders of the Company for cash, promissory notes, and surrender of a portion of their EPS shares of common stock. In connection with their purchase of these businesses, the founding stockholders resigned as officers and directors of the Company. In December 1999, our Board of Directors adopted a plan to strategically position the Company to be a leading provider of Human Capital Solutions, discontinue certain product and service offerings and dispose of the remaining Cost Recovery businesses.

Cost Recovery businesses not sold in 1999 were either closed in 1999, have been sold since December 31, 1999, or are currently marketed for sale. The net proceeds from divestiture of our remaining Cost Recovery businesses will be used principally to reduce our senior bank debt. All Cost Recovery businesses have been classified as discontinued operations in our 1999 consolidated financial statements. In connection with the discontinuance of our Cost Recovery segment, the Company charged $65,423 to discontinued operations, including an impairment loss in 1999 primarily as a result of unrecoverable goodwill and intangibles.


         CONTINUING OPERATIONS


The financial information presented in the remainder of this section pertains only to our continuing operations. The continuing product and service offerings include executive and mid-level retainer-based recruiting and employee relocation services, performance improvement solutions, and executive and employee benefits program design and implementation.

Our clients consist primarily of Fortune 1000 companies and other large and mid-sized organizations. Substantially all of our facilities are located within the United States although we may deliver products and services to clients both within or outside of the United States. In 1999, our revenues were generated substantially from domestic sales. We market our products and services primarily through personal contact and direct marketing efforts. We have over 300 employees involved in sales and client management, and through our direct marketing efforts we have established a growing proprietary client database containing over 150,000 executive and mid-level contacts in U.S. based and international organizations. Also, we are currently developing, both internally and through certain partnering arrangements, Web-based distribution capabilities for many of our products and services.

Our executive and mid-level management recruiting services are delivered on a retainer basis. Revenue is recognized when services under the contract are performed. Relocation revenues and fees are recognized as billed upon completion of the relocation or other service.


In our performance improvement solutions business, we recognize consulting, training and publishing revenues as billed upon shipment of products or when services are provided. Revenues on some seminar contracts are recognized upon the percentage of completion method based on the number of attendees actually completing the seminars to the total number of attendees in the contract. Software support services billed in advance of their delivery are deferred and recognized over the life of the contract.

Executive and employee benefits program and implementation revenue consists primarily of commissions earned from the delivery of financial products. This revenue is recognized when the product provider has approved the client.

Other than our executive and mid-level management recruiting business, most of our costs are fixed. Accordingly, revenue fluctuations could have an adverse effect on our gross margins.

RESULTS OF OPERATIONS

As previously discussed, during the fourth quarter of 1999 we adopted a plan to discontinue certain product and service offerings and dispose of our Cost Recovery Services segment. In addition, while the Company was formed during May 1998, its activities through December 31, 1998 consisted primarily of acquiring 33 businesses. The operations of substantially all these 33 businesses are included in the consolidated statements of operations beginning January 1, 1999. Accordingly, the Company's operating results for 1998 are not comparable to those for calendar 1999.


In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results, revenues, gross margin and expenses as a percentage of revenue, should not be relied upon as an indication of our future performance. The following table sets forth statement of continuing operations data expressed as a percentage of revenue for the periods indicated:



                                                    Period from
                                                    May 28, 1998
                                                   (inception) to         Year Ended
                                                    December 31,          December 31,
                                                        1998                 1999
                                                   --------------         ------------
Net revenue                                             100.0%               100.0%
Cost of revenue                                            --                 49.9%
                                                       ------                -----

       Gross margin                                     100.0%                50.1%
       Operating expenses:
       Selling, general & administrative                522.1%                41.9%
       Restructuring charges                               --                  4.1%
       Impairment charge                                   --                  3.0%
       Abandoned bond offering costs                       --                  1.7%
                                                       ------                -----
         Total operating expenses                       522.1%                50.7%
                                                       ------                -----
       Pretax operating income (loss) from
         on-going continuing operations                (422.1)%               (0.6)%
                                                       ======                =====

Revenues


Revenues from executive search and relocation services, performance improvement products and services, and benefits consulting were $87,007, $43,357, and $11,163, respectively, for the year ended December 31, 1999, or 61%, 31% and 8%, respectively, of our revenues from continuing operations of ongoing businesses.


During 1999, executive search and relocation services gained market share due to the hiring of additional search consultants and opening new offices in regions we did not previously operate in.

Also during 1999, we introduced several new performance improvement products in the areas of change management and organization behavior management. Additionally, we are developing web-based methods of delivering several of our product offerings in this area, which is expected to begin generating revenue in 2000.


Revenues from our benefits consulting business increased primarily due to the addition of significant new product distribution channels.


Gross Margins


For the year ended December 31, 1999, gross margin from continuing operations of ongoing businesses was $70,856 or 50.1% of revenues. The growth in our executive search business, which has the highest gross margin percentage of the three offering groups, contributed to our achieving these margin levels. We also abandoned certain unprofitable operations allowing us to concentrate our efforts on higher margin services.



Our gross margins for continuing operations of ongoing businesses are also affected by our employee relocation services, which records revenues based on amounts billed including relatively significant subcontractor costs, rather than the fee portion retained by us. Accordingly, our margins on these services are lower, as a percentage of revenues, than if the Company recorded only the fee portion as revenue and did not record subcontractor costs. For the year ended December 31, 1999 the gross margin percentage for these services was 20.8% on revenues of $44,748.


Operating Expenses

Total operating expenses of continuing operations of ongoing businesses were $71,655 for the year ended December 31, 1999. These expenses included merger integration related expenses, restructuring charges, impairment of capitalized software and abandoned bond offering costs. General and administrative expenses were $59,278 during 1999, including $1,973 of non-cash stock-related compensation expense. General and administrative expenses include the development of a corporate support infrastructure and technology programs, initially designed to support anticipated growth in our Cost Recovery Services segment, more anticipated acquisitions than were actually completed during the year, and an anticipated but uncompleted capital market transactions offering of the Company's equity securities. In June 1999, we enacted a plan to curtail these expenditures.



In June 1999, in reaction to prevailing market conditions, management enacted a plan to, among other things, significantly reduce our corporate overhead structure and defer implementation of certain technology programs. In December 1999, we adopted a plan to relocate our corporate headquarters to Chicago, Illinois from Costa Mesa, California and recorded a charge of $5,762 for redundant lease costs and contractual employee termination and severance costs related to these restructurings. The relocation commenced in the fourth quarter of 1999 and is expected to be complete by the end of 2000. During this transition to Chicago, there will be some duplication of costs while we install the necessary corporate organization. At December 31, 1999, the remaining liability associated with the restructurings is $3,402 which will be paid in the amount of $1,036 in 2000 and amounts ranging from $57 to $540 each year thereafter through 2009.


In December 1999, we recorded a charge of $4,197 for the impairment of certain software costs capitalized during 1998 and 1999. The impaired costs include $3,222 of licenses and implementation costs associated with a sophisticated ERP package which will be abandoned in 2001 in favor of a more effective and efficient package; $394 of development costs for a website under reconstruction to more accurately reflect the business strategies we adopted in December 1999; and $581 for other application specific software. We plan on replacing some of these with software systems more conducive to implementing and operating our Human Capital Solutions strategies.


In 1999, we incurred $2,418 in transaction costs, including legal and accounting fees and other costs associated with a contemplated high-yield bond offering. Upon determination that an offering would not occur, the costs were charged to continuing operations of ongoing businesses. Substantially all of these costs were paid in 1999.

Interest and Other


Interest expense from continuing operations of ongoing businesses was $19,192 in 1999 and is comprised of interest on senior debt and subordinated debt borrowings for acquisitions, software development costs, and other corporate purposes. Interest expense also includes the amortization of deferred financing costs over the term of the related borrowings.


Discontinued Portion of a Segment (Human Capital Solutions)

During 1999, the Company closed The Dublin Group, Inc. and a division of Mobility Services International, Inc. and adopted a plan to sell BayGroup International, Inc. and Better Communications, Inc. to their former owners. The BayGroup International, Inc. sales transaction was completed May 15, 2000. These businesses are included in the Company's Human Capital Solutions business segment. Accordingly, their operating results and the estimated losses on closure or sale are classified in "Businesses closed or to be disposed of" in our Statements of Operations.


Income Taxes


We had a loss from continuing operations of $(5,748) and $(23,262) for the period from May 29, 1998 to December 31, 1998 and for the year ended December 31, 1999, respectively. We recorded an income tax benefit of $0 and $1,792 for these periods, respectively. The difference between the U.S. federal statutory rate and our income tax expense is primarily a result of valuation allowances with respect to our net deferred tax assets, amortization of nondeductible goodwill and nondeductible stock compensation expense.


LIQUIDITY AND CAPITAL RESOURCES


Since our inception in May 1998, we have financed our operations primarily with senior secured bank loans of $89,041 in 1998 and $37,459, net of retirements, in 1999. Net cash provided by operating activities of our continuing businesses in 1998 was $10,296. Operating activities of our continuing businesses used cash of $16,317 in 1999. Operating cash was used primarily for the payment of acquisition-related transaction fees, costs associated with the abandoned high-yield bond offering and other corporate expenses in 1999. We anticipate that we will generate positive cash flow from operations in the foreseeable future, including the operations of discontinued businesses up to the dates of their divestiture.



Cash used in investing activities was $65,166 in 1998 including $59,984 used for acquisitions, $2,400 advanced to a stockholder, and $2,249 used for the development of information systems. Cash used in investing activities of continuing operations in 1999 was $30,415 including $10,360 used for acquisitions and $12,085 for capital expenditures. We have used and may continue to use cash from operations to pay for e-commerce development, additional sales offices, mergers and acquisitions, and other general corporate purposes. In 1998, we purchased equity interests or certain assets, net of certain assumed liabilities, of 33 businesses for approximately 9,742,000 shares of our common stock and committed to approximately 280,000 shares of our common stock pursuant to subscription agreements, subordinated promissory notes of $77,896 and cash of $59,984. In 1999, we purchased equity interests or certain assets, net of certain assumed liabilities, of five additional companies for approximately 1,886,000 shares of our common stock, subordinated promissory notes of $11,325 and cash of $7,695.



At December 31, 1999, cash, cash equivalents and short-term investments totaled $8,968, down $7,642 from $16,610 at December 31, 1998. At June 23, 2000, we have a $111,118 senior credit facility (Facility) with a commercial bank syndicate under which we are out of compliance with certain financial covenants and not eligible for additional advances. The Company is negotiating with its senior credit lenders to amend the terms of its Facility. The amended terms, among other things, will likely not allow for additional borrowings and will require significant reductions in the outstanding principal balance.



We have sold our TSL Services, Inc. and BayGroup International, Inc. businesses, the net proceeds from which, together with a scheduled retirement on March 31, 2000, were used to reduce the outstanding principal of the Facility to $111,118 as of June 23, 2000. We expect that substantially all of the funds from sales of our remaining assets held for sale will be used to pay down the Facility in the year 2000. Similarly, we expect that we will need to raise funds through sales of equity securities or from new debt financing to pay the remainder of the Facility. We are presently seeking buyers for the remaining assets held for sale, but we do not have sales commitments that provide assurance of obtaining sufficient cash proceeds from assets held for sale to meet the payment terms contained in the amended Facility. Additionally, we presently have no commitments for equity placements or alternative debt financing. If we are unable to meet the payment terms required by the amended Facility from expected sources, we may be required to sell additional assets, which may impair our efforts to achieve profitable operations.

At December 31, 1999, we had no material commitments for capital expenditures.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statement," or SAB 101. SAB 101 summarizes certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is currently evaluating the impact of SAB 101. However, it does not believe that this evaluation will result in any material change to current revenue recognition policies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We invest our cash in money market instruments. These investments are denominated in U.S. dollars. Due to the conservative nature of these instruments, we do not believe that we have a material exposure to interest rate or market risk. None of our investments are held for trading purposes. We do not own derivative financial instruments.

We are exposed to interest rate risk in the ordinary course of business. For fixed rate debt, interest rate changes affect the fair value but do not affect earnings or cash flow. Conversely, for floating rate debt, interest rate changes generally do not affect the fair market value, but do affect future earnings or cash flow.


Our primary debt instruments include the senior debt Facility. At June 23, 2000, the Facility has a balance of $111,118, bears interest at LIBOR plus 3.50% or the lenders' base rate plus 2.25%. Accordingly, this debt instrument is sensitive to changes in interest rates. We also have $96,233 of subordinated notes payable at December 31, 1999, which bear a fixed rate of interest at 10% per annum and are due in the fourth quarter of 2001 or the first quarter of 2002.

In connection with restricted stock purchase agreements with certain employees, the employees delivered to us ten-year recourse notes receivable, which total $34,314 at December 31, 1999 and bear interest at a fixed rate of 5.5% per annum.

ITEM 3.


PROPERTIES (Dollars in thousands)



    We lease all of our physical properties which include approximately 304,000 square feet of general office space in eighty-one (81) locations throughout the United States. The 1999 annualized cost of all of the leased premises is approximately $8,600. Our largest location is our Costa Mesa, California office that houses our administrative offices as well as some of the EPS operating entities. We have subleased 65% of this space due to reduced capacity requirements.


    In December 1999 the Company recorded an accrual of approximately $2,769 to provide for estimated losses on these leases related to the Company's decision to relocate its headquarters to Chicago, Illinois.


    Our executive office is located in Chicago, Illinois and occupies approximately 9,700 square feet at an annual cost of $383.

    The discontinued business operations account for 128,213 square feet at an annual cost of $3,400 of which two operations have been sold in 2000 which account for 38,047 square feet and $862 in annual rent expense.


    We believe that our existing facilities are adequate to meet our current requirements and that comparable space is readily available at each of our operating locations.

ITEM 4.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of May 31, 2000 of:

    o each person or group of affiliated persons who we know owns beneficially 5% or more of our common stock;

    o each of our directors;

    o each of our current and certain former executive officers listed in the summary compensation table; and

    o all of our directors and executive officers as a group.

    Percentage of ownership is calculated as required by Rule 13d-3(d)(1), which provides, among other things, that a person is deemed to beneficially own shares if they share with others the right to vote shares or hold investment power over shares. Therefore, for purposes of this table, if two or more individuals listed in the table jointly own an entity which holds our shares, the shares held by the entity are included in the total number and percentage of shares listed next to each such individual's name. The footnotes to this table describe any such shares over which two or more individuals listed in the table have beneficial ownership. For example, footnote five (5) to the table explains Mr. Massey's and Mr. Watts' beneficial ownership of shares held by I.M. Comet, LLC.


                                       SHARES BENEFICIALLY OWNED
                                    -------------------------------
                                    AMOUNT AND NATURE
NAME AND ADDRESS OF                   OF BENEFICIAL      PERCENT OF
BENEFICIAL OWNER(1)                   OWNERSHIP(2)         CLASS
-------------------                 -----------------    ----------

David H. Hoffmann                    4,620,945(3)         11.6%
Erik R. Watts(4)                     4,325,372(5)         10.9%
Christopher P. Massey(4)             4,142,693(5,6)       10.4%
James F. Holden                      1,974,693(7,8)        5.0%
Early Price Pritchett III(9)         1,296,647(10)         3.3%
Mark C. Coleman                        687,714(11)         1.7%
David M. Ehlen                         467,204(12)         1.2%
Walter L. Schindler(13)                500,000             1.3%
Michael G. Goldstein                   280,000(14)           *
Gary C. Grom                            10,000(15)           *
John Aylsworth                          10,000(15)           *
All directors and current
executive officers as a group
(8 persons)                          9,347,203            23.5%


-----------------
 *       Less than 1%

(1) Unless otherwise indicated, the address of each person in this table is c/o EPS Solutions Corporation, 10 S. Riverside Plaza, 22nd Floor, Chicago, Illinois 60606.

(2) Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding and such stockholder has sole voting and investment power with respect to such shares, subject to community property laws.

(3) Includes 1,246,665 shares held by Hoffmann Investment Company, Inc. (f/k/a DHR International, Inc.), an entity owned by Mr. Hoffmann. Also includes 3,231,424 shares of employment-based restricted stock that are eligible to vest over time provided that certain vesting conditions are met. In addition, includes 142,856 shares of restricted stock which will be issued within the next sixty days.

(4) Mr. Watts' and Mr. Massey's address is 20371 Irvine Avenue, Suite 200, Newport Beach, California 92707.

(5) Includes 3,455,000 shares held by I.M. Comet, LLC, an entity owned 50% by Mr. Watts and 50% by Mr. Massey, over which both Mr. Watts and Mr. Massey have beneficial ownership. Mr. Watts and Mr. Massey have indicated their desire to distribute the shares held by I.M. Comet, LLC, 50% to entities over which Mr. Watts has sole voting control and 50% to entities over which Mr. Massey has sole voting control. The result of this transaction would be that Mr. Watts would beneficially own 2,597,872 shares and Mr. Massey would beneficially own 2,405,193 shares. Mr. Watts' shares also include 714,834 shares held by 1758 Primary Properties, Limited Partnership over which Mr. Watts has sole voting control.

(6) Includes 600,000 shares held in trust for the benefit of Mr. Massey's daughters; 300,000 shares are held by the Kaitlin Massey Trust and 300,000 shares are held by the Jennifer Massey Trust. Mr. Massey's wife, Pamela Massey, is the trustee of both trusts. Mr. Massey's shares also include 10,000 shares held by the Massey Family Trust over which Mr. Massey has shared voting control.

(7) Includes 617,200 shares held in the Christine E. Holden Revocable Trust and 617,201 shares held in the James F. Holden Revocable Trust, over which Mr. Holden has control. Mr. Holden's address is 2800 W. Higgins Road, Suite 715, Hoffman Estates, Illinois 60195. Includes an additional 31,607 shares to be issued to Mr. Holden within the next sixty days.


(8) Includes 708,685 shares of employment-based restricted stock that are eligible to vest over time provided that certain vesting conditions are met.


(9) Dr. Pritchett's address is 5800 Granite Parkway, Suite 450, Plano, Texas 75024.

(10) Includes 179,147 shares of employment-based restricted stock that are eligible to vest over time provided that certain vesting conditions are met. Includes 500,000 shares to be issued to Dr. Pritchett within the next sixty days as an adjustment to the purchase price we paid for Pritchett Publishing Company (dba Pritchett & Associates). In addition, we are issuing 500,000 shares of employment-based restricted stock to Dr. Pritchett within the next sixty days that are eligible to vest over time provided that certain vesting conditions are met.

(11) Includes 54,265 shares held by The Ringco Group LLC over which Mr. Coleman has sole voting power. Also includes 584,804 shares of employment-based restricted stock that are eligible to vest over time.


(12) Includes 6,145 shares owned by the Lille Woods Haecker Trust, of which Mr. Ehlen is co-trustee and over which Mr. Ehlen has shared voting power. Includes 461,059 shares of employment-based restricted stock that are eligible to vest over time provided that certain vesting conditions are met.

(13) Mr. Schindler's address is Odyssey Internet Group, Inc., 610 Newport Center Drive, Suite 1350, Newport Beach, California 92660.

(14) Shares of employment-based restricted stock that are eligible to vest over time provided that certain vesting conditions are met.


(15) Includes 10,000 shares of restricted stock which will be issued within the next sixty days and which will vest 2,000 shares per meeting based upon attendance at meetings of our board of directors.

ITEM 5.

                                   MANAGEMENT

EXECUTIVE AND OTHER KEY OFFICERS AND DIRECTORS

    The executive officers, directors and key employees of the Company and its subsidiaries and their ages and positions with the Company are as follows:


                                                                                                        Director
       Name                                     Age                        Position                       Class
       ----                                     ---                        --------                     ---------
       David H. Hoffmann.........................47   Chairman, Chief Executive Officer, President,        2
                                                      Director
       Mark C. Coleman...........................55   Executive Vice President and Chief Financial
                                                      Officer                                              N/A
       David M. Ehlen............................59   Executive Vice President, Corporate Development      N/A
       Michael G. Goldstein......................53   Senior Vice President, Director                      2
       Gary C. Grom(1, 2)........................53   Director                                             1
       James F. Holden...........................51   CEO, Holden Corporation                              N/A
       Early Price Pritchett III.................58   Chairman, Pritchett & Associates, Director           1
       John Aylsworth(1, 2)......................49   Director                                             3


----------

(1)      Member of Compensation Committee

(2)      Member of Audit Committee

    Set forth below is information regarding the business experience during the past five years for each of the persons named above.


    David H. Hoffmann joined EPS in December 1998 concurrently with the acquisition of the assets of DHR International, Inc. by EPS. In May 1999, Mr. Hoffmann became a director and Chief Operating Officer of EPS and in 1999 became Chairman of the Board, Chief Executive Officer and President. Prior to December 1998, Mr. Hoffmann was President of Hoffmann Investment Company, Inc. (f/k/a DHR International, Inc.), which he founded in 1989.

    Mark C. Coleman joined EPS as Senior Vice President and Chief Financial Officer at its inception. In December 1999 Mr. Coleman became an Executive Vice President of EPS. Prior to joining EPS, Mr. Coleman served as National Director of the HealthCare Services Group of Integrated Cost Recovery Services, a division of Deloitte & Touche LLP, since 1997. Prior to this, Mr. Coleman was a partner at Deloitte & Touche LLP from 1988 to 1997. Mr. Coleman has more than 27 years of experience in public accounting.

    David M. Ehlen joined EPS as a Vice President in December 1998, and in September 1999 became Executive Vice President, Corporate Development. Prior to joining EPS, Mr. Ehlen was a National Director at Deloitte & Touche LLP from June 1998 to December 1998. Prior to this, Mr. Ehlen was the Chief Executive Officer of Wilson Learning Worldwide, a leading corporate training company that is focused in the human resources area. Mr. Ehlen has more than 30 years of line management, marketing, strategic planning and corporate development experience.



    Michael G. Goldstein joined EPS in August 1999 and became Senior Vice President as well as a member of the board of directors in November 1999. Mr. Goldstein also has served in a full-time capacity as President of FFR Holding Co., Inc. and its direct subsidiary, First Financial Resources, since August 1999. Prior to joining First Financial Resources, Mr. Goldstein practiced law for 27 years, the last eight years as a partner and Chairman of the Tax & Estate Planning Department at Husch & Eppenberger, LLC, a law firm in St. Louis, Missouri.

    Gary C. Grom joined EPS as a member of our board of directors in March 2000. Mr. Grom has served as Senior Vice President, Human Resources of the Sara Lee Corporation since 1992.


    James F. Holden joined EPS in March 1999 concurrently with the acquisition of the Holden Corporation by EPS. Mr. Holden has served as the Chief Executive Officer of Holden Corporation since it was founded in 1979. Mr. Holden has also served as the Chief Executive Officer of eFox, LLC since 1998.

    Early Price Pritchett III joined EPS in December 1998 concurrently with the acquisition of Pritchett Publishing Company by EPS. In November 1999, Dr. Pritchett became a director of EPS. Dr. Pritchett has served as Chairman of Pritchett Publishing Company, one of our indirect wholly owned subsidiaries, since it was founded in 1974.


    John S. Aylsworth joined EPS as a member of our board of directors in April 2000. Mr. Aylsworth has been the President and Chief Operating Officer of President Casinos, Inc. since July 1997. Prior to that, Mr. Aylsworth served as Executive Vice President and Chief Operating Officer of President Casinos, Inc. since March 1995. Mr. Aylsworth has been a member of the board of directors of President Casinos, Inc. since July 1995.

ITEM 6.

EXECUTIVE AND DIRECTOR COMPENSATION; EMPLOYMENT AGREEMENTS


(DOLLARS IN THOUSANDS)

    The following table sets forth for the year ended December 31, 1999, all compensation received for services rendered to EPS in all capacities by all persons serving as chief executive officer, each of the other four most highly compensated executive officers of EPS or its subsidiaries whose salary and bonus exceeded $100 in 1999 and two individuals who would otherwise have been listed as one of the four most highly compensated executive officers except they resigned or otherwise terminated their employment during 1999. Mr. Massey resigned from his positions as Chairman and as Chief Executive Officer in November 1999. Mr. Hoffmann was appointed Chairman, Chief Executive Officer, and President in October 1999. Mr. Schindler resigned from his position in August 1999 and Mr. Watts resigned from his position in November 1999. The compensation table includes severance pay for Messrs. Massey, Watts and Schindler. The amount of compensation reflected in the table below does not include the aggregate value of personal benefits, securities, property or other non-cash compensation paid or distributed to any officer to the extent such compensation has a cash value in the aggregate of no more than the lesser of $50 or ten percent (10%) of the aggregate of the total annual salary plus bonus received by such officer.


                           SUMMARY COMPENSATION TABLE


                                                                  1999 COMPENSATION
                                                                ---------------------           ALL OTHER
           NAME AND PRINCIPAL POSITION                          SALARY          BONUS         COMPENSATION
           ---------------------------                          ------          -----         ------------


David H. Hoffmann,                                               $498             --             $728(1)
Chairman of the Board, Chief Executive Officer, and
President

Christopher P. Massey,
Former Chairman and Chief Executive Officer                      $335             --             $ 42(2)

David M. Ehlen,
Executive Vice President, Corporate Development                  $304             --               --

Mark C. Coleman,
Executive Vice President and Chief Financial Officer             $279             --             $  6(3)

Early Price Pritchett III,
Chairman, Pritchett & Associates                                 $159             --               --

James F. Holden,
CEO, Holden Corporation                                          $244             --               --

Erik R. Watts,
Former Vice Chairman                                             $335             --             $ 38(4)

Walter L. Schindler,
Former Vice Chairman                                             $317             --             $173(4)

-------------
(1) This amount consists of the private equity of various of our search clients valued at an aggregate of approximately $577 which was paid to us in lieu of our typical search fees. Pursuant to the terms of his employment agreement with us, Mr. Hoffmann was entitled to retain such fees. This amount also includes $151 in relocation and temporary living expenses related to Mr. Hoffmann's relocation from St. Louis, Missouri to Chicago, Illinois.

(2) This amount consists of severance payments equal to $38 and country club dues equal to $4.


(3)      This amount consists of club dues.


(4)      The total amount consists of severance payments.


OPTION GRANTS IN LAST FISCAL YEAR

    No stock options were granted to those executive officers listed in the Summary Compensation Table for the year ended December 31, 1999. We have never granted any stock appreciation rights.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS


    We entered into employment agreements with each of the executive officers listed above. These employment agreements provide for employment at will and require the executive officers to devote their entire time and attention to our business. The agreements maintain that those individuals' responsibilities and authority will not be materially diminished as long as they own employment-based restricted stock of EPS which is subject to vesting. Each of the agreements provides for cash severance compensation, if employment is terminated by EPS without cause or by the executive officer with good reason, including 90 days for Dr. Pritchett and Mr. Holden, one year for Mr. Coleman, Mr. Goldstein and Mr. Ehlen, and two years for Mr. Hoffmann. In addition, each of the executive officers have entered into various restricted stock purchase agreements with the Company. These agreements provide that if the executive officer's employment with us is terminated without cause or by the executive officer for good reason, within specified time frames following a change in control, unvested shares of restricted stock owned by the executive officer will vest.

    Mr. Hoffmann's employment agreement provides that in addition to his duties as Chairman, Chief Executive Officer and President of the Company, he will continue to serve as Chairman and CEO of our DHR International search business. In that capacity, Mr. Hoffmann remains eligible for performance-based compensation based on the success of our search business and has the right to determine to accept private company equity in lieu of the normal fee to be charged for an executive search. If Mr. Hoffmann chooses, he may take any private company equity accepted in lieu of search fees as additional incentive compensation at any time until the Company completes an initial public offering or undergoes a change of control. Mr. Hoffmann also has a guaranteed minimum bonus equal to the amount of any cash interest payment Mr. Hoffmann would otherwise be required to pay with respect to the promissory notes he issued to the Company in exchange for his restricted stock.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Our compensation committee currently consists of Mr. Grom and Mr. Aylsworth. Prior to March 2000, compensation decisions were made by the board of directors acting as a whole. Mr. Hoffmann, Dr. Pritchett, and Mr. Goldstein participated in the November 24, 1999, December 8, 1999 and December 14, 1999 board of directors meetings at which compensation matters were discussed. In addition, Mr. Hoffmann has participated in meetings of the board of directors at which compensation has been discussed since March 1999. Mr. Hoffmann, Dr. Pritchett and Mr. Goldstein do not participate in deliberations pertaining to their own respective compensation.


    None of our directors or executive officers who participated in compensation deliberations during 1999 serve on the compensation or similar committee of any other entity.

DIRECTOR COMPENSATION




    We do not pay our non-employee directors fees. However, we reimburse all directors for expenses incurred to attend meetings of the board of directors or committees. In addition, we anticipate that each non-employee director will receive a grant of 10,000 shares of restricted stock on the day such director becomes a member of our board of directors. We have not yet granted Mr. Grom or Mr. Aylsworth restricted stock but anticipate granting each of them 10,000 shares. The terms and conditions of these restricted stock grants will be governed by a non-employee director equity compensation plan. We also anticipate that each non-employee director will subsequently receive an additional grant of 10,000 shares of restricted stock on an annual basis and an additional grant of restricted stock for serving as a member of one of our board committees.

COMPENSATION PLANS

    EPS Solutions Corporation 2000 Stock Performance Plan


    The EPS Solutions Corporation 2000 Stock Performance Plan (the "2000 Plan") provides incentives to employees, directors, officers and consultants to achieve both short-term and long-term objectives, including increasing return to stockholders.



    The Company believes that the potential reward offered by grants of stock options (including nonqualified stock options ("NSOs") and incentive stock options ("ISOs")), stock purchase rights, stock appreciation rights, performance share or unit awards, dividend or equivalent rights, restricted share or unit awards and other stock-based awards will enable it to attract and retain employees. The Board of Directors adopted the 2000 Plan on April 13, 2000.


    A summary of the key features of the 2000 Plan is set forth below.

DESCRIPTION OF THE PLAN

            Purpose and Eligibility

    The 2000 Plan is designed to attract, retain and motivate executives and key personnel by offering them an opportunity to become Company stockholders, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuity of their services with the Company or its subsidiaries.


    The 2000 Plan permits the grant of stock options (including NSOs and ISOs), stock purchase rights, stock appreciation rights, performance share or unit awards, dividend or equivalent rights, restricted share or unit awards and other stock-based awards to employees, directors, officers and consultants to EPS. However, ISOs may be granted to employees only.


            Shares Available

    The Board of Directors has authorized a total of 3,500,000 shares of common stock for issuance under the 2000 Plan. Shares subject to awards may be made available from unissued or reacquired shares of the common stock. No individual may be granted awards under the 2000 Plan in any calendar year with respect to more than 875,000 shares of common stock. The number of shares of common stock subject to awards may be adjusted for corporate events affecting EPS common stock.

            Administration

    The 2000 Plan will be administered by the Board of Directors, or a committee appointed by the Board comprised solely of non-employee directors (the "Administrator"). In general, the Administrator has full discretion to select participants, determine the number of shares subject to each award, the award price of the shares subject to each award (which price shall not be less than the fair market value of the shares at the date of grant), the time or times when each award becomes exercisable, and the duration of the grant, and adopt rules, regulations and guidelines for the proper administration of the 2000 Plan.

         Awards


    The Administrator will determine vesting, exercisability, payment and other restrictions applicable to an award. The 2000 Plan Administrator has broad discretion to determine terms of awards. The exercise price of ISOs and NSOs shall not be less than 100% of the fair market value of EPS common stock at the date of grant provided, however, the exercise price of ISOs granted to 10% stockholders must be at least 110% of the fair market value of EPS common stock at the date of grant. The stock options will vest at such time or times and subject to such terms and conditions as shall be determined by the Administrator.


    The 2000 Plan Administrator, at its discretion, may accelerate the exercisability of any option at any time before the expiration or termination of an option previously granted or waive its exercise provisions.

    In the absence of a specified time in the award agreement, upon the termination of a participant, all options will be terminated. Options will become automatically vested upon the participant's death or disability and can be exercised for twelve months. Upon a participant's retirement, options shall continue to vest and will be exercisable for thirty-six months. Under the 2000 Plan, EPS may buy out option holders by offering to pay them cash for their options. In addition, if a participant ceases to be an employee, director or consultant of EPS prior to EPS's closing of a registered public offering, EPS may repurchase the options or shares of EPS common stock acquired with an option. An option may not be exercised for less than the lesser of (i) 100 shares of EPS common Stock or (ii) if the option recipient is fully vested, the total number of shares of EPS common stock subject to such option.

    Upon a change in control of EPS, the Administrator may, in its sole discretion, vest unvested awards. Further, in addition or alternatively, the Administrator may pay the participant in exchange for the cancellation of the existing awards or substitute new awards covering stock of the successor corporation.


    The 2000 Plan Administrator may permit the exercise price to be paid, all or in part (i) in cash, (ii) by check, (iii) by delivery to the Company of other shares of common stock of the Company, (iv) by surrender of options in exchange for such number of shares equal to the award less such number of shares that have a fair market value equal to the aggregate exercise price (a "net exercise"), (v) by a reduction in liability to participant relating to any company-sponsored deferred compensation plan, (vi) by any combination of these methods of payment, or (vii) by any other consideration to the extent permitted by applicable laws.


         Amendment

    The Company may suspend, amend, or discontinue the 2000 Plan at any time. However, the Company may not suspend, amend or discontinue the 2000 Plan, nor can the Administrator amend any outstanding award, without a participant's consent if it would adversely affect the participant's rights under such award.

         Term

    The 2000 Plan will remain in effect until the tenth anniversary of the date on which it is originally approved.

ITEM 7.


                           RELATED PARTY TRANSACTIONS
                             (Dollars in thousands)


     Set forth below is a description of significant transactions and relationships between us and our current executive officers, certain former executive officers, directors, and principal stockholders beneficially owning 5% or greater of our outstanding capital stock.

MARK C. COLEMAN

     Mark C. Coleman is our Executive Vice President and Chief Financial
Officer.

         THE RINGCO GROUP LLC


     On December 14, 1998, we paid $100 in cash and issued 193,804 shares of our common stock to The Ringco Group LLC for the assignment of all of Ringco's interest in a Participating Consultant Agreement between Ringco and National Benefits Consultants, L.L.C. At the time of the transaction Mark Coleman owned 28% of the outstanding equity interests of Ringco.


         INDEBTEDNESS


     Mr. Coleman purchased an aggregate of 584,804 shares of employment-based restricted common stock. Mr. Coleman purchased this stock by paying the par value ($.001) in cash and issuing us promissory notes in the aggregate amount of $1,116, secured by a pledge of the restricted stock. The notes accrue interest at 5.5% and are due ten years from their issuance date.


DAVID M. EHLEN

     David M. Ehlen is our Executive Vice President, Corporate Development.

         INDEBTEDNESS


     Mr. Ehlen purchased an aggregate of 461,059 shares of employment-based restricted common stock. Mr. Ehlen purchased this stock by paying the par value ($.001) in cash and issuing us promissory notes in the aggregate amount of $553, secured by a pledge of the restricted stock. The notes accrue interest at 5.5% and are due ten years from their issuance date.


MICHAEL G. GOLDSTEIN

     Mr. Goldstein is a Senior Vice President and a member of our board of directors.

         INDEBTEDNESS


     Mr. Goldstein purchased an aggregate of 300,000 shares of employment-based restricted common stock. Mr. Goldstein purchased this stock by paying the par value ($.001) in cash and issuing us promissory notes in the aggregate amount of $620, secured by a pledge of the restricted stock. The notes accrue interest at 5.5% and are due ten years from their issuance date.


         ASSOCIATION WITH OUTSIDE COUNSEL

    Mr. Goldstein was a partner with Husch & Eppenberger LLC, until August, 1999, at which time he joined First Financial Resources, Inc., one of our subsidiaries. We have retained Husch & Eppenberger as outside legal counsel on various legal matters.

DAVID H. HOFFMANN


    David H. Hoffmann is our Chairman, Chief Executive Officer and President, and a beneficial owner of approximately 11.6% of our outstanding capital stock.


          ACQUISITION OF DHR INTERNATIONAL, INC.


    On December 14, 1998, we paid $5,445 in cash, delivered a subordinated note for $1,482 and issued 1,336,085 shares of our common stock to DHR International, Inc. for the purchase of substantially all of its operating assets. In connection with the sale, DHR International, Inc. assigned to us its rights in the name DHR International, Inc. and changed its name to Hoffmann Investment Company, Inc. Mr. Hoffmann is the beneficial owner of the outstanding capital stock of Hoffmann Investment Company, Inc. The cash paid to DHR International, Inc. was used to retire existing indebtedness, to repay notes held by stockholders other than Mr. Hoffmann and for working capital. We did not acquire certain assets that were unrelated to the business of DHR International, Inc. We also did not acquire its affiliated Internet search business, JobPlex, Inc., or certain shares of capital stock that DHR International, Inc. received in lieu of fees for the placement of executives in certain companies.

          FIRST ADDITIONAL PURCHASE PRICE PAYMENT TO HOFFMANN INVESTMENT COMPANY, INC. (F/K/A DHR INTERNATIONAL, INC.)

    Because we did not complete an initial public offering of our stock by June 1999, our Board of Directors deemed it in the best interests of the Company to amend the purchase transactions of those businesses we acquired whose performance exceeded plan to increase the purchase prices we paid for those businesses. All businesses whose performance exceeded plan were eligible for this amendment. A total of five businesses qualified. Our DHR division was one of those five businesses. Consequently, we paid an additional $1,612 in purchase price to Hoffmann Investment Company, Inc. in the last four months of 1999.


          SECOND ADDITIONAL PURCHASE PRICE PAYMENT TO HOFFMANN INVESTMENT COMPANY, INC. (F/K/A DHR INTERNATIONAL, INC.)


    During March 2000, our Board of Directors determined it was in the best interests of the Company to increase the purchase price we paid for the operating assets and business of DHR International, Inc. A payment in the amount of $1,200 was made to Hoffmann Investment Company, Inc. on March 13, 2000.
This additional payment of purchase price for the operating assets and business of DHR International, Inc. was made in recognition of the substantial over-plan earnings of this business unit during 1999, and Mr. Hoffmann's relinquishment of his right to receive certain private equity fees earned by our DHR division (see below).


          NON-CASH COMPENSATION


    In addition to receiving cash compensation for his services, Mr. Hoffmann, pursuant to his employment agreement in his capacity as Chairman and CEO of our executive recruiting business, may direct us to accept equity fees in lieu of cash fees for executive search services performed through our executive search business. Mr. Hoffmann must take reasonable steps to ensure that these equity fees have a fair market value at least equal to the amount of the standard cash fees generally collected. Mr. Hoffmann originally had a right to receive from the Company any or all of these equity fees as additional incentive compensation prior to the closing of an initial public offering of our stock. Pursuant to an amendment to Mr. Hoffmann's employment agreement dated as of April 25, 2000, Mr. Hoffmann has elected to receive as additional incentive compensation certain private equity fees valued at $577 through December 31, 1999. Mr. Hoffmann has relinquished all of his rights to receive other equity fees through December 31, 1999, but will continue to have rights to receive as additional incentive compensation any future equity fees received by us beginning January 1, 2000 up to and through the closing of an initial public offering of our stock.


          ADVANCEMENT OF FUNDS TO AFFILIATE


    Through December 31, 1999, we advanced to JobPlex, Inc., a company majority-owned by David H. Hoffmann, approximately $103 for working capital purposes, and $245 as advances against amounts payable pursuant to a five year professional services agreement whereby JobPlex, Inc. provides us with professional employment recruiting services through its Internet capabilities.

          INDEBTEDNESS


    Mr. Hoffmann purchased an aggregate of 3,231,424 shares of employment-based restricted common stock. Mr. Hoffmann has purchased this stock by paying the par value ($.001) in cash and issuing us promissory notes in the amount of $6,292, secured by a pledge of the restricted stock. The notes accrue interest at 5.5% and are due ten years from their issuance date. Mr. Hoffmann is entitled to receive a guaranteed bonus in the aggregate amount of the yearly interest payable on the notes.


          OTHER RELATED TRANSACTIONS


    Prior to our acquisition of the assets of DHR International, Inc., Hoffmann Investment Company, Inc. had contracted with Hoffmann Holdings, LLC, a company 100% owned by Mr. Hoffmann, to provide airplane transportation services for Hoffmann Investment Company, Inc. business purposes. Hoffmann Holdings is the owner of an interest in the airplane. In 1999, the airplane was used extensively by senior EPS executives for the purpose of conducting our domestic and international business including acquisition and divestiture activity. In addition, the airplane received extensive use in connection with our 1999 contemplated high-yield bond offering. During 1999, we paid $1,414 for our prorata use of the airplane. Our usage of the airplane was discontinued in the year 2000.


JAMES E. HOLDEN


     Mr. James E. Holden owns approximately 5% of our outstanding common stock. He also is the CEO of Holden Corporation, our indirect wholly-owned subsidiary.


          ACQUISITION OF HOLDEN CORPORATION


    On March 19, 1999, we purchased all of the outstanding capital stock of Holden Corporation from James Holden and Christine E. Holden. We purchased the stock for cash in the amount of $4,000, a subordinated promissory note in the amount of $4,000 and 1,320,114 shares of our common stock.



          INVESTMENT IN eFox, LLC



    On March 19, 1999, we purchased 19.9% of the outstanding membership interests of eFox, LLC from James F. Holden and Christine E. Holden. In addition, we acquired an option, expiring March 31, 2004, to purchase the remaining 80.1% of the outstanding eFox, LLC membership interests for an exercise price of $800.


          INDEBTEDNESS


    We entered into compensatory, employment-based restricted stock purchase agreements with Mr. Holden. Pursuant to these agreements, Mr. Holden purchased 682,613 shares of restricted common stock. Mr. Holden purchased this stock by paying the par value ($.001) in cash and issuing to us promissory notes in the aggregate amount of $818, secured by a pledge of the restricted stock. The notes accrue interest at 5.5% and are due ten years from their issuance date.


CHRISTOPHER P. MASSEY AND ERIK R. WATTS


    Mr. Christopher P. Massey is our former Chairman and CEO. Mr. Erik R. Watts is our former Vice Chairman. Each of Mr. Massey and Mr. Watts directly or indirectly holds a 50% ownership interest in I.M. Comet, LLC, an entity that holds 3,455,000 shares, or 8.7%, of our outstanding capital stock. Excluding Mr. Massey's beneficial ownership of the 3,455,000 shares held in I.M. Comet, LLC, Mr. Massey beneficially owns 677,693 shares, or approximately 1.7%, of our outstanding capital stock. Excluding Mr. Watts' beneficial ownership of the 3,455,000 shares held in I.M. Comet, LLC, Mr. Watts beneficially owns 870,372 shares, or approximately 2.2%, of our outstanding capital stock.

          STOCK ISSUED UPON OUR FORMATION


     In August 1998, we issued shares of our common stock to Mr. Massey and Mr. Watts as well as others who assisted us in our formation. Some of these shares were unrestricted and others were associated with specified potential target companies and were subject to repurchase by us if the target companies with which they were associated were not acquired by December 31, 1999. Of the 6,893,617 shares of this type currently outstanding, Mr. Massey and Mr. Watts beneficially own 2,149,644 shares and 1,539,644 shares, respectively.


          ACQUISITION OF BENEFIT FUNDING SERVICES GROUP, LLC


    On December 14, 1998, we paid $250 in cash and issued 223,590 shares of common stock as consideration for the purchase of all of the outstanding membership interests and any rights to Benefit Funding Services Group, LLC. These payments included $81 in cash and 72,640 shares of common stock to entities controlled by Mr. Erik R. Watts and Mr. Christopher P. Massey.


          ACQUISITION OF DISBURSEMENT RECOVERY SERVICES, LLC


     On December 14, 1998, we paid $350 in cash, and issued 333,888 shares of common stock as consideration for the purchase of all of the outstanding membership interests and rights to Disbursement Recovery Services, LLC. These payments included $225 in cash and 267,110 shares of common stock to I.M. Comet, LLC.


          ACQUISITION OF FFR HOLDING CO., INC.


    On December 14, 1998, we paid $124 in cash and issued 279,696 shares of common stock to the stockholders of FFR Holding Co., Inc. as consideration for the purchase of all of its outstanding common stock, including payments of $40 in cash and 93,570 shares of common stock to Mr. Watts and affiliates of Mr. Watts. Mr. Watts also continues to own, directly or indirectly, an aggregate of 226,204 shares of preferred stock of FFR Holding Co., Inc. which is redeemable upon the earlier of December 14, 2001 or a public offering of our equity securities (as defined).


          ACQUISITION OF NATIONAL BENEFITS CONSULTANTS, L.L.C.


    On December 14, 1998, we paid $1,500 in cash, delivered a subordinated note for $18,267 and issued 1,387,914 shares of common stock to I.M. Comet, LLC and delivered a subordinated note for $1,733 to a stockholder as consideration for the purchase of all outstanding equity interests and rights to National Benefits Consultants, L.L.C.


          ACQUISITION OF NATIONAL RECOVERY SERVICES, LLC


    On December 14, 1998, we paid $200 in cash and issued 374,932 shares of common stock as consideration for the purchase of all of the outstanding membership interests and rights to National Recovery Services, LLC, including payments of $120 in cash and 224,960 shares of common stock to I.M. Comet, LLC.


          ACQUISITION OF NATIONAL REVMAX CONSULTANTS, LLC


    On December 14, 1998, we paid $500 in cash and issued 507,714 shares of common stock to I.M. Comet, LLC as consideration for the purchase of all of the outstanding membership interests and rights to National RevMax Consultants, LLC.


          ACQUISITION OF NATIONAL HEALTHCARE RECOVERY SERVICES, LLC


    On March 1, 1999, we paid $1,600 in cash, and delivered a $6,400 contingent subordinated note as consideration for the purchase of all of the outstanding membership interests and rights to National HealthCare Recovery Services, LLC (NHCRS). The note was issued to I.M. Comet, LLC in consideration of its interests in the company.

Our obligation to pay on the subordinated note was contingent upon NHCRS meeting prescribed pretax income targets. In addition we paid off certain indebtedness of NHCRS in the amount of $1,350.


         FOUNDERS SEPARATION TRANSACTION

     Mr. Massey and Mr. Watts resigned from all of their positions as EPS officers and directors effective as of November 24, 1999. In connection with the resignations:

     - on December 23, 1999, we rescinded the National HealthCare Recovery Services, LLC transaction. A rescission of a transaction involves the return by each party of the consideration paid or given to the other party, with the goal of putting the parties back in the position they would have been in if the transaction had not occurred;

     - I.M. Comet, LLC agreed to indemnify us against liabilities arising out of our ownership of NHCRS and we agreed to indemnify NHCRS against liabilities arising from our other businesses;


     - on December 23, 1999, we sold the following healthcare division assets and other non-core business assets to I.M. Comet, LLC for aggregate consideration of $3,130 and the assumption by I.M. Comet LLC of existing liabilities related to discontinued operations:


          - the assets of National Recovery Services, LLC, a healthcare cost recovery business;


          - the assets of our Medco Division, a healthcare cost recovery related business which we acquired in December 1998 for $5,000;

          - certain assets of The Oxxford Group, Inc., a healthcare claims payment audit and recovery business, which we acquired in December 1998 pursuant to a subordinated promissory note in the principal amount of $400;

          - the assets of the T&E Group (a/k/a EPS Travel Solutions), a travel procurement business that we acquired in March 1999 for $175 in cash and a $125 subordinated promissory note; and


          - certain assets of our Telecom Services business, formerly a division of Deloitte & Touche LLP - Integrated Cost Reauction Strategies which we acquired in December 1998.


     -    we agreed to mutual general releases with Mr. Massey and Mr. Watts;


     - the aggregate common stock shareholdings of the entities controlled by Messrs. Massey and Watts and their donees was reduced from 12,972,250 to 5,701,552. In connection with the repurchase of the shares, we made an aggregate payment of $134 to I.M. Comet, LLC, reflecting the original purchase price of the shares. We also granted Mr. Massey and Mr. Watts the right to transfer a portion of their shareholdings so long as entities controlled by them continued to own an aggregate of at least 3,400,000 shares of common stock;

     - I.M. Comet, LLC subleased through March 31, 2000 a portion of our leased premises in Costa Mesa, California, together with the right to utilize our phone and computer systems, for aggregate consideration of $66; and



     - we agreed to allow I.M. Comet, LLC to utilize its shares of common stock as collateral to secure loans provided to fund its operations and to acquire new businesses. The requirement that entities controlled by Mr. Massey and Mr. Watts retain at least 3,400,000 shares is inapplicable to a foreclosure of any such pledge; and in connection with the sale to I.M. Comet, LLC of the assets described above, I.M. Comet, LLC issued to us a promissory note in the amount of $3,130 which included operating expenses related to the assets sold, incurred by us between November 1, 1999 and the closing date of December 23, 1999. National HealthCare Recovery Services, LLC issued to us promissory notes in the amounts of $2,950 and $7,695, in each case to repay us for amounts expended in the acquisition of, and in the operation of, National HealthCare Recovery Services, LLC. Effective as of January 5, 2000, we offset the total amounts of all of the promissory notes along with $234 of related accrued interest against our note of $18,267 along with related accrued interest of $1,905 issued to I.M. Comet, LLC in connection with our acquisition of National Benefits Consultants, L.L.C., resulting in a net balance of $6,163.

         LOANS TO COMPANY

     On August 1, 1999, Mr. Massey and Mr. Watts each loaned us $100. These loans were used to pay a certain accrued interest payment obligation we incurred under one of our subordinated promissory notes even though such payment was not due and payable under the terms of the note at the time it was paid. We must repay these loans plus interest accrued at 10% per annum on the date that other interest under the promissory note is paid.



EARLY PRICE PRITCHETT III


     Dr. Early Price Pritchett III is a member of our board of directors.

         ACQUISITION OF PRITCHETT PUBLISHING COMPANY


     On December 14, 1998, we purchased all of the outstanding capital stock of Pritchett Publishing Company (dba Pritchett & Associates) from Dr. Early Price Pritchett, a director of our Company. We purchased the stock from Dr. Pritchett for cash in the amount of $2,000, a subordinated promissory note in the amount of $6,000, and 117,500 shares of our common stock. Dr. Pritchett continues to serve as the Chairman of Pritchett Publishing Company.


         FIRST ADDITIONAL PURCHASE PRICE PAYMENT TO DR. PRITCHETT


     On September 17, 1999, our Board of Directors determined it was in the best interests of the Company to amend our Stock Purchase Agreement with Dr. Pritchett to increase the purchase price paid to Dr. Pritchett for the shares of Pritchett Publishing Company through the issuance of 500,000 unrestricted shares of EPS. Additionally, Dr. Pritchett is purchasing 500,000 shares of restricted Company common stock.


         SECOND ADDITIONAL PURCHASE PRICE PAYMENT TO DR. PRITCHETT


     Because we did not complete an initial public offering of our stock by June 1999, our Board of Directors deemed it in the best interests of the Company to amend the purchase transactions of those businesses we acquired whose performance exceeded plan to increase the purchase prices we paid for those businesses. All businesses whose performance exceeded plan were eligible for this amendment. A total of five businesses qualified. Our Pritchett & Associates division was one of those five businesses. Consequently, we paid an additional $300 in purchase price to Dr. Pritchett in 1999.


         INDEBTEDNESS


     Dr. Pritchett purchased an aggregate of 179,147 shares of employment-based restricted common stock. Dr. Pritchett has purchased this stock by paying the par value ($.001) in cash and issuing us a promissory note in the amount of $215, secured by a pledge of the restricted stock. The note accrues interest at 5.5% and is due ten years from the issuance date.


WALTER L. SCHINDLER


    Walter Schindler is a former Vice Chairman of our Company.


         INDEBTEDNESS

    We entered into compensatory, time-based restricted stock purchase agreements with Mr. Schindler. Pursuant to those agreements, Mr. Schindler purchased an aggregate of 500,000 shares of our employment-based common stock, all of which are vested in accordance with the term of Mr. Schindler's separation agreement. Mr. Schindler purchased this stock by paying the par value

($.001) in cash and issuing us a promissory note in the amount of $360, secured by a pledge of the restricted stock. The note accrues interest at 5.5% and is due ten years from the issuance date.


         ASSOCIATION WITH OUTSIDE COUNSEL


     Mr. Schindler was a partner with Gibson, Dunn & Crutcher, LLC, until January 1999, at which time he joined our Company. We have retained Gibson, Dunn & Crutcher, LLC as our counsel on various legal matters.

ITEM 8.

LEGAL PROCEEDINGS
(Dollars in thousands)

     Anthem Insurance Company, Inc.


     In October 1998, Anthem Insurance Companies, Inc. filed complaints naming National Benefits Consultants, L.L.C. (one of our former subsidiaries), EPS, and other defendants in Indiana and California state courts. The California action sought declaratory relief and alleged that conduct by us excuses Anthem of its remaining obligations, including payment of money, under a separate settlement agreement of previous litigation entered into in 1995. The California action was settled in our favor, with National Benefits Consultants receiving $1,899 as part of the settlement.



     The initial complaint in the Indiana action accused us of violating the Indiana Uniform Trade Secrets Act, unjust enrichment, and inducement of breach of duty. It also named as defendants two individuals who left Anthem to manage our former subsidiary National HealthCare Recovery Services, LLC, and accused them of breaching their employment agreements with Anthem, breaching their fiduciary duties to Anthem, stealing Anthem's trade secrets, conversion, and unjust enrichment. Anthem filed a First Amended Complaint on March 20, 2000, and added as defendants our former chairman, Christopher Massey, our former Vice Chairman, Erik Watts, I.M. Comet, LLC, National HealthCare Corp., and our operating entity, Enterprise Profit Solutions Corporation. In addition, we may be required to indemnify certain of our employees, former employees, and former owners of certain of the businesses we have acquired, that are named in these litigation matters against liabilities and expenses which may arise in connection with the lawsuit, which could prove costly. The amended complaint added claims for (1) breach of implied contract against the two individuals who left Anthem to manage our former subsidiary National HealthCare Recovery Services, LLC, (2) intentional interference with employment relationship against all defendants, and (3) intentional interference with contractual relations. The First Amended Complaint seeks preliminary and permanent injunctive relief and unspecified compensatory and punitive damages.


     Settlement attempts to date have been unsuccessful and discovery is proceeding. We believe Anthem's claims are without merit and we are defending them vigorously. A trial date in this matter has been set for February 12, 2001.

     Siebel Systems, Inc.

     On May 30, 2000, EPS was served with a Complaint by Siebel Systems, Inc. for two causes of action, including breach of contract and recovery "for goods sold and delivered at agreed price." The Complaint was filed in the Orange County Superior Court of California on April 24, 2000.


     The Complaint accuses EPS of placing two orders on June 25, 1999 for licenses of Siebel's products pursuant to a December 8, 1998 Software License and Services Agreement with Siebel for a total price of $2,924. The Complaint alleges that Siebel delivered the licenses products on or about June 30, 1999, but that EPS has not paid the price owed for those products.



     On June 8, 2000, Siebel served EPS with an application for Writ of Attachment, which is scheduled to be ruled upon on July 12, 2000. EPS's response to the Application was filed June 22, 2000. Attachment is a prejudgment remedy that allows a creditor to have a lien on the debtor's assets until final adjudication of the claim sued upon. To obtain a Writ of Attachment, Siebel must establish the probable validity of its claim, meaning that Siebel must establish that it has a greater than fifty percent chance of winning its case. We are preparing an Opposition stating that Siebel's chance of winning is 50% or less and that EPS owes no obligation to pay for the licenses based upon the following: (1) Siebel has failed to fulfill its conditions precedent and/or conditions concurrent, relieving EPS of any obligation to perform; (2) the EPS executive lacked actual and apparent authority to sign the Order Forms for the licenses; and (3) Siebel has not been damaged.



     We and our subsidiaries are also parties to other litigation which arises in the ordinary course of business from time to time. We believe that none of the pending legal proceedings will have a material adverse effect on our business, financial condition, liquidity or operating results.

ITEM 9.

            MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED
                               STOCKHOLDER MATTERS


     As of May 31, 2000 we had 916 stockholders. As of May 31, 2000 our Board of Directors had authorized the issuance of options to purchase up to 660,000 shares of our common stock pursuant to the EPS Solutions Corporation 2000 Stock Performance Plan subject to stockholder approval of this plan. On June 27, 2000, our stockholders approved the EPS Solutions Corporation 2000 Stock Performance Plan and authorized the reservation of 3,500,000 shares to be issued in connection with the Plan.



     Pursuant to a letter agreement dated June 1, 2000, we agreed to issue to BVS Investco, Inc. a five year, fully transferable and immediately exercisable warrant to purchase 100,000 shares of our common stock at an exercise price of $2.50 per share; provided, however, the number of shares of common stock with respect to which the warrant is exercisable shall automatically increase to 150,000 shares on November 30, 2000 and to 200,000 shares on March 31, 2001 if we have not completed an initial public offering of our common stock on or before such dates.



     There are no other options, warrants or securities convertible into our common stock outstanding and there is no established public trading market for our common stock. We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings for use in our business and do not anticipate declaring or paying any dividends on shares of common stock in the foreseeable future. Further, our board of directors will make any determination to declare and pay dividends in light of our earnings, financial position, capital requirements, agreements for our outstanding debt and such other factors as the board of directors deems relevant. The payment of cash dividends by us is restricted by our current bank credit facilities, which contain restrictions prohibiting us from paying cash dividends without the bank's prior approval.


     Furthermore, our sole source of cash from which to make dividend payments will be dividends paid to us or payments made to us by our subsidiaries. The ability of our subsidiaries to make these payments may be restricted by applicable state laws or terms of agreements to which they are or may become party.

     We are not currently offering, or proposing to offer, shares of our common stock to the public.


     We have granted one demand registration right on Form S-3 (subject to our being eligible to use such form) to the holder of the BVS Investco, Inc. warrant described above and have also granted such holder unlimited "piggyback" registration rights (subject to customary underwriter cutbacks) with respect to the shares underlying the warrant. We have also granted "piggyback" registration rights to most of our stockholders which allow them to sell a portion of the shares held by them in an initial public offering of our common stock or any subsequent underwritten public offering of our common stock within twenty-four months of an initial public offering (not including a registration statement filed in connection with an acquisition or employee benefit plan). The number of shares that any stockholder may sell in any initial or subsequent underwritten public offering is generally limited as follows: (i) each stockholder has an individual contractual limitation with respect to the number of shares that such stockholder is allowed to sell in an IPO; (ii) the managing underwriter for any offering may limit or eliminate stockholder participation in any offering altogether; (iii) if the managing underwriter has limited the total number of shares all stockholder's may sell in any offering, each stockholder will be limited to pro-rata participation in the offering; and (iv) most stockholder's piggyback rights are contractually limited to allow for the sale of a maximum of one-half of such stockholder's shares in an initial public offering and all subsequent underwritten public offerings combined.

    In general, under Rule 144 of the Securities Act (Rule 144) as currently in effect, any affiliate of ours or a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner other than a person who may be deemed an affiliate of ours, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

     -    one percent of the then-outstanding shares of common stock; and

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 notice with respect to this sale.


     Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, including the holding period of any prior owner other than a person who may be deemed an affiliate of ours, would be entitled to sell these shares immediately following the effective date of this registration statement without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. However, we may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 prior to effecting a transfer of these shares.

ITEM 10.

                     RECENT SALES OF UNREGISTERED SECURITIES

                (Dollars in thousands, except per-share amounts)

     Since August 28, 1998, we have issued an aggregate of 55,922,036 shares of common stock, consisting of 33,319,274 shares of Series A Common Stock, 21,369,243 shares of Series B Common Stock and 1,233,519 shares of No Series Common Stock. An aggregate of 16,188,897 shares of common stock have been repurchased. All sales of unregistered securities were made in reliance on either Rule 506 of Regulation D or Rule 701 promulgated under Sections 4(2) and 3(b) of the Securities Act, respectively. All of the transactions were effected without the use of an underwriter. Appropriate legends were affixed to the share certificates issued in the transactions.



     Sales made in reliance on Rule 506 were made in compliance with all the terms of Rules 501 and 502 of Regulation D. The sales were made without general solicitation or advertising. Each purchaser to whom sales were made in reliance on Rule 506 was an accredited investor as defined in Rule 501(a) with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being purchased for investment and not for resale.


     When issuing shares in reliance on Rule 701, we met the conditions imposed under Rule 701(b). In addition, each person to whom we issued shares in reliance on Rule 701 met the conditions imposed by Rule 701(c). All sales were made pursuant to a written compensatory benefit plan or a written compensation contract, a copy of which was provided to the investor. Offers and sales of shares were made only to our employees, directors, officers, consultants or advisors who were employed by us or providing services to us at the time the shares were offered. The aggregate amount of shares sold did not exceed the limitations set forth by Rule 701(d).

     Since August 28, 1998, we have issued unregistered securities as described below.

SUBSCRIPTION SHARES


     Since August 28, 1998 we have sold an aggregate of 16,741,567 shares of common stock consisting of an aggregate of 64,584 shares of Series A Common Stock, 16,656,983 shares of Series B Common Stock and 20,000 shares of No Series Common Stock as described below.

     In connection with the founding of the Company and their efforts toward completing successful acquisitions, on August 28, 1998 we sold in the aggregate 11,036,564 shares of Series B Common Stock at a price of $0.02 per share, to 24 accredited investors for an aggregate cash consideration of $221.



     In connection with their efforts toward completing successful acquisitions, on December 14, 1998 we sold in the aggregate 2,863,715 shares of Series B Common Stock at a price of $1.20 per share, to 20 accredited investors for an aggregate consideration of $3,436, of which $3,434 was originally subject to promissory notes.

     As part of a private placement, in the fourth quarter of 1998 we sold an aggregate of 58,643 shares of Series B Common Stock valued at $1.20 per share to an aggregate of two investors for an aggregate consideration of $70, of which $70 was originally subject to a promissory note.

     As part of a private placement, in the first quarter of 1999 we sold an aggregate 2,698,061 shares of Series B Common Stock valued at $1.20 per share to an aggregate of 23 investors for an aggregate consideration of $3,238, of which $3,083 was originally subject to promissory notes.

     In exchange for consulting services, on March 18, 1999 we issued 64,584 shares of Series A Common Stock valued at $1.20 per share to one investor.

     As part of a private placement, in the fourth quarter of 1999 we sold 20,000 shares of No Series Common Stock valued at $2.50 per share to one investor for an aggregate consideration of $50, of which $50 was originally subject to a promissory note.

     All of the subscriptions shares were issued in reliance on Rule 506.

ACQUISITION SHARES


     In December 1998 and January 1999, in connection with the simultaneous acquisition of the stock or assets of acquired companies, we issued in the aggregate 10,021,638 shares of Series A Common Stock valued at $1.20 per share, to an aggregate of 151 former stockholders or members of some of the acquired companies and to some of the companies whose assets were acquired. The table below sets forth data on a company-by-company basis.


                                                 NUMBER OF SHARES        NUMBER OF PERSONS
COMPANY NAME              TYPE OF ACQUISITION        ISSUED              RECEIVING SHARES
------------              ------------------     ----------------        -----------------
BayGroup                  Stock                       286,725                  10
International, Inc.

Benefit Funding           Membership Interests        223,590                  6
Services Group, LLC

Better Communications,    Stock                        56,373                  2
Inc.

CyberLease, LLC and       Asset                        87,579                  2
Cyberstract, LLC

D'Accord Group, Inc.      Stock                       969,839                 13
and D'Accord Holdings,
Inc.

DHR International, Inc.   Asset                     1,336,085                  1

Dimension Funding, Inc.   Stock                       155,029                  1

Disbursement Recovery     Membership Interests        333,887                  2
Services, LLC

The Dublin Group, Inc.    Stock                       125,111                  4

Equitax                   Asset                        64,286                  1

FDSI Logistics, Inc.      Asset                       505,586                  1

FFR Holding Co., Inc.     Stock                       279,696                 74

Lease Audit & Analysis    Stock                        94,703                  2
Services, Inc.

Mobility Services         Asset                       275,500                  3
International, Inc.

National Recovery         Membership Interests        374,932                  4
Services, LLC

National Benefits         Membership Interests      1,387,914                  1
Consultants, LLC

National Revmax           Membership Interests        507,714                  1
Consultants, LLC

The Oxxford Consulting    Stock                       607,543                  1
Group, Inc.

The Oxxford Group, Inc.   Asset                       562,171                  1

Partners Consulting       Stock                        77,857                  1
Services, Inc.

The Praxis Group, Inc.    Stock                       829,945                  5

Pritchett Publishing      Stock                       117,500                  1
Company

                                                 NUMBER OF SHARES        NUMBER OF PERSONS
COMPANY NAME              TYPE OF ACQUISITION    ISSUED                  RECEIVING SHARES
------------              -------------------    ----------------        -----------------
The Ringco Group LLC      Contract Rights        193,804                 1

The Rummler-Brache        Asset                  168,929                 1
Group, Ltd.

Sigma International,      Stock                   62,657                 2
Inc.

The Structured            Stock                   64,286                 1
Settlements Company,
Inc.

The Wadley-Donovan        Stock                   79,357                 5
Group, Inc.

Young, Clark &            Stock                  193,040                 4
Associates, Inc.




     In March 1999, in connection with the simultaneous acquisition of the stock or assets of four companies, we issued in the aggregate 1,572,057 shares of Series A Common Stock valued at $1.20 per share, to an aggregate of three former stockholders or members of two of the acquired companies and to the company whose assets were acquired. The table below sets forth data on a company-by-company basis.





                                                 NUMBER OF SHARES        NUMBER OF PERSONS
COMPANY NAME              TYPE OF ACQUISITION    ISSUED                  RECEIVING SHARES
------------              -------------------    ----------------        -----------------
D.L.D. Insurance          Stock                    238,148               1
Brokers, Inc.

Holden Corporation        Stock                  1,320,114               1

The T&E Group             Asset                     13,795               1



     In April 1999, in connection with the acquisition of the assets of First Choice Brokerage Corporation we issued 20,908 shares of Series A Common Stock valued at $2.50 per share to the company.

COMPENSATORY SHARES SOLD IN RELIANCE ON RULE 701


     In connection with written compensatory benefit plans or written compensation contracts, we sold an aggregate of 2,783,166 shares of common stock consisting of an aggregate of 2,256,136 shares of Series A Common Stock, an aggregate of 228,931 shares of Series B Common Stock and an aggregate of 298,099 shares of No Series Common Stock to employees, directors, officers, consultants and advisors. The shares were sold in reliance on Rule 701. The table below sets forth data on a quarterly basis.

                                                                                                    AGGREGATE AMOUNT
                                                                AGGREGATE                             ORIGINALLY
                                                                 NUMBER            AGGREGATE          SUBJECT TO
PERIOD                     SERIES         PRICE PER SHARE       OF SHARES        CONSIDERATION     PROMISSORY NOTES
------                     ------         ---------------   ----------------     --------------     ----------------
Fourth Quarter, 1998          A                $1.20              867,021         $1,040            $1,040

Fourth Quarter, 1998          B                $1.20              204,145         $  245            $  245

First Quarter, 1999           A                $1.20            1,227,640         $1,473            $1,472

First Quarter, 1999           B                $1.20               17,286         $   21            $   21

Second Quarter, 1999          A                $2.50               54,642         $  137            $  137

Third Quarter, 1999           A                $2.50               58,107         $  145            $  145

Third Quarter, 1999           B                $2.50                7,500         $   19            $   19

Fourth Quarter, 1999          A                $2.50               48,726         $  122            $  122

Fourth Quarter, 1999      No Series            $2.50              215,099         $  538            $  538

First Quarter, 2000       No Series            $2.50               30,500         $   76            $   76

Second Quarter, 2000      No Series            $2.50               52,500         $  131            $  131

TOTAL                                                           2,783,166         $3,947            $3,946




     In connection with written compensation contracts, in the first quarter of 1999, we awarded an aggregate of 13,000 shares of Series A Common Stock to 16 employees. The shares were awarded in reliance on Rule 701.


     In connection with written compensation contracts, in the fourth quarter of 1999, we awarded an aggregate of 15,286 shares of No Series Common Stock to 13 employees. The shares were awarded in reliance on Rule 701.

COMPENSATORY SHARES SOLD IN RELIANCE ON RULE 506


     In connection with written compensatory benefit plans or written compensation contracts, we sold an aggregate of 24,754,462 shares of common stock consisting of 19,370,999 shares of Series A Common Stock, an aggregate of 4,483,329 shares of Series B Common Stock and an aggregate of 900,134 shares of No Series Common Stock to employees, directors, officers, consultants and advisors. The shares were sold in reliance on Rule 506. The table below sets forth data on a quarterly basis.

                                                                                                    AGGREGATE AMOUNT
                                                                                                       ORIGINALLY
                                                            AGGREGATE NUMBER       AGGREGATE           SUBJECT TO
PERIOD                     SERIES         PRICE PER SHARE       OF SHARES         CONSIDERATION     PROMISSORY NOTES
------                    --------        ---------------   ----------------      -------------     ----------------
Fourth Quarter,           A                $1.20               9,530,945             $11,437            $11,428
1998

Fourth Quarter,           B                $1.20                 763,522                $916               $915
1998

First Quarter, 1999       A                $1.20               7,071,399              $8,486             $8,479

First Quarter, 1999       B                $1.20               3,619,807              $4,344             $4,340

Second Quarter,           A                $2.50                  86,635                $217               $217
1999

Second Quarter,           B                $2.50                 100,000                $250               $250
1999

Third Quarter, 1999       A                $2.50               1,181,214              $2,953             $2,952

Fourth Quarter,           A                $2.50               1,500,806              $3,752             $3,751
1999

Fourth Quarter,           No Series        $2.50                 734,134              $1,835             $1,835
1999

First Quarter, 2000       No Series        $2.50                 166,000                $415               $415

TOTAL                                                         24,754,462             $34,605            $34,582


REPURCHASED


     Since August 28, 1998, an aggregate of 16,188,897 shares of common stock consisting of an aggregate of 5,002,415 shares of Series A Common Stock, an aggregate of 11,149,338 shares of Series B Common Stock and an aggregate of 37,144 shares of No Series Common Stock were repurchased from stockholders due to either a failure to reach specified performance targets or a termination of employment.

ITEM 11.

                  DESCRIPTION OF CAPITAL STOCK TO BE REGISTERED

GENERAL


     In November 1999, we amended and restated our certificate of incorporation to eliminate the distinction between our various series of common stock. As a result all shares of Series A Common Stock and Series B Common Stock are now denoted simply as common stock.


     We are authorized to issue up to 240,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

     The following description summarizes the material terms of our stock, but does not purport to be complete and is subject in all respects to provisions of applicable Delaware law and to the provisions of our certificate of incorporation and bylaws.

COMMON STOCK




     The following summarizes the rights of our holders of common stock:

     - each holder is entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders;

     -    each holder may exercise his or her vote either in person or by proxy;

     - holders are not entitled to cumulate their votes for the election of directors, which means that, subject to any rights granted to the holders of any shares of preferred stock, the holders of more than 50% of the outstanding shares of common stock are able to elect all of the directors to be elected by holders and the holders of the remaining shares of common stock will not be able to elect any director;


     - subject to the preferences of the holders of any shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends declared from time to time by the board of directors out of funds legally available for that purpose;


     - in the event of our liquidation, dissolution or winding up, the holders are entitled to share ratably in all of our assets which are legally available for distribution to holders, subject to the prior rights on liquidation of creditors and to any preferences to which holders of any shares of preferred stock may be entitled; and

     - the holders do not have any preemptive, subscription, redemption or sinking fund rights.


PREFERRED STOCK

     Pursuant to our certificate of incorporation, the board of directors has authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, in one or more series and containing rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights or sinking fund rights, as determined by the board of directors. The effect of having preferred stock authorized is that the board of directors alone, within the bounds and subject to the federal securities laws and the Delaware General Corporation Law, may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control.


     Although we have no present plans to issue any shares of preferred stock, preferred stock may be issued in the future in connection with acquisitions, financings or any other matters which the board of directors deems to be appropriate. If any shares of preferred stock are issued, a certificate of designation, setting forth the series of the preferred stock and the relative rights, privileges and limitations of such preferred stock, is required to be filed with the Secretary of State of the State of Delaware.

ANTITAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND
BYLAWS


     The following brief description of provisions of our certificate of incorporation and bylaws does not purport to be complete and is subject in all respects to the provisions of the certificate of incorporation and bylaws, copies of which have been filed as exhibits to this registration statement.


CLASSIFIED BOARD OF DIRECTORS

     Our bylaws provide for the board of directors to be divided into three classes serving staggered terms. The number of directors in each class is as nearly equal as is possible based upon the number of directors forming the entire board of directors. The term of office of the second class of directors will expire at the first annual meeting of stockholders following the date of this registration statement, the term of office of the third class will expire at the second annual meeting of stockholders following this registration statement, and the term of office of the first class will expire at the third annual meeting of stockholders following the date of this registration statement. At each annual meeting of stockholders, successors to directors of the class whose term expires at that meeting will be elected to serve for a three-year term and until their successors are elected and qualified.

     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors. Such a delay may help ensure that our directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. However, the classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might benefit us and our stockholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES; QUALIFICATION

     Our bylaws provide that the number of directors comprising the entire board of directors will be between three and nine, with the actual number of directors fixed from time to time by action of the board of directors. In addition, the bylaws provide that newly created director positions resulting from an increase in the authorized number of directors or vacancies on the board of directors resulting from resignation, death, or any other cause may be filled only by the board of directors (and not by the stockholders unless there are no directors in office). Also, under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. Our certificate of incorporation does not provide that our directors may be removed for any reason other than cause. Accordingly, the board of directors could prevent any stockholder from enlarging the board and filling the new directorships with that stockholder's own nominees.

     Our bylaws provide that no person shall be qualified to be elected or appointed to the board of directors while there is a proposed transaction pending and within the two years preceding such election or appointment, the person to be elected or appointed had a specified business or financial relationship with the other parties to the transaction.

     The provisions of our certificate of incorporation and bylaws governing the number of directors, their removal, the filling of vacancies and director qualification requirement may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us, or of attempting to change the composition or policies of the board of directors, even though such attempts might be to our benefit and that of our stockholders. These provisions could thus increase the likelihood that incumbent directors retain their positions.

LIMITATION ON SPECIAL MEETINGS AND STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our certificate of incorporation and bylaws provide that only a majority of the board of directors or the Chairman can call a special meeting of stockholders; and stockholder action by written consent requires the consent of 75% of stockholders entitled to vote on such action. These provisions, taken together, limit stockholders from taking any action over the opposition of the board of directors.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS


     Our bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of this intention in writing. Otherwise, only persons who are nominated by or at the direction of the board of directors or any committee appointed by the board of directors will be eligible for election as our directors. To be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by us not less than 90 days nor more than 120 days prior to the scheduled date of the meeting, or, if less than 95 days' notice or prior public disclosure of the date of the meeting is given, then the 7th day following the earlier of (i) the day such notice was mailed, or (ii) the day such public disclosure was made.

     Under our bylaws, a stockholder's notice to us proposing to nominate a person for election as director must contain specified information about the nominating stockholder and the proposed nominee, and a stockholder's notice relating to the conduct of business other than the nomination of directors must contain specified information about such business and about the proposing stockholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the procedure set forth in our bylaws, the person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.


     By requiring advance notice of nominations by stockholders, the board of directors has an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about the nominees qualifications. Advance notice of other proposed business, provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the board of directors, provides the board of directors with an opportunity to inform stockholders, prior to the meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the board of director's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business. However, the advance notice provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us or our stockholders.

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS


     Our certificate of incorporation and bylaws contain provisions requiring the affirmative vote of the holders of (i) at least 75% of the voting power of our common stock to amend the provisions of the certificate of incorporation discussing votes required to amend our certificate of incorporation or bylaws, and limiting stockholder written consent; and (ii) at least 75% of the voting power of our common stock to repeal or amend our bylaws (including the provisions discussed above relating to the size and classification of the board of directors, replacement or removal of directors, action by written consent, special stockholder meetings, and limitation of the liability of directors). These provisions make it more difficult for stockholders to make changes in our certificate of incorporation or bylaws, including changes designed to facilitate the exercise of control over us.

ITEM 12.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

    We are a Delaware corporation. Our certificate of incorporation provides that to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the Directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper benefit. Our certificate of incorporation and our bylaws also provide that to the fullest extent permitted by Delaware law, we will fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our employee, director or officer or is or was serving at our request as an employee, director or officer of another corporation, partnership joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

    Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

    Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

    The Company also carries directors' and officers' liability insurance covering its directors and officers. In addition, we have entered into agreements to indemnify our directors and officers. We believe that these agreements are necessary to attract and retain qualified directors and officers. These agreements generally provide that the Company will indemnify the director or officer against expenses actually and reasonably incurred

(including without limitation attorneys' and experts' fees and costs), and all liabilities, losses, judgments, fines, penalties, and taxes actually incurred by the director or officer, and amounts paid in settlement (if such settlement is approved in advance by the Company) arising from, or related to civil, criminal, or administrative claims brought against such directors and officers (or which otherwise require such directors or officers participation) by reason of the fact that the director or officer was a director or officer of the Company or one of its affiliates; provided that the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the director or officer's conduct was unlawful. The Company is also obligated to advance expenses to any director or officer entitled to indemnification pursuant to our charter or bylaws, the indemnification agreement or applicable law.

ITEM 13.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                             (dollars in thousands)


Not applicable.

ITEM 14.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None

ITEM 15.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  Exhibits.

Set forth below is a list of the exhibits included as part of this Registration
Statement:


Exhibit Number       Description
--------------       -----------
3.1*                 Certificate of Incorporation

3.2*                 Bylaws

4.1*                 Form of Stockholder Agreement

10.1*                2000 Stock Performance Plan

10.2*                Form of Indemnification Agreement

10.3*                David H. Hoffmann Employment Agreement (11/24/99)

10.4*                David H. Hoffmann Restricted Stock Purchase Agreement (12/14/98)

10.5*                David H. Hoffmann Restricted Stock Purchase Agreement (9/1/99)

10.6*                David H. Hoffmann Amendment to Restricted Stock Purchase Agreement (11/24/99)

10.7*                David H. Hoffmann Restricted Stock Purchase Agreement (11/24/99)

10.8*                David H. Hoffmann Amendment to Employment Agreement

10.9*                James F. Holden Employment Agreement/Holden (3/19/99)

10.10*               James F. Holden Employment Agreement/EMD (3/19/99)

10.11*               James F. Holden Restricted Stock Purchase Agreement/Holden (3/19/99)

10.12*               James F. Holden Restricted Stock Purchase Agreement/EMD (3/19/99)

10.13*               James F. Holden Amendment to Restricted Stock Purchase Agreement (9/1/99)

10.14*               Early Price Pritchett III Employment Agreement (12/14/98)

10.15*               Early Price Pritchett III Restricted Stock Purchase Agreement (12/14/98)

10.16*               First Amendment to DHR International, Inc. Asset Purchase Agreement

10.17*               [reserved]

10.18*               Mark C. Coleman Employment Agreement (12/10/99)

10.19*               Mark C. Coleman Amendment Agreement (12/10/99)

10.20*               Mark C. Coleman Restricted Stock Purchase Agreement (8/13/99)

10.21*               Mark C. Coleman Restricted Stock Purchase Agreement (12/14/98)

10.22*               Mark C. Coleman Restricted Stock Purchase Agreement (8/28/98)

10.23*               David M. Ehlen Confidential Agreement

10.24*               David M. Ehlen Restricted Stock Purchase Agreement

10.25*               Michael G. Goldstein Employment Agreement (12/10/99)

10.26*               Michael G. Goldstein Restricted Stock Purchase Agreement (3/18/99)

10.27*               Michael G. Goldstein Restricted Stock Purchase Agreement Amendment (12/10/99)

10.28*               Michael G. Goldstein Restricted Stock Purchase Agreement (12/10/99)

10.29*               The Ringco Group LLC Participating Consultant Assignment Agreement

10.30*               DHR International, Inc. Asset Purchase Agreement

10.31*               Holden Corporation Stock Purchase Agreement

10.32*               eFox, L.L.C. Stock Purchase and Option Agreement

10.33*               Agreement

10.34*               Benefit Funding Services Group, LLC Securities Purchase Agreement

10.35*               National RevMax Consulting, LLC Securities Purchase Agreement

10.36*               National HealthCare Recovery Services, LLC Rescission Agreement

10.37*               CENV Option Purchase Agreement

10.38*               Disbursement Recovery Services LLC Securities Purchase Agreement

10.39*               FFR Holding Co., Inc. Stock Purchase Agreement

10.40*               National Benefits Consultants, L.L.C. Securities Purchase Agreement

10.41*               National Recovery Services, LLC Securities Purchase Agreement

10.42*               Eric R. Watts and Christopher P. Massey Settlement Agreement

10.43*               NRS/OGI/Medco/EPS Travel Solutions Asset Purchase Agreement

10.44*               National HealthCare Recovery Services, LLC Securities Purchase Agreement

10.45*               Pritchett Publishing Company Stock Purchase Agreement

10.46*               Deloitte & Touche LLP Asset Purchase Agreement

10.47*               Deloitte & Touche LLP Contract Rights Purchase Agreement

10.48*               TSL Services, Inc. Stock Purchase Agreement

10.49*               D.L.D. Insurance Brokers, Inc. Stock Purchase Agreement

10.50*               Credit Agreement (12/7/98)

10.51*               First Amendment to Credit Agreement and Waiver (3/17/99)

10.52*               Amended and Restated Credit Agreement (4/1/99)

10.53*               First Amendment to Amended and Restated Credit Agreement (9/30/99)

10.54*               First Amendment to Pritchett Publishing Company Stock Purchase Agreement

10.55                David H. Hoffmann Amendment No. 2 to Employment Agreement

10.56                TSL Services, Inc. Asset Purchase Agreement

22.1                 Subsidiaries of the Registrant




         (b)  Financial Statement Schedules




    The applicable financial statement schedules are located on pages F-134 to F-138 of this document.

*Previously Filed

                                   SIGNATURES



    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    EPS SOLUTIONS CORPORATION

                                    By: /s/ David H. Hoffmann
                                       ------------------------------------
                                    Name:  David H. Hoffmann
                                    Title: Chairman, CEO and President

                                    Date:  June 28, 2000

                           EPS SOLUTIONS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                                          Page
                                                                                          ----
FINANCIAL STATEMENTS OF REGISTRANT:

EPS SOLUTIONS CORPORATION AND PREDECESSOR

Report of Independent Auditors .....................................................      F-4

Consolidated Balance Sheets of EPS Solutions Corporation as of December 31,
1998 and December 31, 1999 .........................................................      F-5

Consolidated Statements of Operations of EPS Solutions Corporation from May 29,
1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 and of Predecessor for year ended December 31, 1997 and the period from January
1, 1998 to May 28, 1998 ............................................................      F-6

Consolidated Statements of Stockholders' Deficit of EPS Solutions Corporation
from May 29, 1998 (inception) to December 31, 1998 and for the year ended
December 31, 1999 and of Predecessor for year ended December 31, 1997 and the
period from January 1, 1998 to May 28, 1998 ........................................      F-7

Consolidated Statements of Cash Flows of EPS Solutions Corporation from May 29,
1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 and of Predecessor for year ended December 31, 1997 and the period from January
1, 1998 to May 28, 1998 ............................................................      F-8

Notes to Consolidated Financial Statements .........................................      F-9


FINANCIAL STATEMENTS OF ACQUIRED COMPANIES:

BENEFIT FUNDING SERVICES GROUP LLC

Report of Independent Auditors .....................................................      F-43

Statement of Income from March 28, 1998 (inception) to November 30, 1998 ...........      F-44

Statement of Members' Equity (Deficit) from March 28, 1998 (inception)
to November 30, 1998 ...............................................................      F-45

Statement of Cash Flows from March 28, 1998 (inception) to November 30, 1998 .......      F-46

Notes to Financial Statements ......................................................      F-47

DHR INTERNATIONAL, INC.

Report of Independent Auditors......................................................      F-49

Consolidated Statements of Operations for the years ended December 31, 1996,
1997 and 1998.......................................................................      F-50

Consolidated Statements of Shareholders' Equity for the years ended December
31, 1996, 1997 and 1998.............................................................      F-51

Consolidated Statements of Cash Flows for the years ended December 31, 1996,
1997 and 1998.......................................................................      F-52

Notes to Consolidated Financial Statements..........................................      F-53

D.L.D. INSURANCE BROKERS, INC.

Report of Independent Auditors .....................................................      F-56

Statement of Income for the year ended December 31, 1998 (audited) and for the
period from January 1, 1999 to February 28, 1999 (unaudited) .......................      F-57

Statement of Shareholder's Equity for the year ended December 31, 1998 (audited)
and for the period from January 1, 1999 to February 28, 1999 (unaudited) ...........      F-58

Statement of Cash Flows for the year ended December 31, 1998 (audited) and for
the period from January 1, 1999 to February 28, 1999 (unaudited) ...................      F-59

Notes to Financial Statements ......................................................      F-60

D'ACCORD HOLDINGS, INC. AND SUBSIDIARIES

Report of Independent Auditors .....................................................      F-62

Consolidated Statement of Operations for the year ended December 31, 1998 ..........      F-63

Consolidated Statement of Changes in Shareholder's Equity for the year ended
December 31, 1998 ..................................................................      F-64

Consolidated Statement of Cash Flows for the year ended December 31, 1998 ..........      F-65

Notes to Consolidated Financial Statements .........................................      F-66

FDSI LOGISTICS, INC.

Report of Independent Auditors......................................................      F-69

Statements of Income for the years ended December 31, 1996, 1997 and 1998 ..........      F-70

Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1996,
1997 and 1998 ......................................................................      F-71

Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 ......      F-72

Notes to Financial Statements ......................................................      F-73

FFR HOLDING CO., INC.

Report of Independent Auditors......................................................      F-75

Consolidated Statements of Operations for the year ended December 31, 1997 and
eleven months ended November 30, 1998...............................................      F-76

Consolidated Statements of Stockholders' Equity for the year ended December 31,
1997 and eleven months ended November 30, 1998......................................      F-77

Consolidated Statements of Cash Flows for the year ended December 31, 1997 and
eleven months ended November 30, 1998...............................................      F-78

Notes to Consolidated Financial Statements..........................................      F-79

HOLDEN CORPORATION

Report of Independent Auditors......................................................      F-83

Statements of Income for the years ended December 31, 1997 and 1998 and the
period from January 1, 1999 through February 28, 1999 ..............................      F-84

Statements of Shareholders' Equity for the years ended December 31, 1997 and
1998 and the period from January 1, 1999 through February 28, 1999 .................      F-85

Statements of Cash Flows for the years ended December 31, 1997 and 1998 ............      F-86

Notes to Financial Statements ......................................................      F-87

KENNETH H. WELLS & ASSOCIATES, INC. AND AFFILIATES

Report of Independent Auditors......................................................      F-89

Combined Statements of Operations for the years ended October 31, 1997 and 1998
and the two months ended December 31, 1998 .........................................      F-90

Combined Statements of Stockholders' Equity for the years ended October 31, 1997
and 1998 and the two months ended December 31, 1998 ................................      F-91

Combined Statements of Cash Flows for the years ended October 31, 1997 and 1998
and the two months ended December 31, 1998 .........................................      F-92

Notes to Combined Financial Statements .............................................      F-93


MOBILITY SERVICES INTERNATIONAL, INC.

Report of Independent Auditors......................................................      F-98

Consolidated Statement of Income and Retained Earnings for the year ended
December 31, 1998...................................................................      F-99

Consolidated Statement of Cash Flows for the year ended December 31, 1998...........      F-100

Notes to Consolidated Financial Statements..........................................      F-101


THE OXXFORD GROUP, INC. and THE OXXFORD CONSULTING GROUP, INC.

Report of Independent Auditors......................................................      F-103

Combined Statements of Operations for the years ended December 31, 1997 and 1998 ...      F-104

Combined Statements of Shareholders' Equity (Deficiency) for the years ended
December 31, 1997 and 1998 .........................................................      F-105

Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998 ...      F-106

Notes to Combined Financial Statements..............................................      F-107


PRAXIS COMPANIES

Report of Independent Auditors......................................................      F-110

Combined Statements of Operations and Owners' Equity (Deficit) for the years
ended December 31, 1997 and 1998....................................................      F-111

Combined Statements of Cash Flows for the years ended December 31, 1997 and 1998....      F-112

Notes to Combined Financial Statements..............................................      F-113


PRITCHETT PUBLISHING COMPANY

Report of Independent Auditors......................................................      F-116

Statements of Operations for the years ended December 31, 1997 and 1998.............      F-117

Statements of Stockholder's Equity for the years ended December 31, 1997 and
1998................................................................................      F-118

Statements of Cash Flows for the years ended December 31, 1997 and 1998.............      F-119

Notes to Financial Statements.......................................................      F-120


RBG GROUP, LTD.

Report of Independent Auditors......................................................      F-122

Statements of Operations for the period from January 29, 1997 (inception) to
December 31, 1997 and for the year ended December 31, 1998..........................      F-123

Statements of Members' Capital for the period from January 29, 1997 (inception)
to December 31, 1997 and for the year ended December 31, 1998.......................      F-124

Statements of Cash Flows for the period from January 29, 1997 (inception) to
December 31, 1997 and for the year ended December 31, 1998..........................      F-125

Notes to Financial Statements.......................................................      F-126


WADLEY-DONOVAN GROUP LTD.

Report of Independent Auditors......................................................      F-128

Statement of Operations for the year ended December 31, 1998........................      F-129

Statement of Shareholders' Equity for the year ended December 31, 1998..............      F-130

Statement of Cash Flows for the year ended December 31, 1998........................      F-131

Notes to Financial Statements.......................................................      F-132


FINANCIAL STATEMENT SCHEDULES:

EPS Solutions Corporation - period from May 29, 1998 (inception) to December 31,
1998 and for the year ended December 31, 1999:

Schedule I -- Condensed Financial Information
  EPS Solutions Corporation (Parent Company)........................................      F-134

Schedule II -- Valuation and Qualifying Accounts....................................      F-138

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
EPS Solutions Corporation

We have audited the accompanying consolidated balance sheets of EPS Solutions Corporation as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period May 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, and the combined statements of operations, stockholders' deficit, and cash flows of National Benefits Consultants, L.L.C. and National RevMax Consultants, L.L.C., the Predecessor entity to the Company, for the year ended December 31, 1997 and the period from January 1, 1998 to May 28, 1998. Our audits also included the financial statement schedules listed in the Index at Item 15(b). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EPS Solutions Corporation at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for the period May 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, and the combined results of its operations and cash flows for the Predecessor entity for the year ended December 31, 1997 and the period January 1, 1998 to May 28, 1998, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that EPS Solutions Corporation will continue as a going concern. As more fully described in Note 2, the Company has not complied with certain covenants of its credit facilities with banks and has also incurred net operating losses from continuing operations, which taken together have resulted in working capital and total stockholders' deficits of $103.6 million and $104.6 million, respectively, at December 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans for meeting obligations as they become due are also described in Note 2. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                            ERNST & YOUNG LLP
Orange County, California
June 26, 2000

                            EPS Solutions Corporation

                           Consolidated Balance Sheets





                                                                           DECEMBER 31
                                                                       1998           1999
                                                                     ------------------------
(Dollars and share amounts in thousands)

ASSETS
Current assets:
  Cash and cash equivalents                                          $  16,610      $   8,968
  Accounts receivable, net of allowance for doubtful accounts of
    $4,705 and $3,109 in 1998 and 1999, respectively                    39,660         34,329
  Notes and other receivables                                            2,633          1,600
  Prepaid expenses and other assets                                      4,408          3,571
  Refundable income taxes                                                   --            882
  Deferred income taxes                                                  1,312          2,286
  Current assets held for sale                                              --         27,535
                                                                     ------------------------
Total current assets                                                    64,623         79,171

Property and equipment, net                                              9,705          7,228
Goodwill and other intangibles, net                                    119,609         40,809
Deferred financing costs                                                14,671          9,414
Other assets                                                             1,149         15,842
Other assets held for sale                                                  --         33,079
                                                                     ------------------------
Total assets                                                         $ 209,757      $ 185,543
                                                                     ========================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses                              $  36,438      $  25,050
  Accrued payroll and related expenses                                  14,806         14,154
  Deferred revenue                                                       1,845          1,985
  Current liabilities of discontinued operations                            --         14,550
  Current portion of long-term debt                                      6,441        126,993
                                                                     ------------------------
Total current liabilities                                               59,530        182,732

Long-term debt, less current portion                                    83,465             73
Subordinated notes payable to stockholders                              60,896         78,212
Other subordinated notes payable                                        17,000         18,021
Other liabilities of discontinued operations                                --          2,094
Deferred income taxes                                                    2,052          1,897
Other                                                                       --          1,913
                                                                     ------------------------
Total liabilities                                                      222,943        284,942

Commitments and contingencies

Minority interest in a subsidiary company                                4,930          5,240

Stockholders' deficit:
  Preferred stock, $.001 par value
    Authorized - 10,000 shares
    Issued and outstanding - none                                           --             --
  Common stock, $.001 par value;
    Authorized - 240,000 shares at December 31, 1998 and 1999
    Issued and outstanding - 35,085 shares at
    December 31, 1998 and 40,769 at December 31, 1999                       35             55
  Common stock subscribed                                                  336             --
  Treasury stock at cost - 14,901 shares                                    --         (9,872)
  Additional paid-in capital                                             4,326         36,535
  Notes receivable from stockholders                                   (19,528)       (36,714)
  Accumulated deficit                                                   (3,285)       (94,553)
  Accumulated other comprehensive loss                                      --            (90)
                                                                     ------------------------
Total stockholders' deficit                                            (18,116)      (104,639)
                                                                     ------------------------
Total liabilities and stockholders' deficit                          $ 209,757      $ 185,543
                                                                     ========================


                            See accompanying notes.

                            EPS Solutions Corporation

                      Consolidated Statements of Operations





                                                                 PREDECESSOR                    EPS SOLUTIONS CORPORATION
                                                    -----------------------------------   -------------------------------------
                                                                          PERIOD FROM        PERIOD FROM
                                                                        JANUARY 1, 1998      MAY 29, 1998
                                                        YEAR ENDED            TO            (INCEPTION) TO        YEAR ENDED
(Dollars in thousands, except per share data)       DECEMBER 31, 1997     MAY 28, 1998    DECEMBER 31, 1998   DECEMBER 31, 1999
                                                    -----------------------------------   -------------------------------------
CONTINUING OPERATIONS:
  Ongoing businesses
    Revenues:
      Services and fees                                                                       $   1,170           $ 131,124
      Product sales                                                                                  --              10,403
                                                    -----------------------------------   -------------------------------------
                                                                                                  1,170             141,527
    Cost of revenues:
      Services and fees                                                                              --              69,089
      Product sales                                                                                  --               1,582
                                                    -----------------------------------   -------------------------------------
                                                                                                     --              70,671
                                                    -----------------------------------   -------------------------------------
    Gross margin                                                                                  1,170              70,856
    Operating expenses:
      Selling, general and administrative                                                         6,109              59,278
      Restructuring charges                                                                          --               5,762
      Impairment charge                                                                                               4,197
      Abandoned bond offering costs                                                                  --               2,418
                                                    -----------------------------------   -------------------------------------
    Total operating expenses                                                                      6,109              71,655
                                                    -----------------------------------   -------------------------------------
      Loss from operations                                                                       (4,939)               (799)
                                                    -----------------------------------   -------------------------------------

    Non-operating income (expense):
      Other income                                                                                   --                 179
      Interest expense                                                                             (809)            (19,192)
  Businesses closed or to be disposed of
    Revenues                                                                                         --              16,588
    Costs and expenses                                                                               --             (15,840)
                                                    -----------------------------------   -------------------------------------
                                                                                                     --                 748
    Loss on businesses closed or to be disposed of                                                   --              (5,990)
                                                    -----------------------------------   -------------------------------------
                                                                                                     --              (5,242)
                                                    -----------------------------------   -------------------------------------
  Loss from continuing operations before                                                         (5,748)            (25,054)
    income taxes
  Income tax benefit                                                                                 --               1,792
                                                    -----------------------------------   -------------------------------------
  Loss from continuing operations                                                                (5,748)            (23,262)

DISCONTINUED OPERATIONS:
  Income (loss) from discontinued
    operations, including income tax expense of
    $2,389 in 1999 (none in 1997 or 1998)               $     819          $     554              2,463              (2,583)
  Loss on disposal of discontinued
    operations (no income tax benefit)                         --                 --                 --             (65,423)
                                                    -----------------------------------   -------------------------------------
  Net income (loss)                                     $     819          $     554          $  (3,285)          $ (91,268)
                                                    ===================================   =====================================

Basic and diluted loss per share of common stock:
  Loss from continuing operations                                                            $    (1.36)         $    (1.06)
  Income (loss) from discontinued operations                                                       0.58               (3.08)
                                                                                          -------------------------------------
  Net loss                                                                                   $    (0.78)         $    (4.14)
                                                                                          =====================================
Weighted average number of shares outstanding                                                 4,219,000          22,046,000
                                                                                          =====================================


                            See accompanying notes.

                            EPS Solutions Corporation

                Consolidated Statements of Stockholders' Deficit





                                              PREDECESSOR                 EPS SOLUTIONS CORPORATION
                                              -----------    -------------------------------------------

                                               MEMBERS'
                                               CAPITAL           COMMON STOCK                  TREASURY
(In thousands)                                DEFICIENCY     SHARES       AMOUNT   SUBSCRIBED   STOCK
                                              -----------    -------------------------------------------
PREDECESSOR:
  Deficiency at January 1, 1997                $ (1,351)          --     $     --   $     --    $    --

  Member distributions                             (400)
  Net income                                        819
                                               --------
  Deficiency at December 31, 1997                  (932)
  Member distributions                             (164)
  Net income to May 28, 1998                        554
                                               --------
  Balance at May 28, 1998                          (542)

EPS SOLUTIONS CORPORATION:
  Acquisition of National Benefits
    Consultants, L.L.C                              542        1,388            1         --         --
  Issuances of unrestricted stock to
    initial stockholders                             --        6,261           --         --         --
  Issuances of restricted stock to
    employees                                        --       19,082           25         --         --
  Issuances and subscriptions of stock
    for acquisitions                                 --        8,354            9        336         --
  Non-cash compensation expense                      --           --           --         --         --
  Net loss                                           --           --           --                    --
                                              -----------    -------------------------------------------
  Balance at December 31, 1998                       --       35,085           35        336         --
  Net loss                                           --           --           --         --         --
  Unrealized loss on investments, net
    of income taxes                                  --
  Comprehensive loss                                 --           --           --         --         --
  Issuances of stock for acquisitions                --        1,886            2       (336)        --
  Issuances of stock to employees                    --       18,634           18         --         --
  Issuances of stock for services                    --           65           --         --         --
  Repurchases of stock                               --      (14,901)          --         --     (9,872)
  Collections on subscription notes                  --           --           --         --         --
  Non-cash compensation expense                      --           --           --         --         --
  Tax benefit from acquisition                       --           --           --         --         --
                                              -----------    -------------------------------------------
  Balance at December 31, 1999                 $     --       40,769     $     55   $     --    $(9,872)
                                              ===========    ===========================================




                                                                   EPS SOLUTIONS CORPORATION
                                              ---------------------------------------------------------------------
                                                               NOTES                   ACCUMULATED
                                              ADDITIONAL    RECEIVABLE                   OTHER           TOTAL
                                               PAID-IN         FROM      ACCUMULATED  COMPREHENSIVE   STOCKHOLDERS'
(In thousands)                                 CAPITAL     STOCKHOLDERS    DEFICIT        LOSS          DEFICIT
                                              ---------------------------------------------------------------------
PREDECESSOR:
  Deficiency at January 1, 1997                $     --      $     --     $     --      $     --       $      --

  Member distributions
  Net income

  Deficiency at December 31, 1997
  Member distributions
  Net income to May 28, 1998

EPS SOLUTIONS CORPORATION:
  Acquisition of National Benefits
    Consultants, L.L.C                          (23,543)           --           --            --         (23,542)
  Issuances of unrestricted stock to
    initial stockholders                            172            (5)          --            --             167
  Issuances of restricted stock and
    advances to employees                        17,192       (19,523)          --            --          (2,306)
  Issuances and subscriptions of stock
    for acquisitions                             10,017            --           --            --          10,362
  Non-cash compensation expense                     488            --           --            --             488
  Net loss                                           --            --       (3,285)           --          (3,285)
                                              ---------------------------------------------------------------------
  Balance at December 31, 1998                    4,326       (19,528)      (3,285)           --         (18,116)

  Net loss                                           --            --      (91,268)           --         (91,268)
  Unrealized loss on investments, net
    of income taxes                                                                          (90)            (90)
                                                                                                        -----------
  Comprehensive loss                                                                                     (91,358)
  Issuances of stock for acquisitions             2,261            --           --            --           1,927
  Issuances of stock to employees                27,217       (27,215)          --            --              20
  Issuances of stock for services                    78            --           --            --              78
  Repurchases of stock                               --         9,557           --            --            (315)
  Collections on subscription notes                  --           472           --            --             472
  Non-cash compensation expense                   2,202            --           --            --           2,202
  Tax benefit from acquisition                      451            --           --            --             451
                                              ---------------------------------------------------------------------
  Balance at December 31, 1999                 $ 36,535      $(36,714)    $(94,553)     $    (90)      $(104,639)
                                              =====================================================================

                            See accompanying notes.

                            EPS Solutions Corporation

                      Consolidated Statements of Cash Flows





                                                                           PREDECESSOR                EPS SOLUTIONS CORPORATION
                                                                 -------------------------------   -------------------------------
                                                                                                    PERIOD FROM
                                                                                  PERIOD FROM       MAY 29, 1998
                                                                  YEAR ENDED     JANUARY 1, 1998   (INCEPTION) TO      YEAR ENDED
                                                                 DECEMBER 31,      TO MAY 28,       DECEMBER 31,      DECEMBER 31,
(Dollars in thousands)                                               1997             1998              1998              1999
                                                                 -------------------------------   -------------------------------
OPERATING ACTIVITIES
Net loss                                                                 --             --            $ (3,285)         $(91,268)
(Income) loss from discontinued operations                               --             --              (2,463)           68,006
Adjustments to reconcile net loss to net cash provided by
  (used in) continuing operations:
Depreciation and amortization                                            --             --                  --             4,790
Amortization of deferred financing costs                                 --             --                  --             5,440
Provision for doubtful accounts                                          --             --                  --             1,968
Non-cash compensation                                                    --             --                 488             1,973
Non-cash restructuring charges                                           --             --                  --               999
Minority interest in subsidiary                                          --             --                  --               310
Benefit for deferred income taxes                                        --             --                  --              (300)
Interest charges paid in kind                                            --             --                  --             6,330
Loss on disposal of businesses                                           --             --                  --             5,990
Impairment charge                                                        --             --                  --             4,197
Issuance of common stock for services                                    --             --                  --                78
Loss on disposal of assets                                               --             --                  --                73
Net changes in assets and liabilities, net of effects from
  companies purchased and discontinued segment:
Accounts receivable                                                      --             --              (1,169)          (14,972)
Notes and other receivables                                              --             --                 (42)             (507)
Other current assets                                                     --             --                 (99)           (8,606)
Accounts payable and accrued expenses                                    --             --              16,736            (6,280)
Accrued payroll and related expenses                                     --             --                 130             5,052
Deferred revenue                                                         --             --                  --               410
                                                                 -------------------------------   -------------------------------
Net cash provided by (used in) continuing operations                     --             --              10,296           (16,317)
Net cash provided by (used in) discontinued operations                $ 390          $  88              (3,998)            3,976
                                                                 -------------------------------   -------------------------------
Net cash provided by (used in) operating activities                     390             88               6,298           (12,341)

INVESTING ACTIVITIES
Purchase of equipment and improvements                                   --             --              (2,249)          (12,085)
Collections from (advances to) related parties                           --             --              (2,933)              533
Net purchase price adjustments to prior year acquisitions                --             --                  --            (2,665)
Acquisitions, net of cash acquired                                       --             --             (59,984)           (7,695)
Increase in other assets                                                 --             --                  --            (4,071)
Net non current assets held for sale                                     --             --                  --            (4,432)
                                                                -------------------------------   -------------------------------
Net cash used in investing activities                                   --              --             (65,166)          (30,415)

FINANCING ACTIVITIES
Proceeds from bank term loan                                           (450)            --              50,000            21,500
Payments on bank term loan                                               --             --                  --            (6,000)
Proceeds from bank revolving loan                                        --             --              39,041            21,959
Proceeds from subordinated debt                                          --             --                 500             1,800
Proceeds on notes receivable from stockholders                           --             --                  --               472
Deferred financing costs                                                 --             --             (14,671)           (4,168)
Proceeds from issuance of common stock                                   --             --                 261                18
Repurchases of common stock                                              --             --                  --              (316)
Other notes                                                              --             --                 347              (151)
Advance from affiliate                                                  450             --                  --                --
Member distributions                                                   (400)          (164)                 --                --
                                                                 -------------------------------   -------------------------------
Net cash provided by (used in) financing activities                    (400)          (164)             75,478            35,114

Net increase (decrease) in cash and cash equivalents                    (10)           (76)             16,610            (7,642)
Cash and cash equivalents at beginning of period                         86             76                  --            16,610
                                                                 -------------------------------   -------------------------------
Cash and cash equivalents at end of period                            $  76          $  --            $ 16,610          $  8,968
                                                                 ===============================   ===============================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid                                                         $  --          $  --            $    417          $  9,714
                                                                 ===============================   ===============================
Income taxes paid                                                     $  --          $  --            $     --          $  2,500
                                                                 ===============================   ===============================

NON-CASH INVESTING AND FINANCING
  ACTIVITIES EXCLUDING NON-CASH INVESTING
  AND FINANCING ACTIVITIES WITH RESPECT
  TO ACQUISITION ACTIVITY (SEE NOTE 3):
Common stock issued for notes receivable                              $  --          $  --            $ 17,128          $ 27,215
                                                                 ===============================   ===============================
Sale of healthcare cost recovery businesses for
  notes receivable                                                    $  --          $  --            $     --          $ 14,009
                                                                 ===============================   ===============================
Repurchase of stock in exchange for notes receivable                  $  --          $  --            $     --          $  9,557
                                                                 ===============================   ===============================
Liability incurred for common stock to be issued                      $  --          $  --            $     --          $  1,250
                                                                 ===============================   ===============================
Purchase of minority interest in a company in exchange
  for subordinated notes payable                                      $  --          $  --            $     --          $    200
                                                                 ===============================   ===============================


                             See accompanying notes

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)
                                December 31, 1999



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS


EPS Solutions Corporation (the "Company") was formed on May 29, 1998 to acquire a number of complementary companies and to thereby become a leading integrated one-source provider of business services throughout the United States. The Company is the successor entity to National Benefits Consultants, L.L.C. and National RevMax Consultants, L.L.C., (collectively referred to as "NBC") whose combined financial statements for the period from January 1, 1997 to May 28, 1998 are presented as the Predecessor entity.


From the date of formation until December 1999, the Company's business segments were:

- Human Capital Solutions, which provides executive search and relocation services, performance improvement products and services to develop organizational effectiveness, and benefits consulting services.

- Cost Recovery Services, which provides audit recovery services in operational areas such as healthcare, telecommunications, logistics, utilities and real estate, and other services in the areas of lease finance consulting, insurance brokerage, telecommunications and other services.


In December 1999, the Company sold its healthcare-related Cost Recovery businesses and the Company's Board of Directors approved a plan to restructure its operations and sell the remaining businesses in the Cost Recovery Services segment, including the dissolution of NBC (see Notes 3 and 4).

Two individuals who established the Company in May 1998 and, through November 19, 1999 were Company executive officers and directors, also owned NBC. The Company has accounted for this acquisition as a combination of entities under common control, effective as of the establishment of the Company, in the accompanying consolidated financial statements due to the commonality of control and ownership between the Company and NBC. Accordingly, the net assets acquired from NBC have been recorded at their historical carrying value at May 28, 1998. The Company has included the results of NBC's operations in its Consolidated Statements of Operations commencing on such date, and the amount paid by the Company to acquire NBC plus the negative balance of this entity's equity at May 28, 1998 ($23,543) has been recorded as a charge to additional paid-in capital in the accompanying 1998 financial statements. The benefit to be derived in the future from the tax deductible goodwill arising from this transaction will be recognized as a credit to additional paid-in capital as it is realized.


NBC was a Delaware limited liability company formed in October 1994. It was in the business of marketing and selling employee benefits insurance products, healthcare claims recovery products, training services and workers' compensation products. In general, all income, gain, loss, deductions, and other items, such as cash available for distribution and additional funds, were allocated to the members of NBC on a pro rata basis.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, including its wholly-owned subsidiary, Enterprise Profit Solutions Corporation (the "Operating Company"). All significant intercompany balances and transactions have been eliminated in consolidation. Two businesses use a November 30 fiscal year end to accommodate their annual business cycle.

REVENUE RECOGNITION

Fees and commissions are recognized when earned, generally when the Company's services are completed. Consulting service revenues are recognized as the services are provided. Revenue from the sale of consulting materials and products is recognized upon shipment. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101. SAB 101 summarizes certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is currently evaluating the impact of SAB 101. However, the Company does not believe that its evaluation will result in any material change to its revenue recognition policies.

CASH AND CASH EQUIVALENTS

Highly liquid investments with original maturities of three months or less are considered to be cash equivalents. At December 31, 1999, restricted cash of $2,357 is included in current assets held for sale. The Company had no restricted cash at December 31, 1998.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Estimated useful lives for purposes of determining depreciation and amortization, principally on the straight-line basis, are as follows:

    Furniture and fixtures                     5 years
    Computer equipment                         3-5 years
    Capitalized internal use software          5 years
    Leasehold improvements                     Lesser of lease life or 10 years


Depreciation and amortization on property and equipment charged to continuing and discontinued operations was none and $17, respectively, for the period from May 29, 1998 (inception) to December 31, 1998 and $2,249 and $1,365, respectively, for the year ended December 31, 1999.






INVESTMENTS AND OTHER COMPREHENSIVE INCOME (LOSS)



As consideration for rendering executive search services to certain clients, the Company may elect to receive shares of the client's common stock in lieu of cash. Revenues and the related investments are recorded based on the fair value of the services rendered or shares received, whichever is more readily determinable. Because the Company owns less than a 20% interest in these businesses and does not have the ability to exercise significant influence over them, the Company's investment in common stock is accounted for using the cost method and are held as available for sale. Any impairment of the carrying value of an investment is recognized in the period during which it occurs. These investments, totaling $299 at December 31, 1999, are included in Other Current Assets in the accompanying balance sheets.


The Company reports all components of comprehensive income (loss), including net income (loss), in the period in which it is recognized. The Company's only component of other comprehensive income (loss) is the unrealized gains and losses on investments.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND OTHER INTANGIBLE ASSETS


Goodwill represents the excess of cost over the fair value of net identifiable assets of purchased businesses. Cost of businesses purchased includes consideration paid to former owners and related transaction costs. Goodwill is amortized on the straight-line basis over 20 years. Other acquired intangibles consist of assembled workforce, covenants-not-to-compete, and contract rights, and are amortized on the straight-line method over 4-7 years. The Company's annual amortization expense for its recorded goodwill with respect to ongoing entities as of December 31, 1999 is expected to approximate $2,150 before any charges due to future acquisitions accounted for under the purchase method, or reduction due to dispositions and divestitures, other than those classified as discontinued operations and businesses to be disposed of, if any.


LONG-LIVED ASSETS


The carrying amount of long-lived assets, including goodwill and other intangible assets, is reviewed if facts and circumstances suggest that it may not be recoverable. The Company makes such evaluation at the business unit level. For purposes of evaluating the recoverability of long-lived assets, the Company estimates the future undiscounted cash flows of the businesses to which goodwill and other long-lived assets relate. When such estimates of the future undiscounted cash flows are less than the carrying amount of goodwill and other long-lived assets, the difference is charged to operations. The carrying amount of the goodwill related to those assets is first reduced to zero before the carrying amounts of the long-lived assets and identifiable intangibles are reduced. The Company estimates the future undiscounted cash flows using historical results and current projections. If current projections of future cash flows are not achieved, the Company may be required to record reductions in the carrying values of long-lived assets in future periods.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED FINANCING COSTS


Deferred financing costs consist of transaction costs incurred to raise both senior and subordinated debt financing and are amortized over the term of the related financing. Amortization of deferred financing costs are charged to interest expense from continuing and discontinued operations based on relative borrowings to acquire each business and was $5,440 and $2,201, respectively, for the year ended December 31, 1999. There was no amortization of deferred financing costs for the period from May 29, 1998 (inception) to December 31, 1998.


STOCK-BASED COMPENSATION

The Company uses the fair value method of accounting for stock-based compensation as set forth in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Under the fair value method, expense is recognized for stock-based awards over their vesting period based on their fair value on the date of grant. Compensation expense is estimated in each period assuming all shares subject to performance requirements will vest. Subsequent revisions to reflect actual forfeitures or accelerated vesting are made in the period the forfeitures or acceleration occur.

INCOME TAXES

The Company uses the liability method of accounting for income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


date. A valuation allowance is established against deferred tax assets when management concludes that the "more likely than not" realization criteria has not been met.


NBC was a limited liability company classified as a partnership for federal and state tax purposes and was, therefore, not subject to federal or state income taxes. Accordingly, no separate provision for income taxes is required in the accompanying statements of operations up to May 28, 1998.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The fair value of long-term debt and notes receivable from stockholders is determined using current applicable interest rates as of the balance sheet date and approximates the carrying value of such debt.

Concentrations of credit risk with respect to accounts receivable are limited due to the diversity of customers who are in a variety of industries and are primarily located throughout the United States. No one customer accounts for a significant portion of the Company's accounts receivable portfolio or revenues. As a result, the Company does not consider itself to have any significant concentrations of credit risk.

The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations and within amounts provided through the allowance for doubtful accounts.

NET LOSS PER SHARE

Basic and diluted net loss per share are presented in conformity with SFAS No. 128, "Earnings per Share," and Staff Accounting Bulletin 98.

Under the provisions of SAB 98, common stock that has been issued or granted for nominal consideration prior to the anticipated effective date of an initial registration of securities must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less outstanding nonvested shares subject to repurchase. The Company also has excluded the equivalent share effect of outstanding nonvested shares subject to repurchase from the calculation of diluted net loss per common share because they are antidilutive for the periods presented.


The number of shares excluded from the calculation of diluted net loss per share, prior to the application of the treasury stock method, was 16,491,000 and 15,158,462 for the period from May 28, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, respectively. At December 31, 1998 and 1999 the Company's repurchase right for 11,890,000 and 10,636,058, respectively, of the outstanding nonvested shares subject to repurchase will lapse only on attainment of specified performance requirements that must be met in future periods. Accordingly, the equivalent share effect of these nonvested shares will only be included in the treasury stock calculation commencing with the period in which the specified performance requirements are met.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews those estimates, including those related to allowances for doubtful accounts, loss contingencies for litigation, accruals for acquisition and restructuring, income taxes and discontinued operations, and projection of future cash flows used to assess the recoverability of long-lived assets.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain reclassifications have been made in the 1998 financial statements to conform to the 1999 presentation.


2. OPERATIONS



In December 1999, the Company announced a strategic plan to improve the Company's performance. The key elements of the strategic plan include (1) the Board of Directors' decision to discontinue the Company's Cost Recovery Services business segment and sell the remaining operations and net assets in that segment (2) the implementation of a comprehensive corporate cost reduction program, (3) an examination of the Company's debt and capital structure, and (4) the expansion of continuing businesses through internal growth and acquisition of complementary businesses in the Human Capital Solutions business segment.

The Company's consolidated operations resulted in a net loss of $91,268 for the year ended December 31, 1999, primarily due to (1) impairment losses on goodwill and other costs associated with the decision to discontinue its Cost Recovery Services business segment, (2) interest costs, and (3) restructuring, other impairment and abandoned bond offering costs.

Additionally, the Company was not in compliance as of December 31, 1999 with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Company is not eligible for additional advances, the Facilities are currently due on demand, and the Company has reported the $126,500 outstanding under the Facilities as a current obligation at December 31, 1999.

As a result of these circumstances, the Company has consolidated working capital and total stockholders' deficits of $103,561 and $104,639, respectively, at December 31, 1999.

The Company is currently negotiating with its lenders to amend the terms of the its Facilities. The Company anticipates that the terms of an amended agreement, among other things, will require significant reductions in the outstanding principal balance during 2000.

The Company is presently seeking buyers for its net assets held for sale, and, through June 2000, the Company sold its TSL Services, Inc. and BayGroup International, Inc. businesses, of which the net proceeds, together with a scheduled repayment on March 31, 2000, reduced the outstanding principal on the Facilities to $111,118 as of June 23, 2000. The Company expects that substantially all funds from the sales of its remaining net assets held for sale will be used to retire obligations under the Facilities. However, no assurances can be made as to whether the amounts and the timing of the receipts of such proceeds and related payments on the Facilities will be sufficient to satisfy the requirements of the senior lender Facility. Further, the Company expects that it will need to raise funds through the sales of its equity securities or from new debt financing to pay the remainder of its Facilities. The Company presently has no commitments and there can be no assurance that equity placements or alternative debt financing will be available.

If the Company is unable to meet the payment terms proposed by the senior lenders through its planned sales of business units, proceeds from sales of additional equity or issuance of additional debt, the lenders may exercise any one or more of the remedies available to them, including foreclosing on the assets pledged to support the Facilities, which include virtually all of the Company's assets. They may also require the Company's subsidiaries to repay amounts outstanding under the Facilities because each of the subsidiaries has guaranteed the Facilities. Alternatively, the Company may be required to sell additional assets or take other actions. The Company's long-term success is dependent upon Management's ability to successfully execute its strategic plan and, ultimately, to achieve sustained profitable operations.



3. ACQUISITIONS



In December 1998, the Company acquired 33 businesses for total consideration of $166,338, of which 22 were completed by purchasing all of their outstanding equity interests. The remaining businesses were acquired by purchasing specified net assets from their former owners.

In March and April 1999, the Company acquired five additional businesses for total consideration of $26,372 by purchasing all of the outstanding equity interests for three of the businesses and by purchasing specified net assets from their former owners for two businesses.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



3. ACQUISITIONS (CONTINUED)


The businesses comprising the Company's two business segments consist of the following:


              Human Capital Solutions                        Cost Recovery Services
              -----------------------                        ----------------------
BayGroup International, Inc.                         Benefit Funding Services Group, LLC
Better Communications, Inc.                          CyberLease, LLC and affiliate
DHR International, Inc.                              Deloitte & Touche LLP - Integrated Cost
FFR Holding Co., Inc. and affiliates                   Reduction Strategies Group
First Choice Brokerage, Inc.*                        D'Accord Holdings, Inc. and affiliates
Holden Corporation*                                  Dimension Funding, Inc.
Mobility Services International, Inc.                Disbursement Recovery Services LLC
Pritchett Publishing Company and affiliates          D.L.D. Insurance Brokers, Inc.*
RBG Group, Ltd.                                      Equitax
Sigma International, Inc.                            FDSI Logistics, Inc.
The Conrad Lee Company                               Hindert & Associates, Inc. & its affiliates
The Dublin Group, Inc.                               Kenneth H. Wells & Associates, Inc. and
The Praxis Group, Inc. and affiliates                  affiliates
Wadley-Donovan Group, Ltd.                           Lease Audit & Analysis Services, Inc.
Young, Clark & Associates, Inc.                      Med-co Review, Inc./International Cost
                                                       Containment Network, Inc.
                                                     National Benefits Consultants, L.L.C.
                                                     National HealthCare Recovery Services, L.L.C.*
                                                     National Recovery Services, LLC
                                                     National RevMax Consultants, LLC
                                                     Partners Consulting Services, Inc.
                                                     TSL Services, Inc.
                                                     The Oxxford Consulting Group, Inc.
                                                     The Oxxford Group, Inc.
                                                     The Structured Settlements Company, Inc.
                                                     The T & E Group*


*  1999 Acquisitions

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



3. ACQUISITIONS (CONTINUED)



The amount paid in connection with the acquired businesses is as follows:


                                                       1998             1999
                                                     --------------------------
    Fair value of identifiable assets acquired       $  74,922        $  10,083
    Goodwill                                           116,977           24,095
    Purchase price in excess of carrying value
      of net assets for NBC                             25,207               --
    Liabilities assumed and incurred                   (50,768)          (7,806)
    Subordinated notes payable issued                  (77,396)         (11,325)
    Common stock issued or subscribed                  (12,027)          (1,927)
                                                     --------------------------
    Cash paid for acquisitions                          76,915           13,120
    Cash acquired in acquisitions                      (16,931)          (5,425)
                                                     --------------------------
    Net cash paid for acquisitions                   $  59,984        $   7,695
                                                     ==========================


During the second half of 1999, because the Company did not complete an initial public offering of its stock by June 30, 1999, the Board of Directors approved the payment of approximately $2,000 of additional purchase price to a total of four business units whose performance exceeded plan and amended the purchase transactions of these businesses to increase the purchase prices by their respective payments. Substantially all of the payments were made to individuals who are officers and stockholders of the Company.

During September 1999, the Board of Directors approved the issuance of 500,000 unrestricted shares of its common stock to one of its officers and stockholders as additional consideration for the purchase of his business. Additionally, this stockholder is purchasing 500,000 shares of employment-based restricted stock that are eligible to vest over time provided that certain conditions are met.

During March 2000, the Company's Board approved the payment of $1,200 to a selling entity controlled by an officer and stockholder of the Company and former acquired business owner as additional consideration for the purchase of his business.

In its acquisition of FFR Holding Co., Inc. (FFR), the Company purchased all the common stock of FFR. Additionally, at the date of acquisition, FFR had outstanding 1,470,894 shares of non-voting Series A preferred stock bearing cumulative dividends at the annual rate of $0.11 per share, which is presented in the consolidated balance sheets as minority interest in a subsidiary company. The Series A preferred stock is redeemable upon the earlier of the third anniversary of the sale of the common stock of FFR to the Company (December 14, 2001) or five days after the closing of an underwritten initial public offering of equity securities of the Company having gross proceeds of at least $200,000. The Series A preferred stock may be redeemed by FFR in whole or part at any time. The redemption price is $3.66 per share plus cumulative dividends, which has been discounted to yield an imputed dividend rate of 6%. At December 31, 1998 and 1999, cumulative preferred dividends in arrears were approximately $122 and $162, respectively.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



3. ACQUISITIONS (CONTINUED)



Except for the acquisition of NBC (see Note 1), the acquisitions have been accounted for as purchases and, accordingly, the acquired tangible and identifiable intangible assets and liabilities have been recorded at their estimated fair values at the dates of acquisition with any excess purchase price reflected as goodwill and other intangible assets in the accompanying consolidated financial statements.

For financial accounting purposes, except for NBC, and TSL Services, Inc. (TSL) (a business acquired on November 30, 1998), the December 14, 1998 acquisitions have been reported as if they occurred immediately prior to the close of business on December 31, 1998. Accordingly, the cost of these acquired businesses has been adjusted for the results of operations between December 14, 1998 and December 31, 1998. The accompanying 1998 Consolidated Statements of Operations therefore includes the results of operations for the Company and the Operating Company for the periods May 29, 1998 (inception) and October 6, 1998 (inception), respectively, to December 31, 1998, the results of operations of NBC for the period May 29, 1998 to December 31, 1998, and one month's results of operations for TSL. The accompanying 1998 Consolidated Statements of Operations does not include any revenues or expenses related to the other 31 businesses. The accompanying 1999 Consolidated Statements of Operations also includes the results of operations for four of the five 1999 acquisitions from March 1, 1999, the effective date of their acquisition, to December 31, 1999 or the date of their disposal, if earlier. The operations of the other 1999 acquisition is included in the accompanying 1999 Consolidated Statements of Operations from the effective date of its acquisition, May 1, 1999 to December 31, 1999.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



3. ACQUISITIONS (CONTINUED)



The following table sets forth the unaudited pro forma results of continuing operations for the years ended December 31, 1998 and 1999 as if all of the acquisitions were consummated at the beginning of each year (in thousands, except for share amounts):




                                                     1998             1999
                                                   --------------------------
    Total revenues                                 $ 140,626        $ 160,232
    Loss                                              (1,034)         (23,116)
    Loss per share                                      (.06)           (1.03)



4. DISCONTINUED OPERATIONS AND NET ASSETS HELD FOR SALE


In December, 1999, the Company's Board of Directors adopted a plan to discontinue certain product and service offerings in the Human Capital Solutions segment and dispose of the Company's Cost Recovery Services segment. With the disposal of the Cost Recovery Services segment, management of the Company believes it is strategically positioned to be a leading provider of Human Capital Solutions.

Continuing Segment (Human Capital Solutions)


During 1999, the Company closed The Dublin Group, Inc. and a division of Mobility Services International, Inc. and adopted a plan to sell BayGroup International, Inc. and Better Communications, Inc. to their former owners. The BayGroup International, Inc. sales transaction was completed May 15, 2000. These businesses are included in the Company's Human Capital Solutions business segment. Accordingly, their operating results and the estimated losses on closure or sale are classified in "Businesses closed or to be disposed of" in the accompanying Statements of Operations.

Subsequent to December 31, 1999, the Company sold BayGroup International, Inc. to its former owner. Aggregate consideration for this transaction totaled approximately $800 cash at the closing, the return of 378,760 common shares, and cancellation of subordinated notes payable to these stockholders of approximately $875.

A summary of the loss on the disposal of businesses closed or to be disposed of in the Continuing Segment in 1999 is as follows:



Loss on closed or to be disposed of businesses                        $3,330
Impairment losses on goodwill and other intangibles                    2,230
Employee severance and lease exit costs                                  430
                                                                      ------
                                                                      $5,990
                                                                      ======

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




4. DISCONTINUED OPERATIONS AND NET ASSETS HELD FOR SALE (CONTINUED)


Discontinued Segment (Cost Recovery Services)


In November 1999, the Company sold certain assets comprising its healthcare recovery, travel procurement, and telecom procurement businesses to two stockholders of the Company pursuant to an Asset Purchase Agreement dated November 24, 1999 (Sale Agreement) in exchange for a promissory note of $3,130 and the assumption of certain liabilities. Pursuant to the Sale Agreement, the stockholders assumed responsibility for the operations of the acquired businesses as of November 1, 1999. The businesses sold as part of the Sale Agreement were as follows:


National Recovery Services, LLC            The T&E Group
The Oxxford Group, Inc. (healthcare        Telecom Services division of the
  component)                                 Deloitte & Touche, LLP - Integrated
Med-Co Review, Inc./International Cost       Cost Reduction Strategies Group
  Containment Network, Inc.


Concurrent with the Sale Agreement, the Company entered into an agreement (Rescission Agreement) to rescind its acquisition of National HealthCare Recovery Services, L.L.C. (NHCRS). Pursuant to the Rescission Agreement, the Company assigned its interest in NHCRS to the same two company stockholders who purchased assets pursuant to the Sale Agreement in exchange for promissory notes of $10,645.

The promissory notes received as consideration from both transactions are included in other assets in the accompanying balance sheet at December 31, 1999. In accordance with the Sale Agreement and Rescission Agreement, on January 5, 2000, the promissory notes and related accrued interest totaling $14,009 were offset against subordinated notes payable totaling $20,172 due to these stockholders, leaving a balance of $6,163. In connection with the Sale and Rescission Agreements, the Company recorded a loss on disposal of $1,264 during the year ended December 31, 1999.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




4. DISCONTINUED OPERATIONS AND NET ASSETS HELD FOR SALE (CONTINUED)


In December 1999, the Company's Board of Directors announced its decision to discontinue the following businesses comprising the remainder of its Cost Recovery Services segment:


Benefit Funding Services Group, LLC                  Hindert & Associates, Inc.
CyberLease, LLC and affiliate                        Kenneth H. Wells & Associates, Inc. and
Deloitte & Touche LLP - Integrated Cost Reduction      affiliates
  Strategies Group                                   Lease Audit & Analysis Services, Inc.
D'Accord Holdings, Inc. and affiliates               National Benefits Consultants, L.L.C.
Dimension Funding, Inc.                              National RevMax Consultants, LLC
Disbursement Recovery Services, LLC                  Partners Consulting Services, Inc.
D.L.D. Insurance Brokers, Inc.                       TSL Services, Inc.
Equitax                                              The Oxxford Consulting Group, Inc.
FDSI Logistics, Inc.                                 The Oxxford Group, Inc.
                                                     The Structured Settlements Company, Inc.





Equitax was closed in December 1999. The Company has sold or is marketing the remaining Cost Recovery Services businesses for sale. Disposal of these businesses is expected to be completed no later than December 2000. In connection with the discontinuance of its Cost Recovery Services segment, the Company charged $65,423 to discontinued operations, including an impairment loss in 1999 primarily as a result of unrecoverable goodwill and intangibles. This charge and the results of operations of these businesses are classified in the discontinued operations portion in the accompanying Statements of Operations.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




4. DISCONTINUED OPERATIONS AND NET ASSETS HELD FOR SALE (CONTINUED)


The summarized results of operations of the Cost Recovery Services segment is as follows:

                                                        1998            1999
                                                      -------------------------
Revenues:
  Services and fees                                   $   3,760       $ 111,834
  Product sales                                              --             469
                                                      -------------------------
                                                          3,760         112,303
Cost and expenses:
  Costs of services and fees revenues                     1,857          50,010
  Cost of product sales                                      --             306
  Selling, general and administrative                       490          54,957
                                                      -------------------------
                                                          2,347         105,273
                                                      -------------------------
Operating income                                          1,413           7,030
Other income (expense)                                    1,050            (100)
Interest expense                                             --          (7,124)
Income taxes                                                 --          (2,389)
                                                      -------------------------
Income (loss) from discontinued operations            $   2,463       $  (2,583)
                                                      =========================


Interest expense has been allocated between continuing and discontinued operations based on relative borrowings to acquire each business.


A summary of the loss on the disposal of discontinued operations in 1999 is as follows:


Impairment losses on goodwill and other intangibles                  $59,365
Employee severance and lease exit costs                                2,459
Loss on disposal of discontinued businesses                            3,599
                                                                     -------
                                                                     $65,423
                                                                     =======

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




4. DISCONTINUED OPERATIONS AND NET ASSETS HELD FOR SALE (CONTINUED)


Assets Held For Sale and Liabilities of Discontinued Operations


Assets held for sale have been written down to approximate their estimated net realizable value where necessary. A summary of the assets and liabilities held for sale at December 31, 1999 is as follows:



                                               Human          Cost
                                              Capital       Recovery
                                             Solutions      Services      Totals
                                             ------------------------------------
Current assets
  Cash and restricted cash                    $ 1,046       $ 3,386       $ 4,432
  Accounts receivable, net                      2,012        18,016        20,028
  Notes receivable                                 65         1,926         1,991
  Other assets                                    335           749         1,084
                                             ------------------------------------
                                              $ 3,458       $24,077       $27,535
                                             ====================================
Current liabilities
  Accounts payable and accrued expenses       $   138       $11,686       $11,824
  Accrued payroll and related expenses            309         1,976         2,285
  Deferred revenue                                130           294           424
  Current portion of long-term debt                --            17            17
                                             ------------------------------------
                                              $   577       $13,973       $14,550
                                             ====================================
Other assets
  Property and equipment, net                 $   157       $ 3,678       $ 3,835
  Goodwill and other intangible assets             --        26,333        26,333
  Other assets                                     27         2,884         2,911
                                             ------------------------------------
                                              $   184       $32,895       $33,079
                                             ====================================
Other liabilities
  Long-term debt, less current portion        $ 1,318       $   131       $ 1,449
  Other                                            --           645           645
                                             ------------------------------------
                                              $ 1,318       $   776       $ 2,094
                                             ====================================




During April 2000, the Company entered into agreements in principle to sell Benefit Funding Services Group, LLC, and the Company's interest in certain cost recovery contracts, both businesses within its Cost Recovery segment, to a company controlled by the two stockholders of the Company who purchased other businesses from the Company in November 1999. The consideration in the transaction is to be $2,000 in cash, the cancellation of subordinated notes payable to these stockholders totaling approximately $2,000, and 100,000 shares of the Company's common stock, net of cancellation of related subscription promissory notes.



In June 2000, the Company sold the assets and operations, including the assumption of substantially all liabilities, of the Company's wholly owned subsidiary TSL Services, Inc. for approximately $18,350 in cash, adjusted for working capital (see also note 9).



There can be no assurances that the above transactions will be consummated, on the terms as indicated or at all. Further, the amounts the Company will ultimately realize from the sale of the net assets could differ materially from management's best estimates of their net realizable value.



Available cash proceeds from the sale or disposal of businesses will be used to reduce amounts due under the Facilities (see note 6). The Company is not required, and does not anticipate repaying any unsecured subordinated notes payable arising from the acquisition of these entities until their scheduled maturities in December 2001.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




5. RESTRUCTURING AND OTHER NONRECURRING CHARGES


Restructuring

Beginning in early 1999, the Company developed a corporate cost structure that included substantial marketing and technology programs to support anticipated growth in its Cost Recovery Services businesses, significant acquisition activity, and a public offering of its equity securities. In June 1999, in reaction to prevailing market conditions management enacted a plan to, among other things, significantly reduce the corporate overhead structure of the Company and defer implementation of certain scheduled technology programs.

In December 1999, the Company adopted a plan to relocate its Corporate headquarters from Costa Mesa, California to Chicago, Illinois. Accordingly, the Company recorded a charge of $5,762 for headcount reduction, lease exit costs and other asset writedowns. In connection with these restructurings, the Company initiated involuntary separation plans that included headcount reductions of approximately 36 employees at a cost of $1,994 for severance and related costs, including $656 in non-cash charges resulting from accelerated vesting of restricted stock. Additional costs of $3,768 were recorded to include losses on asset writedowns and corporate office leases, net of anticipated sublease income over the lease term. As of December 31, 1999, there remained approximately 22 employees subject to separation.

The major components of the 1999 charges and the remaining accrual balance as of December 31, 1999 are as follows:

                                                                      Accrued
                                                         Amounts   restructuring
                                               Charge     used        costs
                                               --------------------------------
Employee termination and severance costs       $1,994    $1,361       $  633
Lease exit costs                                2,769        --        2,769
Asset writedowns                                  999       999           --
                                               --------------------------------
                                               $5,762    $2,360       $3,402
                                               ================================


Impairment Charge

    As of December 1999, the Company recorded a charge of $4,197 for the impairment of certain software costs capitalized during 1998 and 1999. The impaired costs include $3,222 of licenses and implementation costs associated with a sophisticated ERP package which will be abandoned in 2001 in favor of a more effective and efficient package; $394 of development costs for a website under reconstruction to more accurately reflect the business strategies adopted in December 1999; and $581 for other applications specific software.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




5. RESTRUCTURING AND OTHER NONRECURRING CHARGES (CONTINUED)


Abandoned Bond Offering Costs


During 1999, the Company incurred $2,418 in transaction costs, including legal and accounting fees and other costs associated with a contemplated high-yield bond offering. Upon a determination that an offering would not occur, the costs were charged to continuing operations.



6. LONG-TERM DEBT


Long-term debt consists of the following at December 31, 1998 and 1999:


                                                                        1998          1999
                                                                      ----------------------
    Revolving loan                                                    $ 39,041      $ 61,000

    Term loan                                                           50,000        65,500

    Other                                                                  865           566
                                                                      ----------------------
                                                                        89,906       127,066

    Less current portion                                                 6,441       126,993
                                                                      ----------------------
                                                                      $ 83,465      $     73
                                                                      ======================

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




6. LONG-TERM DEBT (CONTINUED)



In connection with the 1998 acquisitions, the Operating Company obtained $100,000 in financing comprised of a $50,000 revolving loan and a $50,000 term loan (the "Facilities") from a group of lenders. The Facilities are secured by substantially all the existing and future assets of the Operating Company including the capital stock of the Operating Company's subsidiaries. The Facilities are guaranteed by the Company. At the Operating Company's option, loans under the Facilities bear interest through December 31, 1999 at a rate equal to one of the following (i) LIBOR plus 3.50% or (ii) the Base Rate plus 2.25% (Base Rate defined as the higher of (a) one of the lender's reference rates and (b) the Federal Funds rate plus .50%). At December 31, 1999, the Company incurred interest at 9.61% and 9.69% on the revolving and term loan, respectively. The interest rate fluctuates based on the Operating Company's ratio of total debt to earnings before interest, taxes, depreciation and amortization. The Operating Company is required to pay a quarterly commitment fee of .50% per annum on the unused portion of the revolving loan.


The Facilities contain customary covenants and restrictions on the Company's ability to engage in certain activities, including, but not limited to (i) incurring additional debt, (ii) limitations on mergers and acquisitions and capital expenditures, and (iii) transactions with affiliates and other similar distributions. The Facilities were further amended and restated in September 1999 to adjust certain financial covenants.


During March 1999, the Operating Company obtained an increase in the total amounts available under the Facilities to $145,000 by increasing the revolving loan to $75,000 and the term loan to $70,000. The terms of the increase in the Facilities are substantially the same terms as described in the preceding paragraph. The proceeds were used to finance the 1999 acquisitions, to pay certain acquisition transaction costs and for working capital purposes.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



6. LONG-TERM DEBT (CONTINUED)



As of December 31, 1999, the Company was in violation of certain covenants under the Facilities. The Company has not been in default of its principal or interest payment covenants. See Note 2.



Aggregate scheduled maturities of long-term debt at December 31, 1999 are $126,993 and $73 in 2000 and 2001, respectively.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



7. SUBORDINATED NOTES PAYABLE



Subordinated notes payable to stockholders consist of the following at December 31, 1998 and 1999:



                                                             1998        1999
                                                            -------------------
    Subordinated notes payable issued to sellers of the
      1998 acquisitions; bearing interest at 10%,
      payable quarterly in cash except that to the
      extent necessary to comply with subordination or
      other covenants in favor of the Company's senior
      lenders, accrued interest may be paid in kind.
      These notes mature the earlier of December 2001 or
      the consummation of an underwritten initial public
      offering of the Company's equity securities having
      gross proceeds to the Company of at least $200,000.   $60,896     $65,887

    Subordinated notes payable issued to sellers of the
      1999 acquisitions; bearing interest at 10%
      payable quarterly; maturing the earlier of
      March 2002 or the consummation of an underwritten
      initial public offering of the Company's equity
      securities having gross proceeds to the Company of
      at least $200,000.                                         --      12,014

    Other subordinated notes due to former officers of
      the Company, maturing December 2001.                      --          311
                                                            -------------------
    Total subordinated notes payable to stockholders        $60,896     $78,212
                                                            ===================

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



7. SUBORDINATED NOTES PAYABLE (CONTINUED)



Other subordinated notes payable consist of the following at December 31, 1998 and 1999:



                                                             1998        1999
                                                            -------------------
    Subordinated notes payable issued to seller of a
      1998 acquisition; bearing interest at 10%
      payable quarterly; maturing the earlier of
      December 2001 or the consummation of an
      underwritten initial public offering of the
      Company's equity securities or a debt offering
      having gross proceeds to the Company of at least
      $50,000.                                              $12,000     $12,613

    Subordinated notes payable issued to seller of a
      1998 acquisition; bearing interest at 10%
      payable quarterly; maturing the earlier of
      December 2001 or the consummation of an
      underwritten initial public offering of the
      Company's equity securities or a debt offering
      having gross proceeds to the Company of at least
      $200,000.                                               5,000       5,408
                                                            -------------------
    Total other subordinated notes payable                  $17,000     $18,021
                                                            ===================



In connection with acquisition of NHCRS in March 1999, the Company issued a $6,400 subordinated note payable that was payable in March 2002 provided that NHCRS met certain defined profitability levels, completed an initial public offering of its equity securities or merged or consolidated with a publicly traded company. This subordinated note was cancelled in connection with the Rescission Agreement of NHCRS in November 1999.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



8. COMMITMENTS AND CONTINGENCIES


Leases

The Company leases facilities and computer equipment under various noncancelable operating lease agreements that expire through June 2009. The facility leases generally require the Company to pay operating costs, such as property taxes, insurance and maintenance. In addition the facility leases generally provide for renewal options and provisions adjusting the lease payments based upon changes in the consumer price index. Rent expense for continuing operations for the period from May 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 totaled approximately $33 and $6,245, respectively. Rent expense for discontinued operations for the period from May 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 totaled approximately $48 and $4,987, respectively.

On March 30, 1999, the Operating Company received a commitment from a national leasing company to provide an operating lease line of credit for up to $5,000. The line is secured by the equipment subject to the lease guaranteed by the Company, and has no availability at December 31, 1999.

Future minimum payments under noncancelable operating leases with initial terms of one year or more are as follows:

                                                 Continuing   Discontinued
                                                 Operations    Operations
                                                 -------------------------
     2000                                         $ 6,478       $ 3,625
     2001                                           5,852         3,396
     2002                                           5,097         3,213
     2003                                           3,992         2,504
     2004                                           3,106         2,125
     Thereafter                                     9,531         3,526
                                                 -------------------------
                                                  $34,056       $18,389
                                                 =========================

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



8. COMMITMENTS AND CONTINGENCIES (CONTINUED)



The Company has subleased portions of its facilities to third parties. Future minimum receipts under noncancelable operating subleases with initial terms of one year or more are as follows:


     2000                                            $1,383
     2001                                             1,495
     2002                                               770
     2003                                               770
     2004                                               770
     Thereafter                                         602
                                                     ------
                                                     $5,790
                                                     ======

Litigation


In October 1998, Anthem Insurance Companies, Inc. filed complaints in Indiana state court against the Company, certain of its current and former subsidiaries, two individuals who left Anthem to manage the Company's former subsidiary National HealthCare Recovery Services LLC, as well as two former officers of the Company, which allege, among other claims, violations of the Indiana Uniform Trade Secrets Act. The lawsuit seeks injunctive relief and unspecified monetary damages. Settlement attempts to date have been unsuccessful and a trial date has been set for February 12, 2001. The Company believes Anthem's claims are without merit and is defending them vigorously.



In April 2000, Siebel Systems, Inc. filed suit against the Company claiming $2,294 in damages from the Company's alleged breach of a contract in June 1999 to purchase software from Siebel. In June 2000, Siebel served the Company with an Application for a Writ of Attachment, which would permit, if granted by the court, a lien to be placed on the Company's assets in favor of Siebel until final adjudication of the claim. Settlement attempts to date have been unsuccessful. The Company is vigorously defending the claim and believes it will prevail.




The Company is subject to lawsuits and claims in the ordinary course of business, many of which are covered in whole or part by insurance.

Management believes that the ultimate resolution of all lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



9. STOCKHOLDERS' DEFICIT


Preferred Stock

The Company's Board of Directors has the authority to issue shares of preferred stock, in one or more series, and containing certain rights and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, and liquidation or sinking fund rights. No preferred stock is outstanding at December 31, 1999 and the Company has no present plans to issue any shares of preferred stock.

Common Stock

Upon its formation, the Company's Board of Directors was staggered into three classes and common stock was classified into two series, Series A and Series B. Holders of Series A were entitled to elect Directors in Classes 2 and 3 and holders of Series B were entitled to elect Directors in Class 1. On December 1, 1999, the Company's Certificate of Incorporation was amended such that all authorized Series A and Series B common stock became 240,000,000 undifferentiated shares of authorized common stock. Concurrently, all outstanding shares of Series A common stock and Series B common stock automatically converted into shares of undifferentiated common stock on a share-for-share basis.

In August and December 1998, the Company was capitalized through the purchase by employees of 15,020,874 shares of unrestricted and restricted common stock at prices ranging from $.02 to $1.20 per share (aggregate consideration of approximately $5,002).

As partial consideration for the 1998 acquisitions, the Company issued 9,741,943 shares of common stock and committed to an additional 279,696 shares pursuant to subscription agreements for common stock. The shares committed pursuant to subscription agreements were issued in January 1999. As partial consideration for the 1999 business acquisitions, the Company issued 1,605,965 shares of common stock.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



9. STOCKHOLDERS' DEFICIT (CONTINUED)


Stock-Based Compensation

In connection with the 1998 and 1999 business acquisitions, the Company entered into employment-based restricted stock purchase agreements with certain employees of the Company and the acquired businesses, whom Company management expects will contribute significantly to the Company's ability to integrate, manage and grow the company's business. Under the terms of the restricted stock purchase program, eligible employees purchased specific amounts of common stock that are subject to restrictions and generally vest in equal installments over a three to five year period if employment continues and, in most cases, if pre-specified performance targets are attained. The Company has a right to repurchase, at the original issuance price, any restricted shares that do not vest. Management believes that by providing performance incentives, the Company's compensation structure achieves the dual objectives of retaining key employees over the term of the restricted stock awards and aligning each key employee's goals with those of maximizing Company stockholder value.


Employees paid for their common stock by paying the aggregate par value in cash and by delivery to the Company of a ten-year recourse notes payable, bearing interest at 5.5% per annum. For the year ended December 31, 1999, the Company accrued interest income of $333, representing the amount due on those shares which vested as of December 31, 1999.



In accordance with the fair value method, compensation expense is calculated based on the fair value of the right to purchase and vest in the restricted shares on the date of issuance and is recognized as an expense as the restricted shares vest. Using the minimum value method, the Company determined a fair value of $.18 per share for purchases made in December 1998 at $1.20 per share, and $.35 per share, on a weighted average basis, for purchases made from January through December 1999 at prices ranging from $1.20 to $2.50 per share. For the year ended December 31, 1999, the Company charged $1,973 (including a restructuring charge of $656 related to acceleration of vesting pursuant to certain severance agreements) and $229 to compensation expense of continuing and discontinued operations, respectively. For the period from May 29, 1998 (inception) through December 31, 1998, the Company charged $299 and $189 to compensation expense of continuing and discontinued operations, respectively.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



9. STOCKHOLDERS' DEFICIT (CONTINUED)


The fair value of each restricted stock grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

                                                           1998       1999
                                                          -----------------
    Interest rate                                          4.4%       5.0%

    Dividend yield                                           0          0

    Expected volatility                                      0%         0%

    Expected life in years                                 3.8        4.4

The following table summarizes the share activity and the weighted average purchase price per share of the restricted stock purchase agreements during the respective period:


                                                                  1998                        1999
                                                      -----------------------------------------------------
                                                       Number of       Purchase     Number of      Purchase
(Share amounts in thousands)                             shares          price       shares         price
                                                      -----------------------------------------------------
Unvested shares outstanding, beginning of period                --     $     --         16,491     $  .86
Shares issued                                               19,082          .90         15,843       1.50
Shares repurchased                                              --           --        (14,016)       .85
Shares vested                                               (2,591)        1.16         (3,160)      1.42
                                                      -----------------------------------------------------
Unvested shares outstanding, end of period                  16,491     $    .86         15,158     $ 1.42
                                                      =====================================================


Voting Agreement

Through November 24, 1999, all holders of the restricted and unrestricted common stock had entered into a voting agreement granting the power to vote their shares to two of the Company's officers. The voting agreement terminated upon the resignation of the two officers on November 24, 1999.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



9. STOCKHOLDERS' DEFICIT (CONTINUED)


Warrants


In connection with the acquisition of TSL, the Company issued a warrant to purchase 5,000 shares of common stock of TSL. The warrant has an exercise price of $.01 per warrant share, as defined, may be exercised beginning December 14, 2000 and expire May 15, 2005. Upon the earlier of the consummation of an initial public offering of the Company's equity securities, or a change in control of TSL, as defined, the warrant becomes exercisable for such number of shares of common stock of the Company as will result in the holder of the warrant realizing an aggregate 40% annual return (including interest) on the $5,000 portion of the purchase price for TSL that the Company paid with a promissory note.

On June 1, 2000, the Company sold the assets and business of TSL to a third party upon which the warrant became due. In settlement of the warrant, the Company paid $2,800 and is obligated to issue by July 7, 2000 a new warrant to purchase up to 200,000 shares of the Company's common stock for $2.50 per share. The new warrant may be exercised from the date of issuance and expires five years thereafter.



10. INCOME TAXES


The provision (benefit) for income taxes on income from continuing operations for the period from May 29, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999 is as follows:


                                                 1998            1999
                                               ------------------------
    Current:
      Federal                                  $     --         $  (336)
      State and local                                --            (111)
                                               ------------------------
    Total current expense (benefit)                  --            (447)

    Deferred:
      Federal                                        --          (1,265)
      State and local                                --             (80)
                                               ------------------------
    Total deferred expense (benefit)                 --          (1,345)
                                               ------------------------

    Total income tax expense (benefit)         $     --         $(1,792)
                                               ========================

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



10. INCOME TAXES (CONTINUED)


A reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective tax rate on continuing operations for the period from May 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 is as follows:


                                                           1998       1999
                                                           ------------------
    U.S. federal statutory rate                            (34.0)%    (34.0)%
    Change in valuation allowance                           23.8       20.9
    Nondeductible acquisition-related costs                 10.2        1.0
    Nondeductible stock compensation expense                  --        1.8
    Amortization of goodwill                                  --        2.2
    State taxes, net of federal benefit                       --       (0.5)
    Other                                                     --        1.4
                                                           ------------------
    Total income tax benefit                                  --       (7.2)%
                                                           ==================


In connection with its discontinued operations, the Company recorded a current tax provision of $2,648 and a deferred tax benefit of $(259). Since the Company rescinded the acquisition of one of its 1999 business acquisitions, a pretax loss of $(5,767) cannot be used by the Company in its consolidated tax returns.

Significant components of the Company's deferred taxes at December 31, 1998 and 1999 are as follows:

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



10. INCOME TAXES (CONTINUED)



                                                                  1998          1999
                                                                ----------------------
    Deferred tax liabilities:
      Lease basis differences                                    $ 1,483       $ 1,399
      Depreciation                                                    61         1,182
      Cash to accrual conversion                                     892           583
      Basis difference in acquired intangibles                       575           555
      Other                                                          807            27
                                                                 ---------------------
      Total deferred tax liabilities                               3,818         3,746

    Deferred tax assets:
      Amortization of intangibles                                     --        15,587
      Discontinued operations reserves                                --        15,434
      Allowance for doubtful accounts                                 13         2,023
      Expenses not currently deductible                              705         1,653
      Employee benefits                                               --           612
      Net operating loss carryforwards                               915           603
      Acquired asset basis differences                             1,427            --
      Other                                                          953         1,617
                                                                 ---------------------
    Total deferred tax assets                                      4,013        37,529
    Less valuation allowance for deferred tax assets                 935        33,394
                                                                 ---------------------

    Total deferred tax assets                                      3,078         4,135
                                                                 ---------------------

    Net deferred tax asset (liability)                           $  (740)      $   389
                                                                 =====================



The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets of $4,013 and $37,529 at December 31, 1998 and 1999, respectively. Due to the Company's operating losses and accumulated deficit since inception, the Company has established valuation reserves of $935 and $33,394 at December 31, 1998 and 1999, respectively. These tax benefits could be recorded as a reduction of income tax expense in the future as realized or as it becomes more likely than not that such tax benefits or portions thereof will be realized.


The Company has approximately $1,700 of net operating loss carryforwards from two acquired businesses that begin to expire in 2007. These net operating loss carryforwards are subject to loss limitation rules under IRC Section 382.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)




11. RELATED PARTY TRANSACTIONS


Officer Resignations

In connection with the resignation of two officers of the Company on November 24, 1999, the Company repurchased certain shares of common stock held by them. The aggregate common stock shareholdings of the officers or entities controlled by them was reduced from 12,972,250 to 5,701,552. In connection with the repurchase of the shares, the Company made an aggregate payment of approximately $133, reflecting the original purchase price of the shares. The Company also granted the former officers the right to transfer a portion of their shareholdings so long as entities controlled by them continued to own an aggregate of at least 3,400,000 shares of common stock.

Officer Non-cash Compensation

The Chairman and Chief Executive Officer of the Company (the CEO), pursuant to his employment agreement in his capacity as Chairman and Chief Executive Officer of the Company's executive search business, may direct the Company to accept equity fees in lieu of cash fees for executive search services rendered. The CEO must take reasonable steps to ensure that these equity fees have a fair market value at least equal to the amount of the standard cash fees generally collected. The CEO's original employment agreement granted him a right to receive from the Company any or all of these equity fees as a bonus prior to an initial public offering of the Company's equity securities. The CEO has elected to receive as a bonus certain private equity fees valued at $577 in 1999.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



11. RELATED PARTY TRANSACTIONS (CONTINUED)



Services Rendered



In March 1999, the Company acquired a 19.9% interest in eFox, L.L.C. The balance of this entity is owned by an employee/stockholder. During the course of 1999, eFox, L.L.C. rendered various e-commerce related services for the Holden Corporation, an acquired business. Fees for services performed were $56 in 1999.



JobPlex, Inc., an entity majority-owned by the CEO of the Company, performed services in 1999 for DHR International (DHR), an acquired business. Using its Internet database capability, JobPlex, Inc. provides properly matched job candidates to assist DHR in performing certain of their services. In 1999, DHR also advanced funds to JobPlex, Inc. for services to be rendered in 2000. Fees and retainers paid by DHR to JobPlex, Inc. for these services were $348.


Travel


An entity owned by the CEO is the owner of an interest in an airplane. In 1999, the airplane was used extensively by certain of the Company's senior executives for the purpose of conducting the Company's domestic and international business, including acquisition and divestiture projects, debt and/or equity financing activities, and other business purposes. During 1999, the Company paid $1,414 for its prorata use of the airplane.


Notes Receivable


The Company has a note receivable due from an employee/stockholder totaling $2,400 at December 31, 1998 and 1999, which is included in notes receivable from stockholders in the accompanying consolidated balance sheets. The note bears interest at 5.5% per annum and matures on December 14, 2003 or upon the consummation of an initial public offering of the Company's equity securities. The note receivable is secured by common shares of the Company owned by the individual. During 1999, the Company accrued interest income of approximately $120 on this note.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



11. RELATED PARTY TRANSACTIONS (CONTINUED)


Other Advances

The Company has made various loans and advances to employees in the ordinary course of business. Such amounts totaled $1,597 and $442 at December 31, 1998 and 1999, respectively, and are included in notes and other receivables in the accompanying consolidated balance sheets.


Acquisitions and Dispositions

See Notes 2 and 3, respectively.



12. EMPLOYEE BENEFIT PLAN


Effective February 1, 1999, the Company adopted the EPS Solutions Corporation 401(k) Plan covering substantially all of the Company's employees. Employees may contribute up to 15% of their compensation to the plan. Contributions to the plan by the Company are discretionary. 401(k) expenses for the plan for continuing and discontinued operations were $814 and $857, respectively, for the year ended December 31, 1999.


13. STOCK PERFORMANCE PLAN


The Company's Board of Directors adopted the EPS Solutions Corporation 2000 Stock Performance Plan (the "2000 Plan") on April 13, 2000 to provide incentives to employees, directors, officers and consultants to achieve both short-term and long-term objectives, including increasing return to stockholders.

The Company believes that the potential reward offered by grants of stock options (including nonqualified stock options ("NSOs") and incentive stock options ("ISOs"), stock purchase rights, stock appreciation rights, performance shares or unit awards, dividend or equivalent rights, restricted share or unit awards and other stock-based awards will enable it to attract and retain employees.

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



14. COMPONENTS OF CERTAIN BALANCE SHEET AMOUNTS



The components of certain balance sheet amounts at December 31, 1998 and 1999 were as follows:


Property and Equipment


                                                         1998          1999
                                                       ----------------------
    Furniture, fixtures and equipment                  $  3,447      $  5,864
    Computer software and equipment                       5,193         2,749
    Leasehold improvements                                1,082         1,076
                                                       ----------------------
                                                          9,722         9,689
    Less accumulated depreciation and amortization          (17)       (2,461)
                                                       ----------------------
                                                       $  9,705      $  7,228
                                                       ======================


Expenditures on property and equipment for each business segment for the period from May 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 were as follows:

                                                         1998          1999
                                                       ----------------------
    Human Capital Solutions                            $  2,249      $  8,915
    Cost Recovery Services                                   --         3,170
                                                       ----------------------
                                                       $  2,249      $ 12,085
                                                       ======================

Goodwill and Other Intangibles

                                                     1998            1999
                                                   ------------------------
    Goodwill                                       $116,977        $ 40,510
    Assembled workforce                               2,100           2,100
    Covenants-not-to-compete                            200             200
    Contract rights                                     332             332
                                                   ------------------------
                                                    119,609          43,142
    Less accumulated amortization                        --          (2,333)
                                                   ------------------------
                                                   $119,609        $ 40,809
                                                   ========================

                            EPS Solutions Corporation


                   Notes to Consolidated Financial Statements
                             (dollars in thousands)



14. COMPONENTS OF CERTAIN BALANCE SHEET AMOUNTS (CONTINUED)


Accounts Payable and Accrued Expenses

                                                      1998            1999
                                                     -----------------------
    Accounts payable                                 $15,726         $ 7,515
    Other accrued expenses                             9,069          15,112
    Accrued acquisition costs                          6,143           2,423
    Accrued transaction fees                           5,500              --
                                                     -----------------------
                                                     $36,438         $25,050
                                                     =======================

In connection with the 1998 business acquisitions, the Company initiated a plan to exit certain activities of these entities and eliminate redundant administrative functions. The estimated cost of the plan totaled approximately $1,514 and was included in accrued expenses in the accompanying financial statements at December 31, 1998. As of December 31, 1999 there was $397 remaining to be paid under the plan.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

EPS Solutions Corporation


      We have audited the accompanying statements of income, members' equity (deficit), and cash flows of Benefit Funding Services Group LLC for the period March 28, 1998 (inception) to November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Benefit Funding Services Group LLC for the period March 28, 1998 (inception) to November 30, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Los Angeles, California
March 12, 1999, except for
Note 5, as to which the
date is June 26, 2000.

                       BENEFIT FUNDING SERVICES GROUP LLC

                              STATEMENT OF INCOME
             PERIOD MARCH 28, 1998 (INCEPTION) TO NOVEMBER 30, 1998

Revenues:
  Consulting fees...........................................  $650,000
  Conversion fees...........................................   130,810
                                                              --------
                                                               780,810
Operating expenses:
  Professional fees.........................................   501,750
  General and administrative................................     4,437
  Payroll and benefits......................................    17,879
                                                              --------
          Total operating expenses..........................   524,066
                                                              --------
Income before extraordinary item............................   256,744
Extraordinary item..........................................   (32,000)
                                                              --------
Net income..................................................  $224,744
                                                              ========

                            See accompanying notes.

                       BENEFIT FUNDING SERVICES GROUP LLC

                     STATEMENT OF MEMBERS' EQUITY (DEFICIT)
             PERIOD MARCH 28, 1998 (INCEPTION) TO NOVEMBER 30, 1998

                                                                       RETAINED-
                                                                       EARNINGS
                                                                       (MEMBERS'
                                                            CAPITAL    DEFICIT)       TOTAL
                                                            -------    ---------    ---------
Capital contribution......................................  $36,936    $      --    $  36,936
  Net income..............................................       --      224,744      224,744
  Distribution to members.................................       --     (275,538)    (275,538)
                                                            -------    ---------    ---------
Balance at November 30, 1998..............................  $36,936    $ (50,794)   $ (13,858)
                                                            =======    =========    =========

                            See accompanying notes.

                       BENEFIT FUNDING SERVICES GROUP LLC

                            STATEMENT OF CASH FLOWS
             PERIOD MARCH 28, 1998 (INCEPTION) TO NOVEMBER 30, 1998

OPERATING ACTIVITIES
Net income..................................................  $ 224,744
Adjustments to reconcile net income to net cash used in
  operating activities:
  Changes in operating assets and liabilities:
     Accounts receivable....................................   (280,810)
     Accounts payable.......................................     21,035
                                                              ---------
Net cash used in operating activities.......................    (35,031)
FINANCING ACTIVITIES
Capital contribution........................................     36,936
                                                              ---------
Net cash provided by financing activities...................     36,936
                                                              ---------
Net increase in cash and cash equivalents...................      1,905
Cash and cash equivalents, beginning of period..............         --
                                                              ---------
Cash and cash equivalents, end of period....................  $   1,905
                                                              =========

                            See accompanying notes.

                       BENEFIT FUNDING SERVICES GROUP LLC

                         NOTES TO FINANCIAL STATEMENTS

 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

      Benefit Funding Services Group LLC (the Company) is a Nevada limited liability company that provides insurance brokerage services and consulting services to other companies in conjunction with the transfer of assets of employer benefit plans to a different investment manager. The Company is a registered broker-dealer. The Company was incorporated on March 28, 1998 and was capitalized with $36,936 in cash contributed by its members.

      On December 14, 1998, the members of the Company entered into an agreement to sell the Company's ownership interests to EPS Solutions Corporation (EPS). Expenses related to the sale of the business are presented as an extraordinary item in the statement of income. For purposes of inclusion in the consolidated financial statements of EPS, the Company's fiscal year end is November 30.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

      Cash equivalents are deemed to be any short-term, nonequity investment that is readily convertible to cash and is not subject to market fluctuations, with an original maturity of three months or less.

INCOME TAXES

      The Company is a Nevada limited liability company and, as such, does not pay federal or state income taxes. The members of the Company report the Company's taxable income or loss on their respective income tax returns.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist principally of cash, accounts receivable, and accounts payable. The Company believes the recorded value of all financial instruments approximates their fair values.

REVENUE RECOGNITION

      Consulting fees are recognized upon completion of the Company's services provided. Conversion fees are recognized at the date the Company has completed its work to facilitate the transfer of assets to the investment manager.

 3. RELATED PARTY TRANSACTIONS

      In 1998, the Company received consulting revenues of $650,000 from FFR Holding Co., Inc., a related party.

      In 1998, the Company paid $500,000 of consulting fees to National Benefits Consultants, Inc., a related party.

                       BENEFIT FUNDING SERVICES GROUP LLC

4. MEMBERS' EQUITY

      In 1998, a dividend of $275,538 was payable to the members of the Company. The dividend was paid in December 1998.


5. SUBSEQUENT EVENT

      As described in Note 1, the Company's members entered into an agreement with EPS to sell the Company's ownership interests. Upon completion of its purchase, EPS contributed the equity interest it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the ownership interests of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EPS Solutions Corporation

      We have audited the accompanying consolidated statements of operations, shareholders' equity, and cash flows of DHR International, Inc. for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of DHR International, Inc. for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Chicago, Illinois
March 8, 1999, except for
Note 8, as to which the
date is June 26, 2000

                            DHR INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
Net revenues........................................  $13,295,314    $17,723,805    $23,601,025
Expenses:
  Payroll expense...................................    2,026,022      2,930,310      4,284,493
  Commission expense................................    7,360,264      9,389,052     12,072,952
  General and administrative........................    3,962,018      4,577,822      6,072,833
  Interest expense..................................      198,348        355,862        385,849
  Other income......................................     (148,616)       (99,226)       (83,925)
                                                      -----------    -----------    -----------
Income (loss) before income taxes and extraordinary
  item..............................................     (102,722)       569,985        868,823
Income taxes on income (loss) before extraordinary
  item..............................................      (80,150)      (263,458)      (364,249)
                                                      -----------    -----------    -----------
Income (loss) before extraordinary item.............     (182,872)       306,527        504,574
Extraordinary item, net of income tax benefit of
  $169,794..........................................           --             --       (235,206)
                                                      -----------    -----------    -----------
Net income (loss)...................................  $  (182,872)   $   306,527    $   269,368
                                                      ===========    ===========    ===========

                            See accompanying notes.

                            DHR INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                           NOTES        ACCUMULATED
                                              ADDITIONAL                 RECEIVABLE        OTHER
                                     COMMON    PAID-IN      RETAINED        FROM       COMPREHENSIVE
                                     STOCK     CAPITAL      EARNINGS    SHAREHOLDERS   INCOME(LOSS)      TOTAL
                                     ------   ----------   ----------   ------------   -------------   ----------
Balance at January 1, 1996.........  $ --     $  506,591   $  903,929    $ (91,000)      $     --      $1,319,520
  Issuance of common stock.........    --        306,533           --           --             --         306,533
  Loans to shareholders............    --             --           --     (133,550)            --        (133,550)
  Unrealized loss on marketable
    securities.....................    --             --           --           --           (629)           (629)
  Net loss.........................    --             --     (182,872)          --             --        (182,872)
                                                                                                       ----------
  Comprehensive loss...............                                                                      (183,501)
                                       --     ----------   ----------    ---------       --------      ----------
Balance at January 1, 1997.........    --        813,124      721,057     (224,550)          (629)      1,309,002
  Issuance of common stock.........    --        629,933           --           --             --         629,933
  Loans to shareholders............    --             --           --     (170,113)            --        (170,113)
  Unrealized gain on marketable
    securities.....................    --             --           --           --         65,518          65,518
  Net income.......................    --             --      306,527           --             --         306,527
                                                                                                       ----------
  Comprehensive income.............                                                                       372,045
                                       --     ----------   ----------    ---------       --------      ----------
Balance at January 1, 1998.........    --      1,443,057    1,027,584     (394,663)        64,889       2,140,867
  Repurchase of common stock, net..    --       (110,600)          --           --             --        (110,600)
  Repayment of loans from
    shareholders...................    --             --           --      394,663             --         394,663
  Unrealized loss on marketable
    securities.....................    --             --           --           --        (79,767)        (79,767)
  Net income.......................    --             --      269,368           --             --         269,368
                                                                                                       ----------
  Comprehensive income.............                                                                       189,601
                                     ----     ----------   ----------    ---------       --------      ----------
Balance at December 31, 1998.......  $ --     $1,332,457   $1,296,952    $      --       $(14,878)     $2,614,531
                                     ====     ==========   ==========    =========       ========      ==========


                            See accompanying notes.

                            DHR INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                         1996          1997           1998
                                                       ---------    -----------    -----------
OPERATING ACTIVITIES
Net income (loss)....................................  $(182,872)   $   306,527    $   269,368
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
     Depreciation and amortization...................    210,410        160,882        176,570
     Provision for uncollectible receivables.........         --        365,183        889,000
     Recoveries of bad debts and cancellations,
       net...........................................   (685,616)            --             --
     Deferred income taxes...........................    (39,484)        59,172       (552,534)
     Change in operating assets and liabilities:
       Accounts receivable...........................    644,577       (598,140)    (2,147,586)
       Other receivables.............................   (245,135)      (691,526)       220,073
       Prepaid expenses and other current assets.....    (44,359)      (110,589)       166,369
       Accounts payable..............................    321,225         99,525        175,130
       Accrued expenses..............................    285,813        132,815         56,892
       Accrued commissions...........................         --             --        970,601
       Income taxes payable..........................         --             --        263,397
       Other.........................................         --             --        (20,270)
                                                       ---------    -----------    -----------
Net cash provided by (used in) operating
  activities.........................................    264,559       (276,151)       467,010
INVESTING ACTIVITIES
Purchases of fixed assets............................   (418,354)      (343,660)      (453,123)
Loans to shareholder.................................   (234,176)    (1,975,738)            --
Payments made by shareholder.........................         --             --       (422,382)
Purchases of marketable securities...................   (120,875)      (155,898)      (193,904)
                                                       ---------    -----------    -----------
Net cash used in investing activities................   (773,405)    (2,475,296)    (1,069,409)
FINANCING ACTIVITIES
Proceeds from lines of credit and long-term debt.....    630,000      5,382,822      5,167,978
Repayment of lines of credit and long-term debt......         --     (3,533,944)    (4,055,545)
Net proceeds (payments) from issuance (purchase) of
  common stock.......................................    172,983        459,820       (486,012)
                                                       ---------    -----------    -----------
Net cash provided by financing activities............    802,983      2,308,698        626,421
                                                       ---------    -----------    -----------
Net increase (decrease) in cash......................    294,137       (442,749)        24,022
Cash and cash equivalents at beginning of year.......    159,878        454,015         11,266
                                                       ---------    -----------    -----------
Cash and cash equivalents at end of year.............  $ 454,015    $    11,266    $    35,288
                                                       =========    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes...........................  $ 231,000    $   332,000    $        --
Cash paid for interest...............................  $ 189,000    $   357,293    $   375,294

                            See accompanying notes.

                            DHR INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

      Headquartered in Chicago, Illinois, DHR International, Inc. (the Company) provides retained executive search services worldwide with 32 domestic offices and 15 international offices. The Company primarily identifies candidates for senior management positions with compensation levels exceeding $100,000.

 2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

      For purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with maturities generally less than three months to be cash equivalents.

REVENUE RECOGNITION

      The Company recognizes revenues from services and all associated costs for retained searches upon delivery of a market analysis report. Under certain circumstances, the Company contracts searches from which a portion of the fee will not be collected until the successful placement of a candidate. In those instances, the Company recognizes this portion of the revenue from services and associated costs upon the successful placement. At December 31, 1997 and 1998, accounts receivable includes $414,000 and $227,000, respectively, in uninvoiced amounts relating to completed services.

MARKETABLE SECURITIES

      Marketable equity securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses, net of tax, recorded in shareholders' equity. Realized gains and losses, declines in value judged to be other-than-temporary, and interest and dividends are included in income. There was no impact on net income in 1998 for these items.

FIXED ASSETS

      Fixed assets are stated on the basis of cost. Provisions for depreciation and amortization are computed using straight-line methods over estimated useful lives of 30 years for the building, five to seven years for furniture, fixtures, equipment, and vehicles, and over the shorter of the useful life or the term of the lease for leasehold improvements.

INCOME TAXES

      Income taxes are accounted for using the asset and liability approach. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

COMPREHENSIVE INCOME (LOSS)

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No.
130). This standard was effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of

                            DHR INTERNATIONAL, INC.

 2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized. Operating results of prior periods have been reclassified. The Company's only component of other comprehensive income (loss) is the unrealized gains and losses on investments.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 3. SALE OF CERTAIN ASSETS AND LIABILITIES TO EPS SOLUTIONS CORPORATION

      On December 14, 1998, the Company's stockholders entered into an agreement to sell the Company to EPS Solutions Corporation. For financial accounting purposes, the effective date of the transaction was December 31, 1998. Accordingly, the consolidated financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the consolidated statement of operations.

 4. INCOME TAXES

      Significant components of the provision for income taxes are as follows:

                                                              DECEMBER 31,
                                                   ----------------------------------
                                                     1996        1997         1998
                                                   --------    ---------    ---------
Current provision:
  Federal........................................  $ 96,046    $ 299,070    $ 645,434
  State..........................................    23,588       69,270      101,555
                                                   --------    ---------    ---------
                                                    119,634      368,340      746,989
Deferred tax benefit.............................   (39,484)    (104,882)    (552,534)
                                                   --------    ---------    ---------
Provision for income taxes.......................  $ 80,150    $ 263,458    $ 194,455
                                                   ========    =========    =========

      The reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                     1996        1997         1998
                                                   --------    ---------    ---------
Federal income tax at statutory rate.............  $(34,925)   $ 193,795    $ 157,700
State income taxes, net of federal tax benefit...    (6,163)      34,199       27,829
Other, net.......................................   121,238       35,464        8,926
                                                   --------    ---------    ---------
Income tax expense...............................  $ 80,150    $ 263,458    $ 194,455
                                                   ========    =========    =========

      The income tax provision for 1998 includes an income tax benefit of $169,794 related to the extraordinary item.

                            DHR INTERNATIONAL, INC.

 5. LEASES

      The Company leases certain facilities under various operating leases resulting in rent expense of approximately $641,000, $1,059,000 and $1,418,000, for the years ended December 31, 1996, 1997 and 1998, respectively. Aggregate annual minimum future rental payments at December 31, 1998, under noncancelable building leases are as follows:

1999.....................................  $1,702,000
2000.....................................   1,451,000
2001.....................................   1,335,000
2002.....................................   1,236,000
2003.....................................   1,008,000
Thereafter...............................   3,236,000
                                           ----------
                                           $9,968,000
                                           ==========

      Certain of the lease agreements contain options to renew and require payments of taxes, insurance, and maintenance costs. In addition, certain leases also include escalation clauses based on various economic indicators.

 6. EMPLOYEE BENEFIT PLANS

      The Company sponsored a defined-contribution benefit plan covering a majority of employees which consists of a 401(k) plan. Employees can contribute a percentage of their compensation to the 401(k) plan in the form of payroll deductions, subject to certain limits established by the Internal Revenue Code. The Company does not match employee contributions.

 7. RELATED PARTY TRANSACTIONS

      The principal shareholder of the Company regularly transacts business with the Company and other companies which he controls. These transactions are appropriately disclosed on the face of the financial statements.


 8. SUBSEQUENT EVENT

      As described in Note 3, the Company's stockholders entered into an agreement to sell the Company to EPS. Upon completion of its purchase, EPS contributed the net assets it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
EPS Solutions Corporation

      We have audited the accompanying statement of income, shareholder's equity and cash flows of D.L.D. Insurance Brokers, Inc. for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of D.L.D. Insurance Brokers, Inc. for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP


Orange County, California
June 24, 1999, except for
the second and third paragraphs
of Note 4, as to which the date
is June 26, 2000

                         D.L.D. INSURANCE BROKERS, INC.


                              STATEMENTS OF INCOME



                                                                                   Period From
                                                              Year Ended         January 1, 1999
                                                              December 31,       to February 28,
                                                                 1998                 1999
                                                             -------------       ----------------
                                                                                   (unaudited)
Commission and fee income...................................  $4,086,541             $910,783
Operating expenses:
  Payroll and benefits......................................   1,366,047              313,448
  General and administrative................................     627,976               98,659
  Depreciation..............................................      86,859                8,710
                                                              ----------             --------
Total operating expenses....................................   2,080,882              420,817
                                                              ----------             --------
Operating income............................................   2,005,659              489,966
Interest income.............................................     142,496               13,188
                                                              ----------             --------
Income before income taxes..................................   2,148,155              503,154
Provision for state income taxes............................      32,241                4,400
                                                              ----------             --------
Net income..................................................  $2,115,914             $498,754
                                                              ==========             ========


                            See accompanying notes.

                         D.L.D. INSURANCE BROKERS, INC.


                       STATEMENTS OF SHAREHOLDER'S EQUITY
                YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD FROM
                      JANUARY 1, 1999 TO FEBRUARY 28, 1999



                                                        ADDITIONAL
                                              COMMON     PAID-IN       RETAINED      SHAREHOLDER'S
                                              STOCK      CAPITAL       EARNINGS         EQUITY
                                              ------    ----------    -----------    -------------
Balance at January 1, 1998..................  $5,000     $23,269      $ 1,026,725     $ 1,054,994
  Net income................................      --          --        2,115,914       2,115,914
  Distributions of income to shareholder....      --          --       (2,757,412)     (2,757,412)
                                              ------     -------      -----------     -----------
Balance at December 31, 1998................  $5,000     $23,269      $   385,227     $   413,496
  Net income (unaudited)....................      --          --          498,754         498,754
  Distributions to shareholder (unaudited)..      --     (11,740)        (434,177)       (445,917)
                                              ------     -------      -----------     -----------
Balance at February 28, 1999 (unaudited)....  $5,000     $11,529      $   449,804     $   466,333
                                              ======     =======      ===========     ===========


                            See accompanying notes.

                         D.L.D. INSURANCE BROKERS, INC.


                            STATEMENTS OF CASH FLOWS



                                                                                   Period From
                                                              Year Ended         January 1, 1999
                                                              December 31,       to February 28,
                                                                 1998                 1999
                                                             -------------       ----------------
                                                                                   (unaudited)
OPERATING ACTIVITIES
Net income..................................................  $ 2,115,914           $  498,754
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................       86,859                8,710
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (382,792)            (714,080)
     Prepaid expenses and other assets......................       75,117             (389,363)
     Premiums payable to insurance companies................    1,281,094              780,912
     Accrued expenses and other liabilities.................     (322,190)             113,406
                                                              -----------           ----------
Net cash provided by operating activities...................    2,854,002              298,339

INVESTING ACTIVITIES
Purchases of property and equipment.........................      (37,170)              (9,626)
                                                              -----------           ----------
Net cash used by investing activities.......................      (37,170)              (9,626)

FINANCING ACTIVITIES
Distributions of income to shareholder......................   (2,757,412)            (320,327)
                                                              -----------           ----------
Net cash used by financing activities.......................   (2,757,412)            (320,327)

Increase (decrease) in cash and cash equivalents............       59,420              (31,614)
Cash and cash equivalents at beginning of year..............    2,307,150            2,366,570
                                                              -----------           ----------
Cash and cash equivalents at end of year....................  $ 2,366,570           $2,334,956
                                                              ===========           ==========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for state income taxes............................  $    46,910           $       --
                                                              ===========           ==========
NONCASH FINANCING ACTIVITIES
Assets distributed to stockholder                             $        --           $  125,591
                                                              ===========           ==========


                            See accompanying notes.

                         D.L.D. INSURANCE BROKERS, INC.


                         NOTES TO FINANCIAL STATEMENTS
                               FEBRUARY 28, 1999
  (Amounts for the period January 1, 1999 to February 28, 1999 are unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

      D.L.D. Insurance Brokers, Inc. (the Company) is a marketing organization that primarily distributes products of various insurance carriers. The Company derives revenues primarily from compensation on products sold.

      The agreements between the insurance carriers and the Company are cancelable at will, subject to certain conditions defined in the agreements, and there can be no assurance that any such agreements or arrangements will continue, or that any such agreements or arrangements will continue on present terms.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents are deemed to be any short-term, nonequity investment that is readily convertible to cash and is not subject to market fluctuations, with an original maturity of three months or less.


      Cash includes funds maintained in premium trust accounts held by the Company in a fiduciary capacity. Such funds, except for the portion representing Company commissions, must be paid to the respective insurance companies or to the insureds and are not available for general use. Substantially all of the cash held by the company at December 31, 1998 and February 28, 1999 is restricted for this purpose.


PROPERTY AND EQUIPMENT

      The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to seven years.

USE OF ESTIMATES

      The presentation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

      Commission and fee revenue from premiums billed directly to the insured is recognized when received (which also approximates the effective date). Commission revenue relating to premiums billed directly by insurance carriers is recorded as income when received.

BUSINESS CONCENTRATIONS

      Substantially all of the Company's premiums and commissions accounts receivable from customers and premiums payable to insurance companies arise from policies sold on behalf of insurance companies. The Company, as agent, collects premiums, retains its commission, and remits the balance to the insurance companies.

      During 1998, one customer accounted for 11% of total revenues. For the year ended December 31, 1998, substantially all of the Company's commissions and fees were received from insureds in the state of California. Accordingly, the occurrence of adverse economic conditions or an adverse regulatory climate in California could have a material adverse effect on the Company.

                         D.L.D. INSURANCE BROKERS, INC.

                               FEBRUARY 28, 1999
  (Amounts for the period January 1, 1999 to February 28, 1999 are unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

S CORPORATION -- INCOME TAX STATUS


      Effective February 1, 1990, the Company, with the consent of its shareholder, elected under the Internal Revenue Code (the Code) to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the year ended December 31, 1998. However, certain states in which the Company conducts business require income taxes to be paid on S corporation earnings. As such, provisions for state income taxes in the amount of $32,241 for the year ended December 31, 1998, and $4,400 for the two months ended February 28, 1999, are included in these financial statements.


2. EMPLOYEE BENEFIT PLAN


      The Company has a 401(k) pension plan covering substantially all of its employees. The Company matches 50% of a participant's salary reductions up to 6% of a participant's contribution with an annual maximum of $5,000. The total cost of contributions made in 1998 and for the two months ended February 28, 1999, was approximately $19,000 and $3,000, respectively.


3. LEASE COMMITMENTS


      The Company leases its offices and certain office equipment under various operating leases. Rent expense was approximately $89,000 for the year ended December 31, 1998 and $15,000 for the two months ended February 28, 1999. Aggregate annual minimum future rental payments at December 31, 1998, under noncancelable leases, are as follows:


1999.......................................................  $85,000
2000.......................................................    7,000
                                                             -------
                                                             $92,000
                                                             =======


4. SUBSEQUENT EVENT



      On March 19, 1999, the Company's common stock was acquired by EPS Solutions Corporation. As a result of the transaction, the Company no longer qualifies for treatment as an S corporation under the Internal Revenue Code. As such, after the acquisition the Company will need to provide for federal income taxes and account for income taxes using the liability approach as described by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.



      As described above, the Company's stockholders entered into an agreement with EPS to sell the Company's common stock. Upon completion of its purchase, EPS contributed the equity interest it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the capital stock of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.



      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

EPS Solutions Corporation



      We have audited the accompanying consolidated statement of operations, changes in shareholder's equity, and cash flows of D'Accord Holdings, Inc. and subsidiaries for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of D'Accord Holdings, Inc. and subsidiaries for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP


San Francisco, California
February 12, 1999, except for
Note 8, as to which the date
is June 26, 2000

                    D'ACCORD HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

Revenues:
  Advisory fees.............................................  $21,526,000
  Interest and other income.................................      319,000
                                                              -----------
Total revenues..............................................   21,845,000
                                                              -----------
Costs and expenses:
  Selling, general and administrative.......................   21,457,000
  Advisory direct costs.....................................       87,000
  Other expenses............................................       46,000
                                                              -----------
Total costs and expenses....................................   21,590,000
                                                              -----------
Income before extraordinary item and income taxes...........      255,000
Provision for income taxes..................................      204,000
                                                              -----------
Income before extraordinary item............................       51,000
Extraordinary item..........................................     (223,000)
                                                              -----------
Net loss....................................................  $  (172,000)
                                                              ===========

                            See accompanying notes.

                    D'ACCORD HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                          YEAR ENDED DECEMBER 31, 1998

                                                                                       ACCUMULATED
                                         COMMON STOCK       ADDITIONAL                    OTHER           TOTAL
                                      -------------------    PAID-IN      RETAINED    COMPREHENSIVE   SHAREHOLDER'S
                                      SHARES     AMOUNT      CAPITAL      EARNINGS       INCOME          EQUITY
                                      ------   ----------   ----------   ----------   -------------   -------------
Balance at January 1, 1998..........  26,871   $1,744,000   $  38,000    $1,422,000      $    --       $3,204,000
  Issuance of common stock..........   1,088      199,000    (199,000)           --           --               --
  Purchase of common stock..........    (132)     (15,000)         --            --           --          (15,000)
  Deferred stock compensation.......      --           --     161,000            --           --          161,000
  Deferred tax liability reversal...      --           --          --       864,000           --          864,000
  Minority interest.................      --           --          --       995,000           --          995,000
  Foreign currency translation
    adjustments, net of related
    income taxes....................      --           --          --            --       (5,000)          (5,000)
  Net loss..........................      --           --          --      (172,000)          --         (172,000)
                                      ------   ----------   ---------    ----------      -------       ----------
Balance at December 31, 1998........  27,827   $1,928,000   $      --    $3,109,000      $(5,000)      $5,032,000
                                      ======   ==========   =========    ==========      =======       ==========

                            See accompanying notes.

                    D'ACCORD HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

OPERATING ACTIVITIES
Net loss....................................................  $  (172,000)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Net gain on sale of assets................................      (10,000)
  Depreciation and amortization.............................      241,000
     Amortization of common stock deferred compensation.....      161,000
     Amortization of loan fees..............................        7,000
     Deferred income taxes..................................        1,000
     Change in assets and liabilities:
       Increase in receivables for advisory fees and
        other...............................................   (3,623,000)
       Increase in other current assets.....................      (76,000)
       Increase in deposits.................................      (12,000)
       Decrease in cash surrender value of life insurance...      641,000
       Increase in other long-term assets...................     (442,000)
       Increase in accounts payable and accrued
        liabilities.........................................      205,000
       Increase in accrued incentive compensation...........    3,745,000
       Decrease in current taxes payable....................     (728,000)
       Increase in long-term liabilities....................      339,000
                                                              -----------
Total adjustments...........................................      449,000
                                                              -----------
Net cash provided by operating activities...................      277,000

INVESTING ACTIVITIES
Purchases of leasehold improvements, furniture, fixtures and
  equipment.................................................     (190,000)
Proceeds from sale of furniture, fixtures and equipment.....       11,000
                                                              -----------
Cash used in investing activities...........................     (179,000)

FINANCING ACTIVITIES
Borrowings under line of credit and life insurance
  policies..................................................    1,619,000
Repayment of borrowings under line of credit and life
  insurance policies........................................   (1,619,000)
Payment on purchase of common stock.........................      (15,000)
                                                              -----------
Net cash used in financing activities.......................      (15,000)
                                                              -----------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (5,000)
                                                              -----------
Net increase in cash and cash equivalents...................       78,000
Cash and cash equivalents, beginning of year................    7,213,000
                                                              -----------
Cash and cash equivalents, end of year......................  $ 7,291,000
                                                              ===========



                            See accompanying notes.

                    D'ACCORD HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. SUMMARY DESCRIPTION OF BUSINESS ACTIVITIES

      D'Accord Holdings, Inc. (the Company) was formed on November 15, 1989. The Company operates through its wholly-owned subsidiary, D'Accord Asset Management, Inc. (DAM), through its 80 percent-owned subsidiary, D'Accord Group, Inc. (Group), and through Group's wholly-owned subsidiaries, D'Accord Incorporated (D'Accord), D'Accord Financial Services, Inc. (DFS) and D'Accord International Services, Inc. (DIS). D'Accord also owns two foreign sales corporations and DIS has a wholly-owned subsidiary in the United Kingdom, D'Accord Financial Services Limited (DFSL). On December 14, 1998, EPS Solutions Corporation acquired all of the outstanding stock of Holdings as well as the minority interest in Group.

      DFS arranges and packages sophisticated tax-advantaged financings and is a registered broker-dealer with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. D'Accord's personnel provide DFS with advisory and administrative services, pursuant to a management agreement with DFS. DAMI was formed for the purpose of serving as a general partner in D'Accord Limited Partnership (DLP) in which DAMI has a one percent interest. DLP was formed for the purpose of remarketing equipment and administering the distribution of residual proceeds from sales or re-leases of equipment in certain lease transactions.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

      On December 14, 1998, the Company's stockholders and Group's minority stockholders entered into an agreement with EPS Solutions Corporation to sell the Company's common stock. For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the statement of operations.

MANAGEMENT ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company, DAMI, Group, D'Accord, DFS, DIS and DFSL. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE AND EXPENSE RECOGNITION

      Fees from advisory services are recognized when parties have agreed in principle to close the transaction and all, or substantially all, services have been performed and completed by the Company (completed performance method). Related direct costs are expensed at the time of revenue recognition; indirect costs are expensed as incurred.

                    D'ACCORD HOLDINGS, INC. AND SUBSIDIARIES

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


FOREIGN CURRENCY TRANSACTIONS

      Assets and liabilities resulting from foreign currency transactions are translated into U.S. dollars at the foreign exchange rate in effect on the balance sheet date. Revenue and expense transactions are recorded and translated into U.S. dollars at the foreign exchange rate in effect on the transaction date.

CASH AND CASH EQUIVALENTS

      For purposes of the statement of cash flows, the Company classifies as cash equivalents all highly liquid investments with an original maturity date of three months or less.

LEASEHOLD IMPROVEMENTS, FURNITURE, FIXTURES AND EQUIPMENT

      Leasehold improvements, furniture, fixtures and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, whichever is shorter.

INCOME TAXES

      The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the current tax payable for the period and the change during the period in deferred tax assets and liabilities.

 3. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

      Cash paid during the year ended December 31, 1998 for:

Interest..................................  $ 34,000
                                            ========
Income taxes..............................  $931,000
                                            ========

 4. SHAREHOLDERS' EQUITY

      On December 14, 1998, the Company's stockholders and Group's minority stockholders entered into an agreement with EPS Solutions Corporation to sell the Company's common stock and Group's minority stockholders common stock. In connection with this transaction, events were triggered that caused a $864,000 deferred tax liability to be reversed to retained earnings, certain common stock valued at $199,000 to vest immediately and the reclassification of $995,000 of minority interest to retained earnings. Also, during 1998 the Company repurchased 132 shares from a former employee for $15,000.

 5. EMPLOYEE BENEFITS PLANS

      D'Accord had a defined contribution pension plan (the Pension Plan) that covered employees who met certain minimum service and age requirements. For the period ended December 14, 1998 contributions to the Pension Plan by D'Accord equaled 10 percent of employee compensation, as defined, subject to certain limitations. A contribution of $488,000 was charged to operations in 1998 and is included in selling, general and administrative expenses.

                    D'ACCORD HOLDINGS, INC. AND SUBSIDIARIES

 5. EMPLOYEE BENEFITS PLANS (CONTINUED)

      D'Accord also had a profit sharing plan that constitutes a qualified profit sharing plan, as described in Section 401(a) of the Internal Revenue Code (the Code), that includes a qualified cash or deferred arrangement under Section 401(k) of the Code. All eligible employees were able to elect to participate in this profit sharing plan (the 401(k) Plan). Under the 401(k) Plan, D'Accord matched non-officer employee contributions up to $600 per plan year. D'Accord contributed $13,000 to the 401(k) Plan for the period ended December 14, 1998.


      Effective with the acquisition of the Company by EPS Solutions Corporation, the Pension Plan and the 401(k) Plan were terminated.

 6. INCOME TAXES

      The provision for income taxes for the year ended December 31, 1998 consisted of the following:

Current:
  Federal.................................  $ 41,000
  State and city..........................   162,000
                                            --------
                                             203,000
Deferred:
  Federal.................................     1,000
  State and city..........................        --
                                            --------
                                               1,000
                                            --------
Provision for income taxes................  $204,000
                                            ========

      The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory federal income tax rate to pre-tax income principally as a result of state income taxes and certain book expenses that are not deductible for income tax purposes.

 7. COMMITMENTS

      D'Accord leases office space, computers and copier equipment under non-cancelable operating leases extending through 2008. Rental expense under these leases (net of sublease rental income of $284,000) was $1,057,000.


 8. SUBSEQUENT EVENT

      As described in Note 2, the Company's stockholders entered into an agreement with EPS to sell the Company's common stock. Upon completion of its purchase, EPS contributed the equity interest it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the capital stock of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

EPS Solutions Corporation



      We have audited the accompanying statements of income, stockholders' equity (deficit), and cash flows of FDSI Logistics, Inc. for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of FDSI Logistics, Inc. for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP


Orange County, California
February 24, 1999, except for
Note 4, as to which the
date is June 26, 2000.

                              FDSI LOGISTICS, INC.

                              STATEMENTS OF INCOME

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
Transportation and freight management revenues......  $12,259,315    $13,719,431    $14,722,942
Cost and expenses:
  Cost of sales.....................................    9,229,986     10,806,780     10,808,388
  Selling, general and administrative expenses......    2,930,281      2,656,835      2,243,462
                                                      -----------    -----------    -----------
Total costs and expenses............................   12,160,267     13,463,615     13,051,850
                                                      -----------    -----------    -----------
Income from operations..............................       99,048        255,816      1,671,092
Interest expense....................................       38,188         27,774         36,575
Interest income.....................................       71,634          2,195
                                                      -----------    -----------    -----------
Income before taxes.................................      132,494        230,237      1,634,517
State franchise taxes...............................          800          3,300         24,000
                                                      -----------    -----------    -----------
Income before extraordinary item....................      131,694        226,937      1,610,517
Extraordinary item, net of tax......................           --             --       (131,000)
                                                      -----------    -----------    -----------
Net income..........................................  $   131,694    $   226,937    $ 1,479,517
                                                      ===========    ===========    ===========

                            See accompanying notes.

                              FDSI LOGISTICS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                COMMON STOCK                                 TOTAL
                                             ------------------        RETAINED          STOCKHOLDERS'
                                             SHARES     AMOUNT    EARNINGS (DEFICIT)    EQUITY (DEFICIT)
                                             ------    --------   ------------------   ------------------
Balance at January 1, 1996.................  10,000    $230,000      $  (395,651)         $  (165,651)
  Net income...............................      --          --          131,694              131,694
                                             ------    --------      -----------          -----------
Balance at December 31, 1996...............  10,000     230,000         (263,957)             (33,957)
  Net income...............................      --          --          226,937              226,937
                                             ------    --------      -----------          -----------
Balance at December 31, 1997...............  10,000     230,000          (37,020)             192,980
  Distributions to stockholders............      --          --       (1,936,625)          (1,936,625)
  Net income...............................      --          --        1,479,517            1,479,517
                                             ------    --------      -----------          -----------
Balance at December 31, 1998...............  10,000    $230,000      $  (494,128)         $  (264,128)
                                             ======    ========      ===========          ===========

                            See accompanying notes.

                              FDSI LOGISTICS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                            1996         1997          1998
                                                          ---------    ---------    ----------
OPERATING ACTIVITIES
Net income..............................................  $ 131,694    $ 226,937    $1,479,517
Adjustments to reconcile net income to net cash provided
  by (used in) operating activities:
  Depreciation and amortization.........................     36,850       57,409        87,329
  Changes in operating assets and liabilities:
     Accounts receivable................................   (389,392)     285,102      (438,761)
     Due from affiliate.................................   (741,394)    (563,666)           --
     Other current assets...............................    132,846      (20,336)      (20,701)
     Other assets.......................................     (1,833)          83        (1,000)
     Accounts payable and accrued expenses..............    241,655     (477,576)     (124,452)
     Deferred compensation payable......................      2,363        2,623         2,908
                                                          ---------    ---------    ----------
Net cash provided by (used in) operating activities.....   (587,211)    (489,424)      984,840
INVESTING ACTIVITIES
Purchase of property and equipment......................    (64,755)    (109,675)     (126,675)
                                                          ---------    ---------    ----------
Net cash used in investing activities...................    (64,755)    (109,675)     (126,675)
FINANCING ACTIVITIES
Payments received (made) on note payable, bank..........   (225,000)     495,000      (195,000)
Repayment of loan receivable from officers..............    959,019           --            --
Distributions to stockholders...........................         --           --      (655,303)
                                                          ---------    ---------    ----------
Net cash provided by (used in) financing activities.....    734,019      495,000      (850,303)
Net increase (decrease) in cash and cash equivalents....     82,053     (104,099)        7,862
Cash and cash equivalents at beginning of year..........     28,629      110,682         6,583
                                                          ---------    ---------    ----------
Cash and cash equivalents at end of year................  $ 110,682    $   6,583    $   14,445
                                                          =========    =========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest..................  $  38,188    $  23,333    $   36,575
Cash paid during the year for income taxes..............  $     800    $     800    $   17,040
NON-CASH ACTIVITIES
Distributions to stockholders...........................  $      --    $      --    $1,281,322

                            See accompanying notes.

                              FDSI LOGISTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      FDSI Logistics, Inc., a California corporation, provides freight management and third-party logistics services for its customers. The Company also consults with customers on freight management and provides related freight management services for a fee, including the payment of freight bills from customer cash deposits (none at December 31, 1998). Freight management and third-party logistic revenues are recognized when the services are provided.

      On December 14, 1998, the Company's stockholders entered into an agreement to sell substantially all of the Company's assets to EPS Solutions Corporation at a gain. Assets excluded from the sale consisted of amounts due from affiliates and officers. For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the Company's operating assets are classified as an extraordinary item in the statement of income.

CASH EQUIVALENTS

      For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1998 and 1997, cash equivalents consisted primarily of bank deposits.

SIGNIFICANT CUSTOMERS

      Sales to two of the Company's customers accounted for approximately 28%, 31% and 32% of total sales in 1996, 1997 and 1998, respectively. The loss of these customers, which is not expected, would have a significant negative effect on the Company's operations.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation and amortization has been provided on the declining balance and straight-line methods over the estimated useful lives of the assets, ranging from five to seven years.

INCOME TAXES

      The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the stockholders are taxed individually on their respective share of the Company's taxable income. However, California imposes an additional franchise tax at the corporate level.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include the allowance for doubtful accounts.

                              FDSI LOGISTICS, INC.

 2. COMMITMENTS

      The Company has a non-cancelable operating lease relative to its facilities. Rent expense for the years ended December 31, 1996, 1997 and 1998 aggregated approximately $126,000, $119,000 and $114,000, respectively.

 3. 401(K) SAVINGS PLAN AND DEFERRED COMPENSATION

      The Company sponsors a Savings Plan covering substantially all salaried employees. The plan allows participants to make 401(k) contributions in an amount from 1% to 15% of their compensation, up to $10,000. Effective January 1, 1998 the Company matches 10% of the participants' contributions. Expenses for this match were not material for the year ended December 31, 1998.

      The Company also has deferred compensation agreements with two executive officers. Compensation expense related to these deferred compensation agreements totaled $2,363, $2,623 and $2,908 for the years ended December 31, 1996, 1997 and 1998, respectively.



 4. SUBSEQUENT EVENT

     As described in Note 1, the Company's stockholders entered into an agreement to sell the Company to EPS. Upon completion of its purchase, EPS contributed the net assets it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company.




     The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EPS Solutions Corporation

      We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of FFR Holding Co., Inc. and subsidiaries for the year ended December 31, 1997 and the eleven months ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of FFR Holding Co., Inc. and subsidiaries for the year ended December 31, 1997 and the eleven months ended November 30, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Los Angeles, California
March 12, 1999, except for
Note 6, as to which the
date is June 26, 2000

                             FFR HOLDING CO., INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 ELEVEN
                                                               YEAR ENDED     MONTHS ENDED
                                                              DECEMBER 31,    NOVEMBER 30,
                                                                  1997            1998
                                                              ------------    ------------
Revenues
  Marketing fees and commissions............................   $3,387,617      $5,055,027
  Membership and subscription fees..........................      306,909         337,309
  Interest income...........................................       58,344          77,629
                                                               ----------      ----------
Total revenues..............................................    3,752,870       5,469,965
Operating expenses:
  Commissions and bonuses...................................    1,437,349         577,796
  General and administrative................................    1,157,198       2,113,608
  Payroll and benefits......................................      883,188         546,771
  Sales and promotions......................................      699,191         367,934
  Depreciation and amortization.............................      121,931         119,324
                                                               ----------      ----------
Total operating expenses....................................    4,298,857       3,725,433
                                                               ----------      ----------
Income (loss) before income taxes and extraordinary item....     (545,987)      1,744,532
Income taxes................................................           --         434,692
                                                               ----------      ----------
Income (loss) before extraordinary item.....................     (545,987)      1,309,840
Extraordinary item..........................................           --         (40,000)
                                                               ----------      ----------
Net income (loss)...........................................   $ (545,987)     $1,269,840
                                                               ==========      ==========

                            See accompanying notes.

                             FFR HOLDING CO., INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                   SERIES A PREFERRED
                                       COMMON STOCK        CLASS A COMMON STOCK          STOCK          ADDITIONAL
                                   --------------------   ----------------------   ------------------    PAID-IN     ACCUMULATED
                                     SHARES     AMOUNT      SHARES       AMOUNT     SHARES     AMOUNT    CAPITAL       DEFICIT
                                   ----------   -------   -----------   --------   ---------   ------   ----------   -----------
Balance January 1, 1997..........          --   $    --    12,480,196   $ 12,481          --   $   --   $2,833,014   $(1,780,684)
  Class A common stock issued....          --        --       745,945        746          --       --      312,551            --
  Compensation and bonuses
    earned, shares not issued
    (1,729,943 shares)...........          --        --            --         --          --       --           --            --
  Net loss.......................          --        --            --         --          --       --           --      (545,987)
                                   ----------   -------   -----------   --------   ---------   ------   ----------   -----------
Balance, December 31, 1997.......          --        --    13,226,141     13,227          --       --    3,145,565    (2,326,671)
  Class A common stock issued....          --        --     1,742,987      1,743          --       --      800,031            --
  Conversion of Class A common
    stock to common stock and
    Series A preferred stock.....      14,711        15   (14,969,128)   (14,970)  1,471,065    1,471     (133,451)           --
  Issuance of common stock.......  47,636,014    47,636            --         --          --       --       93,575            --
  Net income.....................          --        --            --         --          --       --           --     1,269,840
                                   ----------   -------   -----------   --------   ---------   ------   ----------   -----------
Balance at November 30, 1998.....  47,650,725   $47,651            --   $     --   1,471,065   $1,471   $3,905,720   $(1,056,831)
                                   ==========   =======   ===========   ========   =========   ======   ==========   ===========

                                                COMPENSATION
                                                 AND BONUS
                                   TREASURY    SHARES EARNED
                                     STOCK     BUT NOT ISSUED     TOTAL
                                   ---------   --------------   ----------
Balance January 1, 1997..........  $(146,935)    $ 313,297      $1,231,173
  Class A common stock issued....         --      (313,297)             --
  Compensation and bonuses
    earned, shares not issued
    (1,729,943 shares)...........         --       795,774         795,774
  Net loss.......................         --            --        (545,987)
                                   ---------     ---------      ----------
Balance, December 31, 1997.......   (146,935)      795,774       1,480,960
  Class A common stock issued....         --      (795,774)          6,000
  Conversion of Class A common
    stock to common stock and
    Series A preferred stock.....    146,935            --              --
  Issuance of common stock.......         --            --         141,211
  Net income.....................         --            --       1,269,840
                                   ---------     ---------      ----------
Balance at November 30, 1998.....  $      --     $      --      $2,898,011
                                   =========     =========      ==========

                            See accompanying notes.

                             FFR HOLDING CO., INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              DECEMBER 31,    NOVEMBER 30,
                                                                  1997            1998
                                                              ------------    ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $  (545,987)    $ 1,269,840
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Depreciation...........................................       27,243          24,636
     Amortization...........................................       94,688          94,688
     Provision for deferred taxes...........................           --         198,864
     Loss on disposal of property and equipment.............           --           7,992
     Compensation and bonus expenses paid or due in common
      shares net of forfeitures.............................      795,774              --
     Changes in operating assets and liabilities:
       Accounts receivable and related-party receivables....     (230,164)     (1,297,485)
       Prepaid expenses and other current assets............      (37,168)         (8,568)
       Decrease (increase) in other assets..................      (23,109)         27,110
       Accounts payable and accrued liabilities.............       (8,819)        856,326
       Income taxes payable.................................           --         235,828
       Payable to affiliate.................................           --         227,500
                                                              -----------     -----------
Net cash provided by operating activities...................       72,458       1,636,731
INVESTING ACTIVITIES
Purchases of property and equipment.........................      (12,751)         (4,589)
FINANCING ACTIVITIES
Payments on notes payable to stockholders...................      (56,200)       (157,253)
Net sales (purchases) of investments........................   (1,032,253)        679,818
Issuance of common stock....................................           --         147,211
                                                              -----------     -----------
Net cash provided by (used in) financing activities.........   (1,088,453)        669,776
                                                              -----------     -----------
Net increase (decrease) in cash and cash equivalents........   (1,028,746)      2,301,918
Cash and cash equivalents, beginning of period..............    1,125,811          97,065
                                                              -----------     -----------
Cash and cash equivalents, end of period....................  $    97,065     $ 2,398,983
                                                              ===========     ===========

                            See accompanying notes.

                             FFR HOLDING CO., INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1998

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      FFR Holding Co., Inc. and subsidiaries (the Company) is a marketing organization that primarily distributes products of various insurance carriers through Principals or agents located throughout the United States who contract to use the Company's products and services. The Company derives revenues from
(i) overrides, bonuses and other compensation on products sold by or through Principals, and (ii) Principal membership fees and annual dues.

      The agreements between the insurance carriers and the Company are terminable at will, subject to certain conditions defined in the agreements, and there can be no assurance that any such agreements or arrangements will continue, or that any such agreements or arrangements will continue on present terms.

      On December 14, 1998, the Company's stockholders entered into an agreement to sell the Company's common stock to EPS Solutions Corporation. For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the statement of operations.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of FFR Holding Co., Inc. and its wholly-owned subsidiaries, First Financial Resources, Inc.; First Financial Resources, Inc. -- Nevada; First Financial Resources Management Co., Inc. (a Pennsylvania corporation); FFP Insurance Services, Inc. (FFPIS); and Benefit Funding Services, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR END

      In 1998, the Company changed its fiscal year end from December to November. Accordingly, the 1998 financial statements are for the eleven-month period ended November 30, 1998.

CASH EQUIVALENTS

      Cash equivalents are deemed to be any short-term, nonequity investment that is readily convertible to cash and is not subject to market fluctuations, with an original maturity of three months or less.

PROPERTY AND EQUIPMENT

      The cost of property and equipment was depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to seven years.

GOODWILL

      The excess of the aggregate purchase price over the fair value of net assets acquired was included in the accompanying consolidated balance sheets as goodwill. Goodwill was being amortized over a period of seven years.

                             FFR HOLDING CO., INC.

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

      The Company accounts for income taxes using the liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

      The Company recognizes revenue upon the sale of memberships to Principals, who act as independent agents, or notification of referral commissions from insurance carriers. Conversions fees from employer benefit plans is earned upon the signing of the contract by the employer indicating the assets to be transferred.

 2. STOCKHOLDERS' EQUITY

      Pursuant to a private placement memorandum dated November 21, 1989, 4,000,000 shares of the Company's Class A common stock were offered to Principals in 20,000 share units at $1,500 per unit. Only Principals who were not currently stockholders, officers or directors of the Company could subscribe for units.

      Pursuant to a private placement memorandum dated March 31, 1993, 2,800,000 shares of Class A common stock were offered to Principals in 14,000 share units at $3,500 per share unit. Unsold units were purchased by the Company's three largest stockholders in exchange for amounts owed to the stockholders for services and notes payable totaling $454,500. Concurrent with the issuance of shares, two of the stockholders assumed debt of the Company in the amount of $200,000 in exchange for 800,000 shares.

      In 1994, the Company's Board of Directors established a Producer-Owner Bonus Plan which provides fully vested stock for achievement of certain production goals. Recipients could elect to receive up to one-half of the bonus in cash.

      In 1997, the Company authorized, under the Producer-Owner Bonus Plan, the issuance of 1,583,201 fully vested shares of Class A common stock to certain Principals, based on the achievement of certain revenue goals. The Company recorded bonus expense of $728,272 in 1997, based on an estimate of the fair value of the shares as of December 31, 1997 as determined by the Company's Board of Directors.

      For 1997, the Company authorized the issuance of 146,742 shares of fully vested Class A common stock to certain directors, officers and employees of the Company for services rendered in 1997. This resulted in expense of $67,502 based on an estimate of the fair value of the shares as determined by the Company's Board of Directors for the year ended December 31, 1997.

      During 1998, the Company issued an additional 13,044 shares of Class A common stock to certain directors of the Company for an aggregate purchase price of $6,000.

                             FFR HOLDING CO., INC.

 2. STOCKHOLDERS' EQUITY (CONTINUED)

      During 1998, the Company approved a plan of recapitalization. Under the plan, the Company is authorized to issue up to 50,000,000 shares of a new series of common stock and 2,000,000 shares of Series A preferred stock. In addition, each outstanding share of Class A common stock was converted into 1/1000 share of common stock and 1/10 share of preferred stock. Subsequent to the plan of recapitalization, the Company issued 47,636,014 additional shares of common stock for an aggregate price of $141,211.

      The Series A preferred stock is non-voting. Dividends are cumulative at the annual rate of $0.11 per share. The Series A preferred stock shall be redeemable out of funds legally available upon the earlier of the third anniversary of the sale of the common stock of the Company to EPS Solutions Corporation or five days after the closing of an underwritten initial public offering of EPS Solutions Corporation of the equity securities of EPS Solutions Corporation having gross proceeds of at least $200 million. The Series A preferred stock may be redeemed by the Company in whole or part at any time. The redemption price is $3.66 per share plus cumulative dividends. At November 30, 1998, cumulative preferred dividends in arrears were approximately $121,000.

 3. INCOME TAXES

      The components of the provision for income taxes for the eleven months ended November 30, 1998 consist of the following:

Current:
  Federal.................................  $100,396
  State...................................   135,432
                                            --------
                                             235,828
Deferred..................................   198,864
                                            --------
                                            $434,692
                                            ========

      At December 31, 1997, the Company had net operating loss carryforwards of approximately $2,102,675 for federal and $865,925 for state income tax purposes. The federal and state loss carryforwards were fully utilized in 1998. At December 31, 1997, a valuation allowance of $760,608 was provided to fully reserve the net deferred tax assets.

      Income taxes of approximately $5,000 and $3,000 were paid during 1997 and 1998, respectively.

 4. COMMITMENTS AND CONSULTING AGREEMENTS

LEASE COMMITMENTS

      The Company leases its offices and certain office equipment under various operating leases. Rental expense was $71,076 and $57,550 for the year ended December 31, 1997 and for the eleven months ended November 30, 1998, respectively.

CONSULTING AGREEMENTS

      On October 15, 1994, the Company entered into a profit sharing consulting agreement with the former FFPIS stockholders. Under the terms of the agreement, the Company will pay the stockholders, as compensation for services to be performed, one-half of the cumulative net commission revenues earned by FFPIS in excess of $533,334. Total compensation will not exceed $133,333. During 1997 and 1998, no payments were made on these agreements.

                             FFR HOLDING CO., INC.

      During 1997 and 1998, the Company paid $49,000 and $39,000, respectively, to certain directors of the Company for consulting services rendered during the year.

 5. RELATED PARTY TRANSACTIONS

      During 1998, the Company paid consulting fees to Benefit Funding Services Group LLC, a related party, and National Benefits Consultants, a related party, in the amounts of $650,000 and $250,000, respectively.



 6. SUBSEQUENT EVENT

      As described in Note 1, the Company's stockholders entered into an agreement with EPS to sell the Company's common stock. Upon completion of its purchase, EPS contributed the equity interest it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the capital stock of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.




      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
EPS Solutions Corporation

     We have audited the accompanying statements of income, shareholders' equity and cash flows of Holden Corporation (an S corporation) for the years ended December 31, 1997 and 1998 and the period from January 1, 1999 through February 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Holden Corporation for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 through February 28, 1999 in conformity with accounting principles generally accepted in the United States.

                                   ERNST & YOUNG LLP


Chicago, Illinois
April 25, 2000, except for
Note 5, as to which the
date is June 26, 2000

                               Holden Corporation


                              Statements of Income




                                                              YEAR ENDED DECEMBER 31        PERIOD FROM
                                                            --------------------------    JANUARY 1, 1999
                                                                1997           1998     TO FEBRUARY 28, 1999
                                                            -----------    -----------  --------------------
Net revenues                                                $14,338,669    $15,749,004        $1,985,278
Cost of revenues                                              5,986,458      6,338,940         1,014,882
                                                            -----------    -----------        ----------
Gross profit                                                  8,352,211      9,410,064           970,396
Selling, general, and administrative expenses                 4,849,524      6,122,235           633,695
                                                            -----------    -----------        ----------
Operating income                                              3,502,687      3,287,829           336,701

Other income:
     Interest income                                            176,999        142,886            18,893
     Miscellaneous income                                        12,075          1,602                --
     Realized gain on sale of investment                         14,796             --                --
     Gain on disposal of property and equipment                   2,576             --                --
                                                            -----------    -----------        ----------
Total other income                                              206,446        144,488            18,893
                                                            -----------    -----------        ----------
Income before income taxes                                    3,709,133      3,432,317           355,594
Provision for foreign and state income taxes                     34,852        191,069             9,858
                                                            -----------    -----------        ----------
Net income                                                  $ 3,674,281    $ 3,241,248        $  345,736
                                                            ===========    ===========        ==========


                See accompanying notes to financial statements.

                               Holden Corporation


                       Statements of Shareholders' Equity
           Years ended December 31, 1997 and 1998 and the period from
                   January 1, 1999 through February 28, 1999


                                   COMMON STOCK         TREASURY STOCK                        TOTAL
                                 ----------------      -----------------      RETAINED    SHAREHOLDERS'
                                 SHARES    AMOUNT      SHARES     AMOUNT      EARNINGS       EQUITY
                                 ----------------------------------------------------------------------
Balance at December 31, 1996     2,000     $2,000       50      $(40,000)   $ 2,462,590    $ 2,424,590
Distributions                       --         --       --            --     (3,570,648)    (3,570,648)
Net income                          --         --       --            --      3,674,281      3,674,281
                                 -----     ------      ---      --------    -----------    -----------
Balance at December 31, 1997     2,000      2,000       50       (40,000)     2,566,223      2,528,223
Distributions                       --         --       --            --     (3,174,000)    (3,174,000)
Net income                          --         --       --            --      3,241,248      3,241,248
                                 -----     ------      ---      --------    -----------    -----------
Balance at December 31, 1998     2,000      2,000       50       (40,000)     2,633,471      2,595,471
Net income                          --         --       --            --        345,736        345,736
                                 -----     ------      ---      --------    -----------    -----------
Balance at February 28, 1999     2,000     $2,000       50      $(40,000)   $ 2,979,207    $ 2,941,207
                                 =====     ======      ===      ========    ===========    ===========

                See accompanying notes to financial statements.

                               Holden Corporation

                            Statements of Cash Flows






                                                                              PERIOD FROM
                                                YEAR ENDED DECEMBER 31      JANUARY 1, 1999
                                             ----------------------------       THROUGH
                                                 1997            1998       FEBRUARY 28, 1999
                                             -----------      -----------   -----------------
OPERATING ACTIVITIES
Net income                                   $ 3,674,281      $ 3,241,248        $345,736
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                  215,630          182,473          28,297
  Gain on disposal of property and
   equipment                                      (2,576)              --              --
  Gain on sale of investments                    (14,796)              --              --
  Changes in operating assets
   and liabilities:
   Accounts receivable                          (298,738)        (135,897)        (95,957)
   Inventory                                     (21,242)         (27,210)         41,414
   Prepaid expenses                              (42,863)          (3,673)        (94,567)
   Interest receivable                             3,907               --              --
   Accounts payable                               96,036          (84,715)         (9,103)
   Accrued income taxes                          (13,937)          14,946           5,079
   Deferred revenue                               15,149         (225,283)          6,860
   Accrued salaries and bonuses                  112,521          272,365         175,940
   Accrued commissions                           (22,930)         127,139         (88,976)
   Accrued expenses                               75,475          176,176          (4,152)
   Other assets                                       --           (9,529)          4,927
   Deferred bonus and interest                   105,186          129,689           1,720
                                              ----------      -----------      ----------
Net cash provided by operating activities      3,881,103        3,657,729         317,218

INVESTING ACTIVITIES
Sale of investments                              697,167               --              --
Purchases of property and equipment              (59,592)        (189,337)        (15,603)
Disposal of property and equipment                 4,791               --              --
                                              ----------      -----------      ----------
Net cash (used in) provided by investing
 activities                                      642,366         (189,337)        (15,603)

FINANCING ACTIVITIES
Distributions of income to shareholders       (3,570,648)      (3,174,000)             --
                                              ----------      -----------      ----------
Net cash used in financing activities         (3,570,648)      (3,174,000)             --
                                              ----------      -----------      ----------
Increase in cash and cash equivalents            952,821          294,392         301,615
Cash and cash equivalents at
 beginning of year                             1,487,541        2,440,362       2,734,754
                                              ----------      -----------      ----------
Cash and cash equivalents at
 end of year                                  $2,440,362      $ 2,734,754      $3,036,369
                                              ==========      ===========      ==========


SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for income taxes                    $   48,789      $   194,720      $       --
                                              ==========      ===========      ==========


                See accompanying notes to financial statements.

                               Holden Corporation

                         Notes to Financial Statements




                               February 28, 1999



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS

Holden Corporation (the Company) is a sales and marketing effectiveness consulting and training firm. The Company provides services to top international information technology and communications companies.

On March 19, 1999, the Company's stock was acquired by EPS Solutions Corporation (EPS). For financial accounting purposes, the effective date of the transaction was March 1, 1999. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale.


As a result of the transaction, the Company no longer qualifies for treatment as an S corporation under the Internal Revenue Code. As such, after the acquisition, the Company will need to provide for federal income taxes and account for income taxes using the liability approach as described by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

CASH AND CASH EQUIVALENTS

Highly liquid investments with a maturity of three months or less when purchased are considered by the Company to be cash equivalents.

USE OF ESTIMATES

The presentation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION


Revenues on a quote basis are recognized when service is delivered, and revenues on seminar contracts are recognized based on the percentage of completion of each individual contract. This percentage is determined based on the number of attendees actually completing the seminars versus the number in total on the contracts.


Revenues from consulting fees are recognized as the service is performed.

S CORPORATION - INCOME TAX STATUS


Effective January 1, 1986, the Company, with the consent of its shareholders, elected under the Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the years ended December 31, 1997 and 1998 or the period from January 1, 1999 to February 28, 1999. However, certain states and foreign countries in which the Company conducts business require income taxes to be paid on S corporation earnings. As such, provisions for state and foreign

                               Holden Corporation

                         Notes to Financial Statements





1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

income taxes in the amounts of $34,852, net of a foreign income tax refund of $28,687, for the year ended December 31, 1997, and $191,069, including foreign income taxes of approximately $115,000, for the year ended December 31, 1998, are included in these financial statements. For the period from January 1, 1999 through February 28, 1999 a provision for state and foreign income taxes in the amount of $9,858 has been provided, of which $4,780 was foreign income taxes.


2. EMPLOYEE BENEFIT PLANS


The Company has a 401(k) pension plan covering substantially all of its employees. Effective July 1, 1998, the Company matches 50% of a participant's salary reductions up to 6% of a participant's contribution with an annual maximum of $5,000. Prior to July 1, 1998, the Company did not contribute funds on behalf of the participants. The total cost of contributions made in 1998 was $26,468 and for the period from January 1, 1999 through February 28, 1999 was $12,396.

The Company also has a profit-sharing plan (the Plan) covering substantially all of its employees. Contributions under the Plan are discretionary and are determined annually by the Company's Board of Directors. The Company contributed $50,000 to the Plan for the year ended December 31, 1997, and no contributions were made in 1998 and the period from January 1, 1999 through February 28, 1999.



3. COMMITMENTS

Holden Corporation occupies its premises under a lease which expires in May 2003. The lease requires base monthly rentals of $26,845 plus a proration of taxes and operating expenses.


Rent expense for the years ended December 31, 1997 and 1998, was $321,183 and $323,987, respectively. Rent expense for the period from January 1, 1999 through February 28, 1999 was $56,353.


Minimum rental payments under this lease at December 31, 1998, are as follows:

                                                 MINIMUM
                                                  LEASE
          YEAR ENDING DECEMBER 31                PAYMENT
          -----------------------              ----------
                 1999                          $  324,833
                 2000                             329,490
                 2001                             334,243
                 2002                             339,114
                 To May 2003                      142,152
                                               ----------
                                               $1,469,832
                                               ==========


4. CONTINGENCY

The Company is the subject of pending litigation arising in the normal course of business. The Company believes that any expected resolution or that any potential liability is not material to its operations or financial condition.

5. SUBSEQUENT EVENT

As described in Note 1, the Company's stockholders entered into an agreement with EPS to sell the Company's common stock. Upon completion of its purchase, EPS contributed the equity interest it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the capital stock of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.

The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors of

EPS Solutions Corporation


      We have audited the accompanying combined statements of income, stockholders' equity, and cash flows of Kenneth H. Wells & Associates, Inc., Kenneth H. Wells of California Insurance Services, Inc., Kenneth H. Wells & Associates of the Pacific, Inc., and Kenneth H. Wells & Associates of Texas, Inc. (the Company) for the years ended October 31, 1997 and 1998 and the two months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the Company for the years ended October 31, 1997 and 1998, and the two months ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Denver, Colorado
March 1, 1999, except for
Note 5, as to which the
date is June 26, 2000

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                     YEARS ENDED OCTOBER 31,        TWO MONTHS
                                                     ------------------------          ENDED
                                                        1997          1998       DECEMBER 31, 1998
                                                     ----------    ----------    -----------------
Commissions........................................  $9,877,491    $8,339,693       $1,770,909
Commissions to third parties.......................   2,021,421     1,729,183          431,896
                                                     ----------    ----------       ----------
Net commissions revenue............................   7,856,070     6,610,510        1,339,013
Costs and expenses:
  Personnel-related expense........................   4,827,988     3,387,742          527,549
  Other............................................   2,266,071     3,712,784          673,265
                                                     ----------    ----------       ----------
          Total costs and expenses.................   7,094,059     7,100,526        1,200,814
                                                     ----------    ----------       ----------
Income (loss) from operations......................     762,011      (490,016)         138,199
Other (income) expense:
  Interest income..................................     (14,357)      (21,830)          (3,772)
  Interest expense.................................      20,594        16,776              221
  Miscellaneous....................................       1,152       (22,495)           1,209
                                                     ----------    ----------       ----------
                                                          7,389       (27,549)          (2,342)
                                                     ----------    ----------       ----------
Income (loss) before income tax expense (benefit)
  and extraordinary items..........................     754,622      (462,467)         140,541
Income tax expense (benefit) on income (loss)
  before extraordinary items.......................      43,470       (43,522)              --
                                                     ----------    ----------       ----------
Income (loss) before extraordinary items...........     711,152      (418,945)         140,541
Extraordinary items................................          --            --         (160,000)
                                                     ----------    ----------       ----------
Net income (loss)..................................  $  711,152    $ (418,945)      $  (19,459)
                                                     ==========    ==========       ==========

                            See accompanying notes.

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               ACCUMULATED
                                                    ADDITIONAL                    OTHER
                                          COMMON     PAID-IN      RETAINED    COMPREHENSIVE
                                           STOCK     CAPITAL      EARNINGS    INCOME (LOSS)     TOTAL
                                          -------   ----------   ----------   -------------   ----------
Balances, October 31, 1996..............  $21,000    $70,073     $  891,080     $ (52,930)    $  929,223
     Net income.........................       --         --        711,152            --        711,152
     Unrecognized pension cost..........       --         --             --       (55,048)       (55,048)
                                                                                              ----------
     Comprehensive income...............                                                         656,104
                                                                                              ----------
     Distributions......................       --         --       (252,188)           --       (252,188)
                                          -------    -------     ----------     ---------     ----------
Balances, October 31, 1997..............   21,000     70,073      1,350,044      (107,978)     1,333,139
     Net loss...........................       --         --       (418,945)           --       (418,945)
     Unrecognized pension cost..........       --         --             --        28,629         28,629
                                                                                              ----------
     Comprehensive loss.................                                                        (390,316)
                                                                                              ----------
     Distributions......................       --         --       (295,076)           --       (295,076)
                                          -------    -------     ----------     ---------     ----------
Balances, October 31, 1998..............   21,000     70,073        636,023       (79,349)       647,747
     Net loss...........................       --         --        (19,459)           --        (19,459)
                                                                                              ----------
     Comprehensive loss.................                                                         (19,459)
                                          -------    -------     ----------     ---------     ----------
Balances December 31, 1998..............  $21,000    $70,073     $  616,564     $ (79,349)    $  628,288
                                          =======    =======     ==========     =========     ==========

                            See accompanying notes.

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                           TWO MONTHS
                                                              YEARS ENDED OCTOBER 31,         ENDED
                                                              ------------------------    DECEMBER 31,
                                                                 1997          1998           1998
                                                              ----------    ----------    -------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 711,152     $(418,945)      $ (19,459)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................    130,994       101,936          11,831
  Contributions to pension plan.............................    (26,532)      (23,694)             --
  Pension expense...........................................     12,171        11,134              --
  Loss on pension settlement................................         --        56,453              --
  Amortization of discount of held-to-maturity securities...    (15,016)      (20,853)         (3,500)
  Loss on sale of property and equipment....................     14,679        10,260              --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................   (145,033)      593,074        (354,222)
    Prepaids................................................     28,515      (184,105)        182,718
    Deposits................................................    100,770       (12,581)           (600)
    Accounts payable........................................   (274,566)      412,076         291,021
    Federal tax refund receivable...........................         --       (54,268)             --
    Income taxes payable....................................    (30,891)       (5,539)           (307)
    Deferred income taxes...................................      4,000       (22,700)             --
    Accrued expenses........................................    (13,819)       (8,819)        (24,825)
                                                              ---------     ---------       ---------
Net cash provided by operating activities...................    496,424       433,429          82,657
INVESTING ACTIVITIES
Purchase of property and equipment..........................    (72,389)      (68,990)         (2,869)
Proceeds from sale of property and equipment................      2,020        15,515              --
                                                              ---------     ---------       ---------
Net cash used in investing activities.......................    (70,369)      (53,475)         (2,869)
FINANCING ACTIVITIES
Net borrowing (payments) on note payable, bank..............   (170,000)      (45,000)             --
Payments on long-term debt..................................       (891)      (40,189)        (89,040)
Shareholder distribution....................................   (252,188)     (295,076)             --
                                                              ---------     ---------       ---------
Net cash used in financing activities.......................   (423,079)     (380,265)        (89,040)
                                                              ---------     ---------       ---------
Increase (decrease) in cash and cash equivalents............      2,976          (311)         (9,252)
Cash and cash equivalents, beginning of period..............     21,894        24,870          24,559
                                                              ---------     ---------       ---------
Cash and cash equivalents, end of period....................  $  24,870     $  24,559       $  15,307
                                                              =========     =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the period for income taxes............  $  70,361     $      --       $      --
    Cash paid during the period for interest................  $  20,594     $  16,776       $     221

                            See accompanying notes.

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      Kenneth H. Wells & Associates, Inc., Kenneth H. Wells of California Insurance Services, Inc., Kenneth H. Wells & Associates of the Pacific, Inc., and Kenneth H. Wells & Associates of Texas, Inc. (the Company) was formed in 1982 and is a structured settlement entity comprising trained specialists that provide assistance to the insurance claims industry in the settlement of personal injury cases throughout the United States. The Company grants credit in the normal course of business to its clients and performs credit evaluations on an ongoing basis. Credit losses, when realized, have been within the range of the Company's expectations and, historically, have not been significant.

      On December 14, 1998, the Company's stockholders entered into an agreement with EPS Solutions Corporation to sell primarily all of the Company's net assets to EPS Solutions Corporation at a gain. For financial accounting purposes, the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the combined statements of operations.

PRINCIPLES OF COMBINATION

      The combined financial statements include the accounts of the following companies: Kenneth H. Wells & Associates, Inc.; Kenneth H. Wells of California Insurance Services, Inc.; Kenneth H. Wells & Associates of the Pacific, Inc.; and Kenneth H. Wells & Associates of Texas, Inc. These companies, with the exception of the Texas corporation, have identical stockholders owning the same percentage of stock in each company. All of the corporations are controlled by Kenneth H. Wells & Associates, Inc. The accompanying combined financial statements include the accounts of the above-named businesses. All significant intercompany accounts and transactions have been eliminated.

CONCENTRATION OF CREDIT RISK

      The Company provides structured personal injury settlement services. The Company separately evaluates the performance of its services on a geographic basis. However, because each of the regional entities have similar economic characteristics, facilities, services and agreements, the entities have been aggregated into a single segment. All segment disclosures are included in or can be derived from the Company's combined financial statements.

      All revenues are from external customers and no revenues are generated from transactions with other segments. Commission revenue for the years ended October 31, 1997 and 1998 and the two months ended December 31, 1998 include commissions from the following major customers (each of which accounted for approximately 10% or more of the total net commissions of the Company for those years):

                                        OCTOBER 31,
                                 ------------------------    DECEMBER 31,
                                    1997          1998           1998
                                 ----------    ----------    ------------
Customer A.....................  $1,868,000    $1,060,000      $389,000
Customer B.....................     888,000            --       345,000

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

      For purpose of the statement of cash flows, the Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consisted primarily of money market accounts with brokers and highly liquid debt instruments.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is provided by use of straight-line and accelerated methods over the estimated useful lives of the related assets, which range from three to 31.5 years.

INCOME TAXES

      On November 1, 1987, the companies, with the exception of the Texas corporation, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the companies do not pay federal corporate income taxes on their taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of the companies' taxable income. The companies are liable for income taxes in the states which do not follow the federal provisions.

      The provision for income taxes is based on Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under the SFAS No. 109, a deferred tax asset or liability is recognized for the tax effect of the difference between the financial statement basis of assets and liabilities and the tax basis of assets and liabilities.

NEW ACCOUNTING PRONOUNCEMENTS

      Effective November 1, 1998, the Company adopted the provisions of SFAS Nos. 130 and 132, Reporting Comprehensive Income, Disclosure about Pensions and other Post-Retirement Benefits, respectively. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income of the Company differs from net income due to unrecognized pension cost. SFAS No. 132 amends certain reporting and disclosure requirements of SFAS Nos. 87 and 106. SFAS No. 132 information is separately presented in
Note 2 below.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made, however, actual results could differ from these estimates.

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 2. PENSION AND 401(k) PLANS

PENSION PLAN

      The Company has a defined benefit pension plan which was frozen April 1990. It had covered substantially all employees and benefits were based upon years of service and the employee's compensation during years of employment. The Company's funding policy is to contribute annually at least the maximum amount deductible for federal income tax purposes. The Company's pension disclosures were last actuarially calculated at October 31, 1998. The changes for the two months ended December 31, 1998 do not materially differ from those disclosed at October 31, 1998, and as such are not included below.

      The benefit obligation, plan assets and funded status are as follows:

                                                                   OCTOBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of period...................  $ 843,516    $ 917,473
Interest cost...............................................     61,686       62,748
Actuarial gain..............................................     58,235       63,763
Settlement..................................................         --     (414,283)
Benefits paid...............................................    (45,964)     (46,913)
                                                              ---------    ---------
Benefit obligation at end of period.........................  $ 917,473    $ 582,788
                                                              =========    =========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period............  $ 747,785    $ 785,871
Actual return on plan assets................................     57,518       92,369
Employer contribution.......................................     26,532       23,694
Settlement..................................................         --     (414,283)
Benefits paid...............................................    (45,964)     (46,913)
                                                              ---------    ---------
Fair value of plan assets at end of period..................  $ 785,871    $ 440,738
                                                              =========    =========
Funded status...............................................  $(131,602)   $(142,050)
Unrecognized actuarial loss.................................    107,978       79,349
Unrecognized prior service cost.............................     90,641       85,825
                                                              ---------    ---------
Net amount recognized.......................................  $  67,017    $  23,124
                                                              =========    =========

                                                              1997    1998
                                                              ----    ----
Weighed-average assumptions as of October 31
  Discount rate.............................................  7.00%   6.50%
  Expected return on plan assets............................  7.50%   7.50%
  Rate of compensation increase.............................  5.00%   5.00%

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 2. PENSION AND 401(k) PLANS (CONTINUED)

      Net pension cost (credits), consisted of:


                                                              YEAR ENDED OCTOBER 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
COMPONENTS OF NET PERIODIC BENEFIT COST
Interest cost...............................................   $ 61,686     $ 62,748
Expected return on plan assets..............................    (54,331)     (57,188)
Amortization of prior service...............................      4,816        5,574
                                                               --------     --------
Net periodic benefit cost...................................   $ 12,171     $ 11,134
                                                               ========     ========

      Since the plan is frozen, the projected benefit obligation is equal to the accumulated benefit obligation.

401(K) PLAN

      The Company has also established a defined contribution plan under Internal Revenue Code Section 401(k) covering employees with one year of service and at least 21 years of age. Total 401(k) Plan expense was $98,480 and $78,850 for years ended October 31, 1997 and 1998, respectively, and $12,414 for the two months ended December 31, 1998. The Company's contributions are made as a percentage of the employees' contributions.

 3. INCOME TAXES

      The provision (benefit) for income taxes includes these components:

                                                                OCTOBER 31,
                                                            -------------------    DECEMBER 31,
                                                             1997        1998          1998
                                                            -------    --------    ------------
Current...................................................  $39,470    $(20,822)     $    --
Deferred..................................................    4,000     (22,700)          --
                                                            -------    --------      -------
                                                            $43,470    $(43,522)     $    --
                                                            =======    ========      =======

      The reconciliation of income tax attributable to operations computed at the statutory tax rates to income tax expense is:

                                                                  OCTOBER 31,
                                                             ---------------------   DECEMBER 31,
                                                               1997        1998          1998
                                                             ---------   ---------   ------------
Tax (benefit) at U.S. statutory rates......................  $ 256,571   $(142,315)    $ 47,784
Earnings of S Corporations.................................   (224,996)     76,516      (50,843)
State taxes................................................      3,671      19,608        3,059
Effect of permanent differences............................     10,448       2,669           --
Other......................................................     (2,224)         --           --
                                                             ---------   ---------     --------
                                                             $  43,470   $ (43,522)    $     --
                                                             =========   =========     ========

                      KENNETH H. WELLS & ASSOCIATES, INC.,
            KENNETH H. WELLS OF CALIFORNIA INSURANCE SERVICES, INC.,
              KENNETH H. WELLS & ASSOCIATES OF THE PACIFIC, INC.,
                AND KENNETH H. WELLS & ASSOCIATES OF TEXAS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. COMMITMENTS

      Noncancellable operating leases for branch sales offices expire in various years through 2000. Some leases contain renewal options for periods up to five years and require the Company to pay certain executory costs (property taxes, maintenance and insurance).

      Future minimum lease payments at December 31, 1998 are as follows:

1999..............................................  $272,000
2000..............................................   121,000
2001..............................................    22,000
                                                    --------
Future minimum lease payments.....................  $415,000
                                                    ========

      Rental expenses for all operating leases was $339,339 and $333,582 for the years ended October 31, 1997 and 1998, respectively, and $54,244 for the two months ended December 31, 1998.


 5. SUBSEQUENT EVENT

      As described in Note 1, the Company's stockholders entered into an agreement to sell the Company to EPS. Upon completion of its purchase, EPS contributed the net assets it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EPS Solutions Corporation

      We have audited the accompanying consolidated statements of income and retained earnings and cash flows of Mobility Services International, Inc. for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

       We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Mobility Services International, Inc. for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Boston, Massachusetts
February 19, 1999, except for
Note 5, as to which the
date is June 26, 2000

                     MOBILITY SERVICES INTERNATIONAL, INC.

             CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 1998

Revenue, net................................................  $37,561,795
Cost of services............................................   29,495,171
Selling, general and administrative expenses................    7,097,280
                                                              -----------
Income from operations......................................      969,344
Interest expense............................................       31,803
                                                              ===========
Income before provision for income taxes and extraordinary
  item......................................................      937,541
Provision for income taxes..................................       29,000
                                                              -----------
Income before extraordinary item............................      908,541
Extraordinary item..........................................     (161,000)
                                                              -----------
Net income..................................................      747,541
Retained earnings at beginning of year......................      724,154
Distributions to shareholder................................   (1,157,622)
                                                              -----------
Retained earnings at end of year............................  $   314,073
                                                              ===========

                            See accompanying notes.

                     MOBILITY SERVICES INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

OPERATING ACTIVITIES
Net income..................................................  $   747,541
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation...........................................      125,169
     Changes in operating assets and liabilities:
       Fees, commissions and move charges receivable........     (929,108)
       Deposits and other assets............................        4,008
       Accounts payable.....................................     (360,814)
       Accrued expenses.....................................      145,793
       Payable to related party.............................      754,416
                                                              -----------
Net cash provided by operating activities...................      487,005
INVESTING ACTIVITIES
Purchase of property and equipment..........................      (35,859)
Net assets acquired from acquisition, excluding cash
  acquired..................................................      (18,520)
Proceeds from repayments of loans to related parties........      380,123
                                                              -----------
Net cash provided by investing activities...................      325,744
FINANCING ACTIVITIES
Net repayments on lines of credit...........................     (300,000)
Bank overdrafts.............................................      651,111
Repayments on capital lease obligations.....................      (69,509)
Shareholder distributions...................................   (1,157,622)
Net cash used in financing activities.......................     (876,020)
Net decrease in cash and cash equivalents...................      (63,271)
Cash and cash equivalents at beginning of year..............       63,271
                                                              -----------
Cash and cash equivalents at end of year....................  $        --
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................  $    31,803
     Income taxes...........................................  $    28,871
  Non-cash investing activities:
     Equipment acquired under capital leases................  $   123,433
     Acquisition of Protocol, Inc...........................  $   250,000

                            See accompanying notes.

                     MOBILITY SERVICES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      Mobility Services International, Inc. (the Company) provides administration and arrangements for the relocation of employees of U.S. companies throughout the world.

      On December 14, 1998, the Company's stockholder entered into an agreement to sell the Company's net assets to EPS Solutions Corporation at a gain. For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the statement of income.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its subsidiary, Protocol International, Inc. (as discussed in Note 2). All significant intercompany transactions have been eliminated.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure for contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

CASH AND CASH EQUIVALENTS

      For purposes of the statement of cash flows, cash and cash equivalents include all highly liquid investments with maturities of three months or less when purchased.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is computed using a combination of accelerated and straight-line methods over the estimated useful lives of the assets. Furniture and fixtures are depreciated over five to seven years. Computer hardware and software are depreciated over three to five years. Amortization of assets under capital leases is included in depreciation.

GOODWILL

      Goodwill represents the excess of the purchase price over the fair value of net assets at the date of the acquisition of Protocol International, Inc. (as discussed in Note 2). Goodwill is amortized using the straight-line method over ten years.

INCOME TAXES

      The Company has elected to be treated as an S Corporation, whereby all income and losses are reported by the shareholder on his individual income tax return. Accordingly, no provision for federal taxes on income is recorded in the accompanying financial statements. The provision for taxes represents state income taxes in those states which do not fully recognize Subchapter S status.

                     MOBILITY SERVICES INTERNATIONAL, INC.

      It is management's intention to make distributions to the shareholder which are sufficient to fund required tax payments.

RECOGNITION OF REVENUES

      Revenues are recognized upon completion of each relocation.

CONCENTRATION OF CREDIT RISK

      During 1998, the Company's ten largest customers contributed 70% of revenues. The Company does not require trade receivable to be collateralized; however, management believes that credit risk is minimal as most customers are Fortune 500 companies.

 2. ACQUISITION

      On November 30, 1998, the Company acquired certain assets and assumed certain liabilities of Protocol International, Inc., a Chicago, Illinois based company for $250,000. Protocol International, Inc. provides events arrangement services to companies throughout the United States. The acquisition of Protocol International, Inc. was accounted for under the purchase method of accounting for business combinations. Revenues for Protocol International, Inc. for the one month ended December 31, 1998 totaled $176,570.

      The Company's balance sheet includes a payable to a related party of $250,000, which represents the subordinated note issued by EPS Solutions Corporation to fund the acquisition of Protocol International, Inc.

 3. COMMITMENTS

      At December 31, 1998, the Company was obligated under four operating leases for various periods through March 2009. Some of the leases provide for additional payments, including real estate taxes and various operating costs. One of the leases, which was entered into in November 1998, also contains scheduled rent increases. The term of this lease is from April 1999 to March 2009. Total rental expense charged to operations was $155,000 in 1998.

      The Company leases its primary office space as tenant-at-will from a realty trust whose trustee and beneficiary is the shareholder of the Company. Rent expense related to the lease amounted to $84,000 in 1998.

      The Company also maintains various capital leases for office equipment. Lease terms are two to four years and the Company has the option to purchase the equipment at a nominal cost at the termination of the lease.

 4. RETIREMENT PLAN

      The Company has a 401(k) plan for all employees over the age of twenty-one. Under the plan, employees may elect to defer a portion of their salary, subject to Internal Revenue Service limits. The plan allows discretionary employer contributions. The Company did not make any discretionary contributions in 1998.


 5. SUBSEQUENT EVENT

      As described in Note 1, the Company's stockholders entered into an agreement to sell the Company to EPS. Upon completion of its purchase, EPS contributed the net assets it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

EPS Solutions Corporation


      We have audited the accompanying combined statements of operations, shareholder's equity (deficiency), and cash flows of The Oxxford Group, Inc. and The Oxxford Consulting Group, Inc. for the year ended December 31, 1998 and for the year ended December 31, 1997 for The Oxxford Group, Inc. and the period from inception (February 3, 1997) through December 31, 1997 for The Oxxford Consulting Group, Inc. These combined financial statements are the responsibility of the management of The Oxxford Group, Inc. and The Oxxford Consulting Group, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of The Oxxford Group, Inc. and The Oxxford Consulting Group, Inc. for the year ended December 31, 1998 and for the year ended December 31, 1997 for The Oxxford Group, Inc. and for the period from inception (February 3, 1997) through December 31, 1997 for The Oxxford Consulting Group, Inc. in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Iselin, New Jersey
June 22, 1998, except for
Note 7, as to which the
date is June 26, 2000

                          THE OXXFORD GROUP, INC. AND
                       THE OXXFORD CONSULTING GROUP, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Revenues....................................................  $5,330,278    $1,790,578
Costs and expenses:
  Subcontractors............................................     477,232       294,989
  Salaries and benefits.....................................   1,967,108       951,148
  Payroll expenses and related taxes........................     122,307       101,304
  Annual licensing fees.....................................      81,028       115,000
  Occupancy costs...........................................      46,786        28,456
  Bonuses/discretionary payments............................      36,356       111,000
  Professional fees.........................................      31,499        32,216
  Depreciation..............................................      22,875        12,155
  Travel expense and lodging................................     118,917       371,005
  Other operating costs and expenses........................     123,190        88,536
                                                              ----------    ----------
          Total costs and expenses..........................   3,027,298     2,105,809
                                                              ----------    ----------
Income (loss) from operations...............................   2,302,980      (315,231)
Interest income.............................................      15,100         9,065
                                                              ----------    ----------
Income (loss) before income taxes and extraordinary item....   2,318,080      (306,166)
Provision for income taxes..................................     460,000            --
Income (loss) before extraordinary item.....................   1,858,080      (306,166)
Extraordinary item..........................................     128,000            --
                                                              ----------    ----------
Net income (loss)...........................................  $1,730,080    $ (306,166)
                                                              ==========    ==========

                            See accompanying notes.

                          THE OXXFORD GROUP, INC. AND
                       THE OXXFORD CONSULTING GROUP, INC.

            COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIENCY)

                                                 OGI               OCG           RETAINED         TOTAL
                                            COMMON STOCK      COMMON STOCK       EARNINGS     SHAREHOLDER'S
                                           ---------------   ---------------   (ACCUMULATED      EQUITY
                                           SHARES   AMOUNT   SHARES   AMOUNT     DEFICIT)     (DEFICIENCY)
                                           ------   ------   ------   ------   ------------   -------------
Balance at December 31, 1996.............  1,000    $1,000      --    $   --    $  167,831     $  168,831
  Issuance of shares in connection with
     incorporation of OCG on February 3,
     1997................................     --        --   1,000     1,000            --          1,000
  Net loss...............................     --        --      --        --      (306,166)      (306,166)
                                           -----    ------   -----    ------    ----------     ----------
Balance at December 31, 1997.............  1,000     1,000   1,000     1,000      (138,335)      (136,335)
  Net income.............................     --        --      --        --     1,730,080      1,730,080
                                           -----    ------   -----    ------    ----------     ----------
Balance at December 31, 1998.............  1,000    $1,000   1,000    $1,000    $1,591,745     $1,593,745
                                           =====    ======   =====    ======    ==========     ==========

                            See accompanying notes.

                          THE OXXFORD GROUP, INC. AND
                       THE OXXFORD CONSULTING GROUP, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              -----------    ---------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 1,730,080    $(306,166)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation..............................................       22,875       12,155
  Deferred income taxes.....................................      250,000           --
  Changes in operating assets and liabilities:
     Accounts receivable....................................   (1,444,539)     189,258
     Due from related party.................................   (1,172,357)          --
     Prepaid expenses.......................................      (46,209)          --
     Other assets...........................................       (5,886)     (22,625)
     Accounts payable.......................................      215,844       92,971
     Accrued payroll and related expenses...................      (82,668)      33,294
     Deferred income........................................      (28,323)     259,583
     Income tax payable.....................................      210,000           --
                                                              -----------    ---------
Net cash provided by (used in) operating activities.........     (351,183)     258,470
INVESTING ACTIVITIES
Purchases of furniture and equipment........................     (124,664)      (8,745)
                                                              -----------    ---------
Net cash used by financing activities.......................     (124,664)      (8,745)
FINANCING ACTIVITIES
Stock issuance..............................................           --        1,000
Increase in due to shareholder..............................      (20,500)     194,142
                                                              -----------    ---------
Net cash provided by financing activities...................      (20,500)     195,142
                                                              -----------    ---------
(Decrease) increase in cash and cash equivalents............     (496,347)     444,867
Cash and cash equivalents at beginning of year..............      536,274       91,407
                                                              -----------    ---------
Cash and cash equivalents at end of year....................  $    39,927    $ 536,274
                                                              ===========    =========

                            See accompanying notes.

                          THE OXXFORD GROUP, INC. AND
                       THE OXXFORD CONSULTING GROUP, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      The Oxxford Group, Inc. (OGI) and the Oxxford Consulting Group, Inc. (OCG) are both privately held companies incorporated in the State of Delaware on July 10, 1992 and February 3, 1997, respectively. The financial statements for the year ended December 31, 1997 include OGI for the entire year and OCG from its inception, February 3, 1997. OGI and OCG (collectively referred to as the Company) provide recovery audit services, computer systems consulting and the outsourcing of computer services (i.e., data processing functions) such as computer programming, to customers located in the United States.

      On December 14, 1998, the Company's stockholder entered into an agreement to sell substantially all of OGI's assets and OCG's common stock to EPS Solutions Corporation at a gain. Assets excluded from the sale consisted of certain advances. For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the Company's operating assets are classified as an extraordinary item in the statement of income.

PRINCIPLES OF COMBINATION

      Both OGI and OCG have been combined for financial statement purposes due to their common ownership by one shareholder who owned 100% of each Company. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

  Recovery Audit Services

      The Company's recovery audit services revenues are based on specific incentive based contracts with its clients. Recovery audit services are computer software audits of clients' paid healthcare claims data files, performed for the purpose of detecting overpayments. Due to the uncertainty of estimating the actual refunds until received, the Company recognizes revenue from recovery audit services at the time they are notified of collection by their client, or when collections have been received into third-party bank lockbox accounts, whichever is earlier. Expenses related to such contracts are recorded when incurred.

  Consulting, Outsourcing and Other Services

      Consulting, outsourcing and other services revenues are recognized when the services are provided. Fees and commission revenues are recognized during the period such services are earned.

  Deferred Revenue

      The Company's deferred revenue arises out of specific outsourcing service contracts with certain customers which require advance payment of annual fees. In accordance with the Company's revenue recognition policy for outsourcing service contracts, revenues related to such services are recognized when the services are provided (i.e., earned). Accordingly, any unearned portion of such fees received prior to year end are considered deferred revenue.

                          THE OXXFORD GROUP, INC. AND
                       THE OXXFORD CONSULTING GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

      The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

      For purposes of the statements of cash flows, investment securities purchased with original maturities of three months or less are cash equivalents.

FURNITURE, FIXTURES AND EQUIPMENT

      Furniture, fixtures and equipment is carried at cost. Depreciation has been provided on the straight-line method over the assets' estimated useful lives ranging from 5 to 10 years.

LONG-LIVED ASSETS

      The Company reviews its long-lived assets used in operations for possible impairment losses when indicators of impairment are present.

INCOME TAXES

      For the year ended December 31, 1997, OGI elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for federal income tax reporting purposes, but as a C Corporation for state purposes. For the year ended December 31, 1998, OGI elected to be taxed under the provision of Subchapter S of the Internal Revenue Code for federal and state income tax reporting purposes.

      As an S corporation, income is passed to the stockholders and the Company is not taxed directly for federal income tax reporting purposes and is only subject to a nominal franchise tax rate in the states in which OGI does business. OCG has elected to be taxed under the provisions of Subchapter C of the Internal Revenue Code and uses the liability method of accounting for income taxes as set forth in Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

2. COMMITMENTS

      The Company leases office space under non-cancelable operating leases. Rent expense for the years ended December 31, 1998 and 1997, was approximately $46,800 and $28,500, respectively.

3. RELATED PARTY TRANSACTIONS

      The Company does business throughout the year with an affiliated company, National Recovery Services, LLC (NRS). NRS's primary business activity is the recovery of health care claims overpayments from healthcare providers. The Company's sole shareholder is a 30% shareholder of NRS. For the year ended December 31, 1998, the Company recognized revenues of $283,682 and incurred subcontractor costs of approximately $50,000 to NRS.

                          THE OXXFORD GROUP, INC. AND
                       THE OXXFORD CONSULTING GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. EMPLOYEE BENEFIT PLANS

      Management established a Simplified Employee Pension ("SEP") plan, effective prior to January 1, 1997. The plan allows all employees to contribute an elected percentage of earning in the form of a salary reduction up to the maximum allowable percentage not to exceed established limits by the Internal Revenue Service. Participation in the plan is available to full-time employees only. Management may make discretionary contributions. For the years ended December 31, 1998 and 1997, the Company did not contribute funds to the SEP plan.

5. CONCENTRATION OF CREDIT RISK

      Sales to major customers for the years ended December 31, 1998 and 1997 are as follows:

                          CUSTOMER                            1998 SALES   1997 SALES
                          --------                            ----------   ----------
Unrelated parties:
  Customer A................................................  $       --    $459,549
  Customer B................................................   3,028,368     390,926
Affiliates:
  Customer C................................................          --     286,002
  Customer D................................................          --     190,474

      No other customers individually accounted for more than 10% of the Company's annual sales.

      The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

6. INCOME TAXES

      At December 31, 1997, there are no such differences. OGI has state net operating loss carryforwards of $122,000 which expire in years 2002 through 2004. The provision for income taxes for the year ended December 31, 1998 consisted of the following:

                                                                1998
                                                              --------
Current:
  Federal...................................................  $150,000
  State and city............................................    60,000
                                                              --------
                                                               210,000
Deferred:
  Federal...................................................   180,000
  State and city............................................    70,000
                                                              --------
                                                               250,000
                                                              --------
Provision for income taxes..................................  $460,000
                                                              ========

      The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory federal income tax rate to pre-tax income principally as a result of state income taxes and certain book expenses that are not deductible for income tax purposes.


7. SUBSEQUENT EVENT

      As described in Note 1, the Companies' stockholder entered into agreements with EPS to sell the common stock of OCG and substantially all the assets of OGI. Upon completion of its purchases, EPS contributed the interests it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the capital stock of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.

The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EPS Solutions Corporation

      We have audited the accompanying combined statements of operations and owners' equity (deficit) and cash flows of Praxis Group, Inc., Vitality Alliance, Inc., Praxis Development, LC. and Praxis Group Limited Partnership (the Praxis Companies) for the years ended December 31, 1997 and 1998. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the Praxis Companies for the years ended December 31, 1997 and 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP


Salt Lake City, Utah
February 26, 1999, except for
Note 6, as to which the
date is June 26, 2000

                                PRAXIS COMPANIES

         COMBINED STATEMENTS OF OPERATIONS AND OWNERS' EQUITY (DEFICIT)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Revenues:
  Consulting services.......................................  $1,704,886    $2,513,633
  Product sales.............................................   1,502,815     3,268,232
  Training and other revenues...............................     751,022       740,213
                                                              ----------    ----------
Total revenues..............................................   3,958,723     6,522,078
Operating expenses:
  Direct costs of revenues, excluding salaries and wages....     614,854       287,634
  Salaries and wages........................................   3,437,781     3,602,467
  Other operating expenses..................................     689,931       601,277
                                                              ----------    ----------
Total operating expenses....................................   4,742,566     4,491,378
                                                              ----------    ----------
Income (loss) from operations...............................    (783,843)    2,030,700
Other income (expense):
  Interest income...........................................       9,581        23,209
  Interest expense..........................................      (4,155)          (30)
  Gain (loss) on disposal of property and equipment.........     (47,175)        6,652
                                                              ----------    ----------
Other income (expenses) -- net..............................     (41,749)       29,831
Income (loss) before extraordinary item.....................    (825,592)    2,060,531
Extraordinary item..........................................          --      (106,000)
Net income (loss)...........................................    (825,592)    1,954,531
                                                              ----------    ----------
Owners' equity (deficit) at the beginning of the year.......     357,057      (518,535)
Distributions to owners.....................................     (50,000)     (835,834)
                                                              ----------    ----------
Owners' equity (deficit) at the end of the year.............  $ (518,535)   $  600,162
                                                              ==========    ==========

                            See accompanying notes.

                                PRAXIS COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1998
                                                              ----------    -----------
OPERATING ACTIVITIES:
Net income (loss)...........................................  $(825,592)    $1,954,531
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................     94,073         95,660
  Net gain (loss) on disposal of property and equipment.....     47,175         (6,651)
  Changes in operating assets and liabilities:
     Accounts receivable....................................    265,618        (75,849)
     Inventories............................................         --        (24,293)
     Prepaid expenses and other assets......................        543         (7,178)
     Accounts payable and accrued liabilities...............     (4,961)       106,189
     Accrued compensation and benefits......................    (29,668)       (39,508)
     Deferred revenue.......................................    565,724       (818,373)
                                                              ---------     ----------
Net cash provided by operating activities...................    112,912      1,184,528
INVESTING ACTIVITIES:
Purchase of property and equipment..........................    (82,266)        (9,354)
Proceeds from sale of property and equipment................         --         20,000
                                                              ---------     ----------
Net cash (used in) provided by investing activities.........    (82,266)        10,646
FINANCING ACTIVITIES:
Proceeds from short-term borrowings (related party).........     94,000             --
Payments of short-term borrowings (related party)...........    (94,000)            --
Distributions to owners.....................................    (50,000)      (835,834)
                                                              ---------     ----------
Net cash used in financing activities.......................    (50,000)      (835,834)
                                                              ---------     ----------
Net (decrease) increase in cash and cash equivalents........    (19,354)       359,340
Cash and cash equivalents at beginning of year..............     27,660          8,306
                                                              ---------     ----------
Cash and cash equivalents at end of year....................  $   8,306     $  367,646
                                                              =========     ==========

                            See accompanying notes.

                                PRAXIS COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      The accompanying combined financial statements include the accounts of Praxis Group, Inc., Vitality Alliance, Inc., Praxis Development, LC. and Praxis Group Limited Partnership (the Praxis Companies). All four Companies had common management and ownership through December 14, 1998. The operations of the Praxis Companies are summarized below:

     Praxis Group, Inc. -- A Utah corporation which provides management consulting and employee training.

     Vitality Alliance, Inc. -- A Utah corporation which primarily sells software, manuals, videos and provides software support and training.

     Praxis Development, LC. -- A Utah limited liability company which sells a book developed by owners of the original Companies. The period of duration for this entity is from July 1, 1994 to July 1, 2124.

     Praxis Group Limited Partnership -- A Utah limited partnership which owns and leases assets to the other entities.

      On December 14, 1998, the owners of the Praxis Companies entered into an agreement to sell the Praxis Companies to EPS Solutions Corporation (EPS). For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the combined financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the combined statement of operations and owners' equity (deficit).

PRINCIPLES OF COMBINATION

      The combined financial statements include accounts of the above companies. All significant intercompany accounts and transactions among these entities have been eliminated.

REVENUE AND COST RECOGNITION

      Consulting and training services are recognized when services are provided. Performance based fees are recognized upon acceptance from the customer and receipt of cash.

      Product sales include sales of software, manuals, and videos which are recognized upon shipment.

      Software support billed in advance of services is deferred and recognized over the term of the support contract.

      Direct costs of revenues include all direct material, delivery and other costs directly related to the services performed or products shipped. Other operating expenses are charged to expense as incurred. Research and development expenses are expensed as incurred. There were approximately $241,000 in research and development expenses for the year ended December 31, 1997 which were included in salaries and wages and other operating expenses, and none for the year ended December 31, 1998.

MAJOR CUSTOMER

      During the years ended December 31, 1997 and 1998, sales to one customer accounted for approximately $600,000 and $1,500,000 or 15% and 23% of total revenues, respectively.

                                PRAXIS COMPANIES

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

      For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

      The Praxis Companies maintain cash and cash equivalents in federally insured banks.

INVENTORIES

      Inventories are stated at the lower of cost or market applying the first-in, first-out cost method. Inventories primarily consist of printed material and videos.

PROPERTY AND EQUIPMENT

      Property and equipment is stated at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the related assets or, for leasehold improvements, over the shorter of the remaining lease period. Estimated useful lives are as follows:

Furniture and fixtures..................................  7 years
Computer and office equipment...........................  3 - 5 years
Video...................................................  7 years
Leasehold improvements..................................  7 years

INCOME TAXES

      Praxis Group, Inc. and Vitality Alliance, Inc. file federal and state income tax returns under the provisions of Subchapter S for Federal and Utah Revenue Codes while Praxis Development, LC. and Praxis Group Limited Partnership file federal and state income tax returns as partnerships. Accordingly, no provision has been made for federal or state income taxes in the accompanying combined financial statements. Subsequent to the date of acquisition, Praxis Group, Inc. and Vitality Alliance, Inc. no longer qualified for Subchapter S status and became subject to federal and state corporation taxes. The effect of this change in tax status and the establishment of deferred income taxes under the liability method for cumulative temporary differences between income for tax and financial reporting purposes aggregated approximately $40,000, which has been accounted for by EPS Solutions Corporation as an adjustment to the purchase price.

ESTIMATES

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to use certain estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses during the reporting period. Although management believes its estimates are appropriate, changes in assumptions used in preparing such estimates could cause these estimates to change sometime in the future.

CONCENTRATION OF CREDIT RISK

      The Praxis Companies grant credit to substantially all of its customers without requiring collateral. This credit risk is mitigated by the financial stability of its major customers.

                                PRAXIS COMPANIES

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

      Certain prior year amounts have been reclassified to conform with the 1998 presentation.

 2. COMMITMENTS

      The Praxis Companies lease office facilities under a non-cancelable operating lease. Total rent expense for each of the years ended December 31, 1997 and 1998 was approximately $70,000. The Praxis Companies also lease equipment under non-cancelable operating leases. Total equipment lease expense for the years ended December 31, 1997 and 1998 was approximately $10,800 and $7,400, respectively.

      The Praxis Companies have other commitments for phone services of approximately $30,000, and $15,000 for the years ended December 31, 1999 and 2000 respectively.

 3. EMPLOYEE BENEFITS

      Management has established a qualified 401(k) profit sharing plan, effective January 1, 1995. The plan allows all employees to contribute an elected percentage of earnings in the form of a salary reduction up to the maximum allowable percentage, not to exceed established limits by the Internal Revenue Service. Employees are eligible to participate in the plan after one year of service and attainment of age 21. Management may make discretionary contributions. For the years ended December 31, 1997 and 1998, the Praxis Companies did not contribute funds to the 401(k) plan.

 4. RELATED PARTY TRANSACTIONS

      The Praxis Companies had short-term borrowings totaling $94,000 from a director during the year ended December 31, 1997 which were repaid in full. Interest on this borrowing was approximately $4,000.

 5. INCOME TAXES

      Through the date of acquisition, the Company elected to be treated as a Subchapter S-Corporation for federal income tax purposes. As such, it did not incur any taxes at the corporate level. All federal taxable income was passed through to its owners. Subsequent to the date of acquisition, the Company is included in the consolidated income tax returns filed by EPS.



 6. SUBSEQUENT EVENT

      As described in Note 1, the Company's stockholders entered into an agreement with EPS to sell the Praxis Companies to EPS. Upon completion of its purchase, EPS contributed the net assets it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EPS Solutions Corporation

      We have audited the accompanying statements of operations, stockholder's equity, and cash flows of Pritchett Publishing Company for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Pritchett Publishing Company for the years ended December 31, 1997 and 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Dallas, Texas
February 5, 1999, except for
Note 5, as to which the
date is June 26, 2000

                          PRITCHETT PUBLISHING COMPANY

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
Revenues:
  Publishing................................................  $ 7,232,470    $ 5,753,331
  Training..................................................    6,678,438      5,464,978
  Consulting................................................    3,892,313      2,141,488
  Other operating revenue...................................      139,578        280,809
                                                              -----------    -----------
Total revenues..............................................   17,942,799     13,640,606
Costs and Expenses:
  Cost of sales.............................................    4,714,602      4,246,774
  Selling, general and administrative.......................   12,045,635     10,017,673
                                                              -----------    -----------
Income (loss) from operations...............................    1,182,562       (623,841)
Interest income.............................................      124,094        109,447
Other nonoperating income...................................       38,869          2,443
                                                              -----------    -----------
Income (loss) before extraordinary item.....................    1,345,525       (511,951)
Extraordinary item..........................................           --       (148,000)
                                                              -----------    -----------
Net income (loss)...........................................  $ 1,345,525    $  (659,951)
                                                              ===========    ===========

                            See accompanying notes.

                          PRITCHETT PUBLISHING COMPANY

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                             COMMON STOCK
                                            ---------------   ADDITIONAL    RETAINED    STOCKHOLDER'S
                                            SHARES   AMOUNT    CAPITAL      EARNINGS       EQUITY
                                            ------   ------   ----------   ----------   -------------
Balance at January 1, 1997................   125       $1      $12,511     $6,398,321    $6,410,833
  Net income..............................    --       --           --      1,345,525     1,345,525
  Capital distribution....................    --       --           --       (134,027)     (134,027)
                                             ---       --      -------     ----------    ----------
Balance at December 31, 1997..............   125        1       12,511      7,609,819     7,622,331
  Net loss................................    --       --           --       (659,951)     (659,951)
  Capital distribution....................    --       --           --       (134,027)     (134,027)
                                             ---       --      -------     ----------    ----------
Balance at December 31, 1998..............   125       $1      $12,511     $6,815,841    $6,828,353
                                             ===       ==      =======     ==========    ==========

                            See accompanying notes.

                          PRITCHETT PUBLISHING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997           1998
                                                              -----------    ----------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 1,345,525    $ (659,951)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................      853,628       674,434
  Provision for doubtful accounts...........................       99,806         5,787
  Loss on sale of fixed assets..............................           --       818,518
  Changes in operating assets and liabilities:
     Accounts receivable, net...............................   (1,143,378)    1,549,780
     Accounts receivable -- EPS.............................           --      (812,097)
     Inventory..............................................      209,996        28,259
     Prepaid expenses and other current assets..............      (12,630)      (23,037)
     Other assets...........................................           --       (47,293)
     Accounts payable.......................................     (791,068)     (233,490)
     Accrued liabilities and other..........................      100,293        77,858
                                                              -----------    ----------
Net cash provided by operating activities...................      662,172     1,378,768
INVESTING ACTIVITIES
Purchase of furniture, fixtures, and equipment..............     (822,434)     (140,112)
Proceeds from the sale of furniture, fixtures, and
  equipment.................................................           --        79,800
Purchases of other assets...................................      (25,817)           --
                                                              -----------    ----------
Net cash used in investing activities.......................     (848,251)      (60,312)
FINANCING ACTIVITIES
Capital distributions.......................................     (134,027)     (134,027)
                                                              -----------    ----------
Net cash used in financing activities.......................     (134,027)     (134,027)
Net (decrease) increase in cash.............................     (320,106)    1,184,429
Cash and cash equivalents at beginning of year..............    1,701,071     1,380,965
                                                              -----------    ----------
Cash and cash equivalents balance at end of year............  $ 1,380,965    $2,565,394
                                                              ===========    ==========

                            See accompanying notes.

                          PRITCHETT PUBLISHING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      Pritchett Publishing Company (dba Pritchett & Associates) (the Company), is a publishing, training, and consulting company that specializes in improving employee and organizational productivity. The Company, based in Dallas, Texas, has both domestic and international sales. The Company was incorporated in 1991.

      On December 14, 1998, the Company's stockholder entered into an agreement with EPS Solutions Corporation (EPS) to sell the Company's common stock. For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the statement of operations.

REVENUE RECOGNITION

      Consulting, training and publishing revenues are recognized when the services are provided. Fees and commission revenues are recognized during the period such services are earned.

CONCENTRATION OF CREDIT RISK

      Concentration of credit risk with respect to accounts receivable are limited due to the diversity of customers who are dispersed across many geographic regions. No one customer accounts for a significant portion of the Company's accounts receivable portfolio. As a result, the Company does not consider itself to have any significant concentrations of credit risk.

      The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations and within amounts provided through the allowances for doubtful accounts.

CASH EQUIVALENTS

      For purposes of the statement of cash flows, the Company considers investment securities with original maturities of three months or less to be cash equivalents.

FURNITURE, FIXTURES, AND EQUIPMENT

      Furniture, fixtures, and equipment are carried at amortized cost. Depreciation and amortization have been provided using a method that approximates the straight-line method over the assets' estimated useful lives ranging from 5 to 7 years.

MARKETING EXPENSES

      The Company expenses marketing costs as incurred. Marketing expenses totaled approximately $2,787,000 and $1,765,000 in the years ended December 31, 1997 and 1998, respectively.

LOSS ON SALE OF ASSETS

      During 1998, the Company sold certain furniture, fixtures, and equipment to a third party. The Company incurred a loss on the sale of approximately $819,000.

                          PRITCHETT PUBLISHING COMPANY

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include the allowance for doubtful accounts.

 2. COMMITMENTS

      The Company has entered into operating leases for its computer equipment and office facilities with varying terms and escalation clauses. Rent expense for the years ended December 31, 1997 and 1998, was approximately $916,000 and $947,000, respectively.

 3. EMPLOYEE BENEFIT PLAN

      The Company sponsored a 401(k) benefit program which was available to all employees. The Company matches 100% of employee contributions up to 5% of employee compensation for participating employees. Participants are vested 100% in employer contributions to the Plan after five years. The Company contributed approximately $163,000 and $150,000 to the plans during 1997 and 1998, respectively.

 4. INCOME TAXES

      Through the date of acquisition, the Company's stockholder elected for the Company to be treated as a Subchapter S-Corporation for federal income tax purposes. As such, it did not incur any taxes at the corporate level. All federal taxable income was passed through to its stockholder. Subsequent to the date of acquisition, the Company is included in the consolidated income tax returns filed by EPS.


 5. SUBSEQUENT EVENT

      As described in Note 1, the Company's stockholders entered into an agreement with EPS to sell the Company's common stock. Upon completion of its purchase, EPS contributed the equity interest it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the capital stock of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EPS Solutions Corporation

      We have audited the accompanying statements of operations, members' capital, and cash flows of RBG Group, Ltd., for the period from January 29, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of RBG Group, Ltd. for the period from January 29, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                          ERNST & YOUNG LLP

Columbus, Ohio
March 24, 1999, except for
Note 4, as to which the
date is June 26, 2000

\
                                RBG GROUP, LTD.

                            STATEMENTS OF OPERATIONS

                                                                   PERIOD
                                                              JANUARY 29, 1997
                                                               (INCEPTION) TO      YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              ----------------    ------------
Revenues:
  Fees......................................................     $6,907,305        $7,240,814
  Royalty income............................................        157,983           232,398
  Other operating revenue...................................         11,451             4,449
                                                                 ----------        ----------
Total revenue...............................................      7,076,739         7,477,661
Costs and expenses:
  Cost of sales.............................................      2,264,248         2,130,062
  Selling, general and administrative.......................      5,341,168         4,863,103
                                                                 ----------        ----------
Total costs and expenses....................................      7,605,416         6,993,165
                                                                 ----------        ----------
Income (loss) from operations...............................       (528,677)          484,496
Interest expense............................................       (230,585)         (191,004)
Interest income.............................................         10,173             6,091
                                                                 ----------        ----------
Income (loss) before extraordinary item.....................       (749,089)          299,583
Extraordinary item..........................................             --           (76,000)
                                                                 ----------        ----------
Net (loss) income...........................................     $ (749,089)       $  223,583
                                                                 ==========        ==========

                            See accompanying notes.

                                RBG GROUP, LTD.

                         STATEMENTS OF MEMBERS' CAPITAL

                                                                                      TOTAL
                                                                                    MEMBERS'
                                                            PAID-IN    RETAINED      CAPITAL
                                                            CAPITAL    EARNINGS     (DEFICIT)
                                                            -------    ---------    ---------
Balance at January 29, 1997 (inception)...................  $    --    $      --    $      --
Capital contributions.....................................   63,000           --       63,000
Net loss..................................................       --     (749,089)    (749,089)
                                                            -------    ---------    ---------
Balance at December 31, 1997..............................   63,000     (749,089)    (686,089)
Net income................................................       --      223,583      223,583
                                                            -------    ---------    ---------
Balance at December 31, 1998..............................  $63,000    $(525,506)   $(462,506)
                                                            =======    =========    =========

                            See accompanying notes.

                                RBG GROUP, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   PERIOD
                                                              JANUARY 29, 1997
                                                               (INCEPTION) TO      YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                    1997              1998
                                                              ----------------    ------------
OPERATING ACTIVITIES
Net (loss) income...........................................     $(749,089)        $ 223,583
Adjustments to reconcile net income (loss) to net cash
  provided by operations:
     Depreciation and amortization..........................       376,364           410,175
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (321,509)          400,812
       Deposits and other assets............................        10,000            (5,258)
       Inventory............................................        16,701            (5,589)
       Deferred revenue.....................................       946,189          (406,822)
       Accounts payable.....................................       384,804          (283,240)
       Accrued expenses.....................................      (201,529)          370,745
                                                                 ---------         ---------
Net cash provided by operating activities...................       461,931           704,406
INVESTING ACTIVITIES
Purchase of predecessor company.............................      (623,290)               --
Purchase of furniture, fixtures and equipment...............       (16,284)           (5,164)
Other intangibles...........................................       (18,871)               --
                                                                 ---------         ---------
Net cash used in investing activities.......................      (658,445)           (5,164)
FINANCING ACTIVITIES
Proceeds from short-term borrowings.........................       250,000                --
Payments of long-term borrowings............................      (820,774)         (697,179)
Members' contributions......................................        63,000                --
Proceeds from acquisition financing -- bank.................       705,175                --
                                                                 ---------         ---------
Net cash provided by (used in) financing activities.........       197,401          (697,179)
                                                                 ---------         ---------
Net increase in cash........................................           887             2,063
Cash and cash equivalents at beginning of period............            --               887
                                                                 ---------         ---------
Cash and cash equivalents at end of period..................     $     887         $   2,950
                                                                 =========         =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................     $ 230,585         $ 156,404

                            See accompanying notes.

                                RBG GROUP, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION

      RBG Group, Ltd., an Ohio limited liability company, commenced operations on January 29, 1997 when the Company entered into an Asset Purchase Agreement to acquire Rummler-Brache of Texas, Inc. (the predecessor company) for approximately $3.2 million. The purchase was financed with a term loan from a financial institution and seller provided financing. Acquisition costs exceeded the fair value of the net assets acquired and the resulting goodwill was amortized over 15 years.

      The Company derives its revenues primarily from consulting and training services in the area of process improvement.

      On December 14, 1998, the Company's stockholders entered into an agreement to sell certain assets of the Company to EPS Solutions Corporation for a gain. For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the statements of operations. As a result of the sale, RBG Group, Ltd. ceased operations subsequent to the close of business on December 31, 1998.

REVENUE RECOGNITION

      The Company recognizes consulting revenues as the services are provided. Training revenues are recognized at the time the courses or seminars are held.

CONCENTRATION OF CREDIT RISK

      Concentrations of credit risk with respect to accounts receivable are limited due to the diversity of customers who are dispersed across many geographic regions and industries. In addition, all of the company's largest customers are Fortune 500 companies with good credit ratings. As a result, the Company does not consider itself to have any significant credit risks. No customer represented more than 10% of the Company's annual sales for the periods ended December 31, 1997 and 1998.

      The company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations and within amounts provided through the allowances for doubtful accounts.

CASH EQUIVALENTS

      For purposes of the statement of cash flows, the company considers investment securities with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are carried at cost. Depreciation and amortization have been provided on the straight-line method over the assets' estimated useful lives ranging from 4 to 7 years.

GOODWILL AND OTHER INTANGIBLES

      Goodwill represents the excess cost of certain assets acquired over the fair value of the net assets at the date of the acquisition and is being amortized on the straight-line method over 15 years. Other

                                RBG GROUP, LTD.

intangibles include non-compete agreements. These intangibles have been amortized over the lives of the agreements, ranging from 2 to 4 years.

INCOME TAXES

      As a limited liability company, income taxes are liabilities of the individual holders of the company's membership units.

ADVERTISING EXPENSES

      The Company expenses advertising costs as incurred. Advertising expenses totaled approximately $120,000 and $178,000 for the periods ended December 31, 1997 and 1998, respectively.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates made in preparing the financial statements include the allowance for doubtful accounts.

RECLASSIFICATION

      Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 presentation period.

 2. RELATED PARTY TRANSACTIONS

      The Company has entered into the following contracts with McLernon & Associates, Ltd. (M&A) (Four of the five members of RBG Group, Ltd. are also members of M&A):

      - Management Services Contract, whereby M&A provided certain accounting, finance, legal and administrative services for the Company. Management services fees paid to M&A aggregated approximately $443,000 and $480,000 for the periods ended December 31, 1997 and 1998, respectively.

      - Real Estate Lease, whereby the Company leases a portion offices located in Columbus, Ohio from M&A.

      - Office Equipment and Furniture Lease, whereby the Company leases various office equipment and furniture located at its Columbus, Ohio offices from M&A.

      The Company is also charged for work performed on behalf of the Company by M&A employees. Fees charged by M&A for the real estate lease, lease of office equipment, and work performed by M&A employees aggregated approximately $26,000 and $45,000 for the periods ended December 31, 1997 and 1998, respectively.

 3. EMPLOYEE BENEFIT PLANS

      The Company has no direct employees or benefit plans. All employees are leased through a contracted relationship with Team America Corporation, which provides all benefit plans.


 4. SUBSEQUENT EVENT

      As described in Note 1, the Company's stockholders entered into an agreement to sell the Company to EPS. Upon completion of its purchase, EPS contributed the net assets it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EPS Solutions Corporation

      We have audited the accompanying statements of operations, shareholders' equity, and cash flows of the Wadley-Donovan Group Ltd. for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Wadley-Donovan Group Ltd. for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Metropark, New Jersey
June 23, 1999, except for
Note 6, as to which the
date is June 26, 2000

                         THE WADLEY-DONOVAN GROUP LTD.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

Revenues:
  Consulting fees...........................................  $2,884,085
Operating expenses:
  Payroll and benefits......................................   2,041,759
  Outside services..........................................     451,428
  General and administrative................................     478,507
                                                              ----------
Total operating expenses....................................   2,971,694
Interest and other income...................................      23,142
                                                              ----------
Loss before income taxes and extraordinary item.............     (64,467)
Provision for income taxes..................................      25,000
                                                              ----------
Income before extraordinary item............................     (89,467)
Extraordinary item..........................................     (53,968)
                                                              ----------
Net loss....................................................  $ (143,435)
                                                              ==========

                            See accompanying notes.

                         THE WADLEY-DONOVAN GROUP LTD.

                       STATEMENT OF SHAREHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1998

                                                              COMMON   RETAINED
                                                              STOCK    EARNINGS      TOTAL
                                                              ------   ---------   ---------
Balance at December 31, 1997................................  $6,117   $ 487,463   $ 493,580
  Net loss..................................................     --     (143,435)   (143,435)
  Issuance of common shares.................................  2,000           --       2,000
                                                              ------   ---------   ---------
Balance at December 31, 1998................................  $8,117   $ 344,028   $ 352,145
                                                              ======   =========   =========

                            See accompanying notes.

                         THE WADLEY-DONOVAN GROUP LTD.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

OPERATING ACTIVITIES
Net loss....................................................  $(143,435)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation expense......................................     16,346
  Gain on sales of assets...................................    (11,457)
  Changes in operating assets and liabilities:
     Increase in accounts receivable........................   (439,289)
     Increase in accounts payable and accrued liabilities...    593,662
     Increase in income taxes payable.......................     13,122
                                                              ---------
Net cash provided by operating activities...................     28,949
INVESTING ACTIVITIES
Purchase of property and equipment..........................    (11,708)
Proceeds from sales of assets...............................     27,500
                                                              ---------
Net cash provided by investing activities...................     15,792
FINANCING ACTIVITIES
Issuance of common shares...................................      2,000
Receipt of shareholders' advances...........................     35,040
Net cash provided by financing activities...................     37,040
Net increase in cash and cash equivalents...................     81,781
Cash and cash equivalents at beginning of period............    244,158
                                                              ---------
Cash and cash equivalents at end of period..................  $ 325,939
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for income taxes................  $  13,221

                            See accompanying notes.

                         THE WADLEY-DONOVAN GROUP LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

      The Wadley-Donovan Group Ltd. (the Company) is a New Jersey professional services corporation (PSC) that provides location consulting services and economic data to major clients throughout the country. Also, the Company provides consulting services to local, state, and regional development agencies. The Company was incorporated March 27, 1992.

      On September 30, 1998 the Company was merged with the following affiliated entities:

     James P. Wadley & Co., Inc.
     Location Data Resources, Inc.
     Economic Development Services, Inc.

      During the year prior to the merger the affiliated corporations were inactive.

      On December 14, 1998, the shareholders of the Company entered into an agreement to sell the Company's common stock to EPS Solutions Corporation (EPS). For financial accounting purposes the effective date of the transaction was December 31, 1998. Accordingly, the Company's financial statements have been prepared on a historical basis and, as such, do not reflect any purchase price adjustments related to the sale. Expenses related to the sale of the business are presented as an extraordinary item in the statement of operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

      Cash equivalents are deemed to be any short-term, nonequity investment that is readily convertible to cash and is not subject to market fluctuations, with an original maturity of three months or less.

INCOME TAXES

      Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the current tax payable for the period and the change during the period in deferred tax assets and liabilities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FURNITURE, FIXTURES AND EQUIPMENT

      Furniture, fixtures and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from five to seven years.

                         THE WADLEY-DONOVAN GROUP LTD.

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

      Consulting fees are recognized upon completion of services provided by the Company.

3. DEFINED CONTRIBUTION PLAN

      The Company adopted an age weighted defined contribution plan effective as of January 1, 1995. For the year ended December 31, 1998 the Company contributed $125,000 to the plan.

4. LEASES

      The Company leases their New Jersey office facility on a month-to-month basis. Rent expense amounted to $75,894 for the year ended December 31, 1998.

5. INCOME TAXES

      The provision for income taxes for the year ended December 31, 1998 consisted of the following:

Current:
  Federal...................................................  $20,000
  State and city............................................    5,000
                                                              -------
  Provision for income taxes................................  $25,000
                                                              =======

      The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory federal income tax rate to pre-tax income, principally as a result of state income taxes and certain book expenses that are not deductible for income tax purposes.


 6. SUBSEQUENT EVENT

      As described in Note 1, the Company's stockholders entered into an agreement with EPS to sell the Company's common stock. Upon completion of its purchase, EPS contributed the equity interest it acquired to its operating company, Enterprise Profit Solutions Corporation (Operating Company). As of December 31, 1999, the Operating Company was not in compliance with certain of the financial covenants contained in its senior credit facilities with banks (Facilities) although it had made all required principal and interest payments. Therefore, the Operating Company is not eligible for additional advances, the Facilities are currently due on demand, and the Operating Company has reported the $126.5 million outstanding under the Facilities as a current obligation at December 31, 1999. The Facilities are secured by substantially all the existing and future assets of the Operating Company, including the capital stock of the Operating Company's subsidiaries, and are guaranteed by each of the Operating Company's subsidiaries.

      The Operating Company is negotiating with its lenders to amend the Facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment on amounts outstanding or seek other remedies available to them under the Facilities, including requiring the Company to honor its guarantee.

                 SCHEDULE I -- CONDENSED FINANCIAL INFORMATION

                   EPS SOLUTIONS CORPORATION (PARENT COMPANY)

                            CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                     ASSETS





                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1999
                                                              --------    ---------
Current assets
  Cash......................................................  $     28    $     232
  Deferred tax asset........................................        --          376
  Income taxes receivable...................................        --        6,379
                                                              --------    ---------
Total current assets........................................        28        6,987
Investment in Subsidiary....................................    78,037       94,647
Deferred financing costs....................................     6,044        4,466
Other.......................................................        --          453
                                                              --------    ---------
Total assets................................................  $ 84,109    $ 106,553
                                                              ========    =========

                       LIABILITIES AND STOCKHOLDERS' DEFICIT

  Current liabilities.......................................  $    351    $   2,281
  Note payable to subsidiary................................    78,037       94,647
  Subordinated notes payable................................    77,896       96,233
  Other liabilities held for sale...........................        --        1,318
                                                              --------    ---------
Total liabilities...........................................   156,284      194,479
Stockholders' deficit:
  Common stock..............................................        35           55
  Other stockholders' deficit...............................   (72,210)     (87,981)
                                                              --------    ---------
Total stockholders' deficit.................................   (72,175)     (87,926)
                                                              --------    ---------
Total liabilities and stockholders' deficit.................  $ 84,109    $ 106,553
                                                              ========    =========

           See accompanying notes to condensed financial statements.

                   EPS SOLUTIONS CORPORATION (PARENT COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                             (dollars in thousands)




                                                            PERIOD FROM MAY 29,
                                                            1998 (INCEPTION) TO       YEAR ENDED
                                                             DECEMBER 31, 1998     DECEMBER 31, 1999
                                                            -------------------    -----------------
Revenues..................................................        $ 2,080              $     --
Expenses (primarily interest).............................           (276)              (15,830)
                                                                  -------              --------
Income (loss) before income taxes and equity
  in net loss of subsidiary...............................          1,804               (15,830)
Income tax benefit........................................             --                 6,213
                                                                  -------              --------
                                                                    1,804                (9,617)
Equity in net loss of subsidiaries........................         (5,089)              (81,651)
                                                                  -------              --------
Net loss..................................................        $(3,285)             $(91,268)
                                                                  =======              ========


            See accompanying notes to condensed financial statements.

                   EPS SOLUTIONS CORPORATION (PARENT COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)




                                                                PERIOD FROM
                                                               MAY 29, 1998
                                                              (INCEPTION) TO         YEAR ENDED
                                                             DECEMBER 31, 1998    DECEMBER 31, 1999
                                                             -----------------    -----------------
Net cash provided by (used in) operating activities........      $  2,155             $ (5,401)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of subsidiaries...............................       (59,984)              (7,695)
Advances to related party                                          (2,400)                  --
Increase in other assets...................................            --                 (252)
Direct transaction costs...................................         4,434                  995
                                                                 --------             --------
Net cash used in investing activities......................       (57,950)              (6,952)
                                                                 --------             --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of subordinated notes payable.......           500                1,800
Cash of acquisition entities contributed to
 Operating Company.........................................       (16,931)              (5,425)
Advances from Operating Company............................        78,037               16,610
Increase in deferred financing cost........................        (6,044)                (600)
Proceeds from issuance of common stock.....................           261                   18
Proceeds on notes receivable from stockholders.............            --                  472
Repurchases of common stock................................            --                 (316)
                                                                 --------             --------
Net cash provided by financing activities..................        55,823               12,559
                                                                 --------             --------
Net change in cash.........................................            28                  204
Cash at beginning of period................................            --                   28
                                                                 --------             --------
Cash at end of period......................................      $     28             $    232
                                                                 ========             ========
NON-CASH FINANCING AND INVESTING ACTIVITIES
EXCLUDING NON-CASH INVESTING AND FINANCING
ACTIVITIES WITH RESPECT TO ACQUISITION ACTIVITY:
Common stock issued for notes receivable...................      $ 17,128             $ 27,215
Sale of subsidiaries for notes receivable..................            --               14,009
Repurchase of common stock in exchange for notes
 receivable................................................            --                9,557
Liability incurred for common stock to be issued...........            --                1,250
Purchase of minority interest in exchange for notes
 payable...................................................            --                  200


           See accompanying notes to condensed financial statements.

                   EPS SOLUTIONS CORPORATION (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (dollars in thousands)



NOTE A -- BASIS OF PRESENTATION

      In these parent company-only financial statements, EPS Solutions Corporation's (the Parent Company) investment in its wholly owned subsidiary, Enterprise Profit Solutions Corporation (the Subsidiary) is stated at cost less equity in undistributed losses of the Subsidiary since its date of inception. These financial statements should be read in conjunction with the Company's consolidated financial statements included elsewhere herein.

NOTE B -- ACQUISITIONS


      In December 1998, the Parent Company acquired 33 businesses. Twenty-two acquisitions were completed by purchasing all of the outstanding equity interests of the acquired businesses, while eleven acquired businesses were acquired by purchasing specified net assets from their former owners. Concurrently, the Parent Company contributed the net assets or equity interest of the acquired businesses to the Subsidiary in exchange for 999 shares of the Subsidiary.


      In March and April 2000, the Parent Company acquired five additional businesses. Three of these acquisitions were completed by purchasing all of the outstanding equity interests of the business and two acquisitions were acquired by purchasing specified net assets from its former owner. Concurrently, the Parent Company contributed the net assets or equity interests of these entities to the Subsidiary in the form of additional capital contribution.

NOTE C -- LONG-TERM DEBT


      The Subsidiary advanced approximately $78,000 and $17,000 of the proceeds from borrowings under its credit facility to the Parent Company during 1998 and 1999, respectively. The Parent Company used these advances as partial consideration for the purchase of the acquired businesses. The advances are evidenced by an unsecured note payable to the Subsidiary that bears interest at 5.5%, payable in cash or in-kind, and has no stated maturity date. Interest paid-in-kind of none and $5,030 is included in note payable to the Subsidiary at December 31, 1998 and 1999, respectively.




  The Parent Company issued subordinated notes payable as partial consideration for the acquisitions. The subordinated notes payable, including amounts classified as Other Liabilities Held for Sale, bear interest, payable in-kind. Interest paid-in-kind of $0 and $6,330 is included in subordinated notes payable at December 31, 1998 and 1999, respectively.



NOTE D -- GUARANTEE


      The Subsidiary has $126,500 of long-term debt outstanding at December 31, 1999. Under the terms of its credit agreement (the facilities), the Company has guaranteed to the lenders the payment of all principal and interest. The Agreement also restricts the transfer of funds to the Parent Company from its subsidiary.




      The Subsidiary is out of compliance with certain of the financial covenants contained in its senior credit facilities and is negotiating with its lenders to amend the facilities and the lenders have not made a demand for repayment through June 26, 2000. However, the lenders presently have the right to request immediate payment of amounts outstanding or seek other remedies available to them under the facilities.


NOTE E -- TAX SHARING ARRANGEMENT

      The Company files a consolidated tax return, which includes the operating results of its Subsidiary. The Company and its Subsidiary have entered into a tax sharing arrangement whereby federal and state income taxes are computed on a separate return basis.

      The Company uses the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

                           EPS SOLUTIONS CORPORATION
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)


                                                                  CHARGED TO
                                BALANCE AT       CHARGED TO         OTHER                         BALANCE AT
                               BEGINNING OF       COSTS AND       ACCOUNTS -       DEDUCTIONS -     END OF
DESCRIPTION                      PERIOD           EXPENSES         DESCRIBE          DESCRIBE       PERIOD
-----------                    ------------      ----------       ----------       ------------   ----------
ALLOWANCE FOR
DOUBTFUL ACCOUNTS

Period from May 29, 1998
  (inception)
  to December 31, 1998           $   --           $   50(A)       $ 4,655 (B)        $    --         $4,705

Year ended December 31, 1999     $4,705           $2,687(A)       $(1,689)(C)        $(2,662)(D)
                                                  $  635(E)       $  (567)(F)             --         $3,109


NOTES

(A) Bad debt expense
(B) Allowance for doubtful accounts assumed in acquisitions
(C) Amounts reclassified to current assets held for sale
(D) Accounts written off
(E) Amounts charged against revenues
(F) Amounts reclassified to other assets

                                 EXHIBIT INDEX

Exhibit Number       Description
--------------       -----------
3.1*                 Certificate of Incorporation

3.2*                 Bylaws

4.1*                 Form of Stockholder Agreement

10.1*                2000 Stock Performance Plan

10.2*                Form of Indemnification Agreement

10.3*                David H. Hoffmann Employment Agreement (11/24/99)

10.4*                David H. Hoffmann Restricted Stock Purchase Agreement (12/14/98)

10.5*                David H. Hoffmann Restricted Stock Purchase Agreement (9/1/99)

10.6*                David H. Hoffmann Amendment to Restricted Stock Purchase Agreement (11/24/99)

10.7*                David H. Hoffmann Restricted Stock Purchase Agreement (11/24/99)

10.8*                David H. Hoffmann Amendment to Employment Agreement

10.9*                James F. Holden Employment Agreement/Holden (3/19/99)

10.10*               James F. Holden Employment Agreement/EMD (3/19/99)

10.11*               James F. Holden Restricted Stock Purchase Agreement/Holden (3/19/99)

10.12*               James F. Holden Restricted Stock Purchase Agreement/EMD (3/19/99)

10.13*               James F. Holden Amendment to Restricted Stock Purchase Agreement (9/1/99)

10.14*               Early Price Pritchett III Employment Agreement (12/14/98)

10.15*               Early Price Pritchett III Restricted Stock Purchase Agreement (12/14/98)

10.16*               First Amendment to DHR International, Inc. Asset Purchase Agreement

10.17*               [reserved]

10.18*               Mark C. Coleman Employment Agreement (12/10/99)

10.19*               Mark C. Coleman Amendment Agreement (12/10/99)

10.20*               Mark C. Coleman Restricted Stock Purchase Agreement (8/13/99)

10.21*               Mark C. Coleman Restricted Stock Purchase Agreement (12/14/98)

10.22*               Mark C. Coleman Restricted Stock Purchase Agreement (8/28/98)

10.23*               David M. Ehlen Confidential Agreement

10.24*               David M. Ehlen Restricted Stock Purchase Agreement

10.25*               Michael G. Goldstein Employment Agreement (12/10/99)

10.26*               Michael G. Goldstein Restricted Stock Purchase Agreement (3/18/99)

10.27*               Michael G. Goldstein Restricted Stock Purchase Agreement Amendment (12/10/99)

10.28*               Michael G. Goldstein Restricted Stock Purchase Agreement (12/10/99)

10.29*               The Ringco Group LLC Participating Consultant Assignment Agreement

10.30*               DHR International, Inc. Asset Purchase Agreement

10.31*               Holden Corporation Stock Purchase Agreement

10.32*               eFox, L.L.C. Stock Purchase and Option Agreement

10.33*               Agreement

10.34*               Benefit Funding Services Group, LLC Securities Purchase Agreement

10.35*               National RevMax Consulting, LLC Securities Purchase Agreement

10.36*               National HealthCare Recovery Services, LLC Rescission Agreement

10.37*               CENV Option Purchase Agreement

10.38*               Disbursement Recovery Services LLC Securities Purchase Agreement

10.39*               FFR Holding Co., Inc. Stock Purchase Agreement

10.40*               National Benefits Consultants, L.L.C. Securities Purchase Agreement

10.41*               National Recovery Services, LLC Securities Purchase Agreement

10.42*               Eric R. Watts and Christopher P. Massey Settlement Agreement

10.43*               NRS/OGI/Medco/EPS Travel Solutions Asset Purchase Agreement

10.44*               National HealthCare Recovery Services, LLC Securities Purchase Agreement

10.45*               Pritchett Publishing Company Stock Purchase Agreement

10.46*               Deloitte & Touche LLP Asset Purchase Agreement

10.47*               Deloitte & Touche LLP Contract Rights Purchase Agreement

10.48*               TSL Services, Inc. Stock Purchase Agreement

10.49*               D.L.D. Insurance Brokers, Inc. Stock Purchase Agreement

10.50*               Credit Agreement (12/7/98)

10.51*               First Amendment to Credit Agreement and Waiver (3/17/99)

10.52*               Amended and Restated Credit Agreement (4/1/99)

10.53*               First Amendment to Amended and Restated Credit Agreement (9/30/99)

10.54*               First Amendment to Pritchett Publishing Company Stock Purchase Agreement

10.55                David H. Hoffman Amendment No. 2 to Employment Agreement

10.56                TSL Services, Inc. Asset Purchase Agreement

22.1                 Subsidiaries of the Registrant

----------------
*  Previously filed.